UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DUQUESNE LIGHT HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

Common stock, without par value, of Duquesne Light Holdings, Inc.

(2)	Aggregate number of securities to which the transaction applies:

88,643,173 shares of Duquesne Light Holdings, Inc. common stock (as of September 21, 2006).

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (A) 88,643,173 shares of Duquesne Light Holdings, Inc. common stock, including ESOP shares, restricted shares, unvested deferred stock units and unvested restricted stock units, multiplied by $20.00 per share and (B) 353,403 options to purchase shares of Duquesne Light Holdings, Inc. common stock with an exercise price less than $20.00, multiplied by $3.95 per share (which is the difference between $20.00 and the $16.05 weighted average exercise price per share). In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the $189,845.76 filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of the transaction:

$1,774,259,401.85

(5)	Total fee paid:

$189,845.76

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$172,116.79

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Duquesne Light Holdings, Inc.

(4)	Date Filed:

August 4, 2006

[Subject to Completion]

DUQUESNE LIGHT HOLDINGS, INC.

411 Seventh Avenue

Pittsburgh, Pennsylvania 15219

[•], 2006

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Duquesne Light Holdings, Inc. to be held on [•], 2006, at [•] a.m., local time, at [•]. The board of directors of Duquesne Light Holdings, Inc. has unanimously approved a merger providing for the acquisition of Duquesne Light Holdings, Inc. by DQE Holdings LLC (formerly known as Castor Holdings LLC), an entity which is owned by a consortium led by a wholly owned subsidiary of the parallel funds Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P. and Diversified Utility and Energy Trusts.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 5, 2006, by and among Duquesne Light Holdings, Inc., Castor Holdings LLC (now known as DQE Holdings LLC) and Castor Merger Sub Inc. (now known as DQE Merger Sub Inc.), a wholly owned subsidiary of DQE Holdings LLC. Pursuant to the merger agreement, DQE Merger Sub Inc. will merge with and into Duquesne Light Holdings, Inc. and Duquesne Light Holdings, Inc. will become a wholly owned subsidiary of DQE Holdings LLC.

If the merger is completed, Duquesne Light Holdings, Inc. stockholders will receive $20.00 in cash, without interest and less any applicable withholding tax, for each share of Duquesne Light Holdings, Inc. common stock owned by them as of the date of the merger.

After careful consideration, our board of directors determined that the merger agreement and the merger are in the best interests of Duquesne Light Holdings, Inc. and its stockholders. Our board of directors has adopted the merger agreement. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. Included in the attached proxy statement is the opinion of our financial advisor, Lehman Brothers Inc., relating to the fairness, from a financial point of view, to the holders of our common stock (other than DQE Holdings LLC and its affiliates) of the $20.00 per share consideration offered in the merger. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is very important, regardless of the number of shares you own. Under Pennsylvania law, the merger agreement must be adopted by a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the special meeting, assuming a quorum is present. In addition, the merger agreement provides that the merger must be approved by a majority of the votes cast by holders of outstanding shares of disinterested common stock, which includes all shares other than those issued pursuant to a stock purchase agreement between us and certain members of DQE Holdings LLC and held on the record date by DQE Holdings LLC, its investors or any of its or their affiliates. Only stockholders who owned shares of Duquesne Light Holdings, Inc. common stock at the close of business on September 18, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

Morgan K. O’Brien

President and Chief Executive Officer

DUQUESNE LIGHT HOLDINGS

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	[•] a.m., [•], 2006

Place:	[•]

Items of Business:

1.	Consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of July 5, 2006, by and among Duquesne Light Holdings, Inc., a Pennsylvania corporation, Castor Holdings LLC (now known as DQE Holdings LLC), a Delaware limited liability company, and Castor Merger Sub Inc. (now known as DQE Merger Sub Inc.), a Pennsylvania corporation and a wholly owned subsidiary of DQE Holdings LLC, as more fully described in the enclosed proxy statement; and

2.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Who May Vote:	You can vote if you were a stockholder of record as of the close of business on September 18, 2006. Your vote is important. The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the special meeting, assuming a quorum is present, is required to adopt the merger agreement under Pennsylvania law. In addition, the merger agreement provides that the merger must be approved by a majority of the votes cast by holders of outstanding shares of disinterested common stock, which includes all shares other than those issued pursuant to a stock purchase agreement between us and certain members of DQE Holdings LLC and held beneficially or of record on the record date by DQE Holdings LLC, its investors or any of its or their affiliates.

Proxy Voting:	All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will not effect whether the merger agreement is adopted, since adoption merely requires the affirmative vote of the holders of a majority of the shares (and disinterested shares) voting at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Recommendation:	The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

By Order of the Board of Directors,

Douglas L. Rabuzzi

Corporate Secretary

[•], 2006

MISCELLANEOUS	69
INCORPORATION OF INFORMATION BY REFERENCE	69

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Lehman Brothers Inc.
Annex C	Amendment No. 1 to Agreement and Plan of Merger

This proxy statement is dated [•], 2006 and is being mailed to stockholders of Duquesne Light Holdings, Inc. on or about [•], 2006

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Duquesne Light Holdings, Inc. stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Duquesne Light Holdings, Inc. In addition, we refer to Duquesne Light Holdings, Inc. as “Holdings” or the “Company”.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments, postponements or continuations of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt a merger agreement pursuant to which (i) you will receive $20.00 for each share of Holdings common stock you own and (ii) the Company will cease to be a publicly held entity.

The merger agreement provides for the acquisition of Holdings by DQE Holdings LLC (formerly known as Castor Holdings LLC, which we refer to as the “Parent”), an entity that is owned by a consortium led by a wholly owned subsidiary of the parallel funds Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P. and Diversified Utility and Energy Trusts and including Industry Funds Management (Nominees) Limited, as trustee of IFM (International Infrastructure) Wholesale Trust and certain other Australian funds and investors (which we refer to such owners collectively as the “Macquarie Consortium”). See “The Parties to the Merger” beginning on page 17. The proposed acquisition would be accomplished through a merger of DQE Merger Sub Inc., formerly known as Castor Merger Sub Inc. and a wholly owned subsidiary of the Parent (which we refer to as “Merger Sub”), with and into the Company. As a result of the merger, Holdings will become a wholly owned subsidiary of the Parent, and Holdings common stock will cease to be listed on the New York Stock Exchange and all other applicable securities exchanges and will not be publicly traded.

Q:	What will I receive in the merger?

A:	As a result of the merger, our stockholders will receive $20.00 in cash, without interest and less any applicable withholding tax, for each share of Holdings common stock they own as of the date of the merger. For example, if you own 100 shares of Holdings common stock, you will receive $2,000, less any applicable withholding tax, in exchange for your 100 shares.

Q:	When will I receive the merger consideration?

A:	Although we cannot predict the exact time of the merger’s completion, we expect to complete the merger in the first quarter of 2007. The merger is subject to a number of conditions, including receipt of stockholder and regulatory approvals. Following the closing of the merger, you will receive instructions on how to receive your cash payment in exchange for your Holdings common stock.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does the Company’s board recommend that I vote?

A:	At a meeting held on July 3, 2006, Holdings’ board of directors unanimously adopted the merger agreement and determined that the merger agreement and the merger are in the best interests of the Company and its stockholders. As such, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Q:	Do any of Holdings’ directors or officers have interests in the merger that may differ from those of Holdings’ stockholders?

A:	Yes. The Parent has informed us that it is its intention to retain members of our existing management team with the Company (as the surviving corporation in the merger) after the merger is completed. As such, the Parent and Merger Sub have entered into new employment and severance agreements with the Company’s Chief Executive Officer and anticipates entering into new employment agreements with certain other officers of the Company (who have not yet been determined) prior to the effective time of the merger. In addition, all stock options, including those held by our officers and directors, will be cancelled in exchange for an amount equal to the excess, if any, of the merger consideration over the exercise price, and unvested equity based grants held by our officers and others will vest immediately prior to the effective time and be eligible to receive the merger consideration. Certain of our officers will also receive severance benefits in the case of certain terminations of employment or constructive discharges following the merger, in each case pursuant to the terms of their individual severance agreements. The Company’s directors and officers will also be indemnified by the Company as the surviving corporation in the merger and covered by the Company’s existing directors’ and officers’ insurance policy (or similar substitute policy) for a period of six years following the merger. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37.

Q:	What factors did Holdings’ board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things:

•	the $20.00 per share cash consideration to be received by holders of our common stock in the merger not only in relation to the then current market price of our common stock but also in relation to the current value of the Company and our board of directors’ estimate of the future value of Holdings as an independent entity;

•	the effects on employees, customers, suppliers, and other constituencies and the communities in which we operate;

•	the timing of the proposed merger;

•	the business, competitive position, strategy and prospects of the Company;

•	the written opinion of our financial advisor to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the $20.00 per share in cash consideration to be offered to the holders of our common stock (other than the Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such stockholders; and

•	the terms and conditions of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior offer prior to the adoption of the merger agreement by our stockholders.

See “The Merger—Reasons for the Merger” beginning on page 24.

Q:	Did the Company enter into any other transactions with the Parent or its affiliates in connection with the merger?

A:	Yes. In connection with the execution of the merger agreement, the Company and two of the Parent’s members, DUET Investment Holdings Limited (“DUET IHL”) and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust (“IFM”, and together with DUET IHL, the “Purchasers”), entered into a Stock Purchase Agreement, dated as of July 5, 2006 (the “Stock Purchase Agreement”), pursuant to which the Purchasers agreed to acquire, and Holdings agreed to issue to the Purchasers, up to an aggregate number of shares of Holdings common stock (or preferred stock convertible into common stock) equal to (or convertible into) 8,836,232 shares of Holdings common stock, subject to adjustment such that Holdings would not issue to the Purchasers more than 9.99% of the issued and outstanding shares of our common stock. The Purchasers agreed to pay $16.00 per share so issued. On August 11, 2006, the Company and the Purchasers consummated the transactions contemplated by the Stock Purchase Agreement. In connection therewith, the Company issued to the Purchasers 8,836,232 shares of Holdings common stock for an aggregate purchase price of $141,379,712.00. The Company intends to use the proceeds from this issuance for capital expenditures, including to help finance the acquisition of interests in the Keystone and Conemaugh generating assets, as previously announced, in our ongoing utility infrastructure investment program, and working capital. The issuance of stock under the Stock Purchase Agreement is consistent with the Company’s financing plan, which, as previously disclosed, contemplated an equity issuance to help finance the generating asset acquisitions. You are not being asked to adopt the Stock Purchase Agreement at the special meeting.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at the special meeting, assuming a quorum is present, is required to adopt the merger agreement under Pennsylvania law. In addition, the merger agreement provides that the merger must be approved by a majority of the votes cast by holders of outstanding shares of disinterested common stock, which includes all shares other than those issued pursuant to the Stock Purchase Agreement and held beneficially or of record on the record date by the Parent, its investors or any of its or their affiliates. As of September 18, 2006, the record date for determining who is entitled to vote at the special meeting, there were [•] shares of Holdings common stock issued and outstanding.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on [•], 2006 at [•] a.m., local time, at [•].

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on September 18, 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a voting form from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	Yes. If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.cesvote.com or telephonically by calling 1-888-693-8683. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Standard Time on [•], 2006. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet or fail to attend the special meeting and vote in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will not effect whether the merger agreement is adopted, since adoption merely requires the affirmative vote of the holders of a majority of the shares (and disinterested shares) voting at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

•	First, you can deliver to the Corporate Secretary of the Company a written notice bearing a date later than the proxy you delivered to the Company stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Standard Time on [•], 2006.

•	Second, you can complete, execute and deliver to the Corporate Secretary of the Company a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on [•], 2006.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone, however, will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Duquesne Light Holdings, Inc. at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary, at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Holdings common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and earlier than the date the merger is expected to be completed. If you transfer your shares of Holdings common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash in exchange for Holdings common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Holdings common stock converted into cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 42.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	In addition to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger is subject to the approval of several federal and state authorities, including the Federal Energy Regulatory Commission, the Pennsylvania Public Utility Commission, the Commission on Foreign Investment in the United States and the Federal Communications Commission. See “The Merger—Regulatory Matters” beginning on page 43.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the first quarter of 2007. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals and the approval of the disinterested stockholders.

Q:	Will I have dissenters’ rights in connection with the Merger?

A:	No. Under Pennsylvania law, since our common stock is traded on the New York Stock Exchange, you do not have the right to exercise dissenters’ rights in connection with the merger. See “No Dissenters’ Rights” beginning on page 67.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock, including shares you may hold in “street name” or represented by book entry, for the merger consideration of $20.00 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our Shareholder Relations Department at 412-393-6167 (in the Pittsburgh area) or 800-247-0400 (outside the Pittsburgh area).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find Additional Information” beginning on page 68. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

The Parties to the Merger (Page 17)

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, Pennsylvania 15219

(412) 393-6000

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, our principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

DQE Holdings LLC (formerly known as Castor Holdings LLC)

Level 22, 125 West 55th Street

New York, New York 10019

(212) 231-1696

The Parent is a Delaware limited liability company. The Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The Parent changed its name from Castor Holdings LLC to DQE Holdings LLC on August 21, 2006.

DQE Merger Sub Inc. (formerly known as Castor Merger Sub Inc.)

Level 22, 125 West 55th Street

New York, New York 10019

(212) 231-1696

Merger Sub is a Pennsylvania corporation and a wholly owned subsidiary of the Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Sub changed its name from Castor Merger Sub Inc. to DQE Merger Sub Inc. on August 21, 2006.

The current owners of the Parent, and through the Parent, Merger Sub, consist of a consortium of infrastructure funds and institutional investors led by a wholly owned subsidiary of the parallel funds Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P. and Diversified Utility and Energy Trusts (“DUET”), and including Industry Funds Management (Nominees) Limited, as trustee of IFM (International Infrastructure) Wholesale Trust, an Australian infrastructure investment fund (“IFM”), and certain other Australian funds and investors (we refer to the owners collectively as the “Macquarie Consortium”).

Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P., together with their parallel funds (collectively, “MIP”), are headquartered in New York and are managed by a member of the

Macquarie Bank Limited (“Macquarie”) group. MIP is comprised of diversified unlisted funds focusing on infrastructure investments in the United States and Canada. The fund’s investments include a committed majority equity stake in the previously announced acquisition of Aquarion Company (which acquisition has not yet closed), a regulated New England water utility operating in Connecticut, Massachusetts, New Hampshire, and New York State and an agreement by way of a memorandum of understanding to purchase from affiliates of the Macquarie Infrastructure Group interests in four U.S. toll roads which upon consummation of such transaction would result in MIP owning 22.5% of the Chicago Skyway in Illinois, 25% of the Indiana Toll Road in Indiana, 50% of the Dulles Greenway in Virginia and 50% of the South Bay Expressway in California. MIP’s affiliates that are owners of the Parent (either directly or through a wholly-owned subsidiary) are Macquarie Global Infrastructure Fund IIA, Macquarie Global Infrastructure Fund IIB, and Macquarie-FSS Infrastructure Trust.

DUET, listed on the Australian Stock Exchange (ASX:DUE), is managed under a 50:50 joint venture between Macquarie and AMP Limited. DUET has majority ownership in some of Australia’s key, regulated energy utility businesses. These include regional electricity (United Energy Distributors) and gas (Multinet) distribution businesses in the state of Victoria as well as Western Australia’s Dampier to Bunbury gas transmission pipeline, that state’s key gas infrastructure asset. DUET also has a minority stake in Western Australia’s largest gas distributor, AlintaGas Networks. DUET’s affiliate that is an owner of the Parent is DUET Investment Holdings Limited (“DUET IHL”). DUET IHL is owned by the DUET interest holders and interests in DUET IHL are stapled to, and trade with, the existing DUET trusts.

IFM (International Infrastructure) Wholesale Trust is a fund holding investments in international infrastructure assets, including Arqiva, MGN Gas Networks and Zec Lodz. IFM (International Infrastructure) Wholesale Trust’s trustee, Industry Funds Management (Nominees) Limited, is the sister entity of Industry Funds Management Pty Ltd and both are subsidiaries of Industry Funds Services Pty Ltd (“IFS”), an Australian financial services provider. IFS is owned and controlled by a number of major industry superannuation (i.e., retirement) funds: AustralianSuper, CARE Super, Cbus, HESTA, HOSTPLUS, MTAA Super, TISS and TWUSUPER. These superannuation funds currently have over 3.5 million members in Australia and manage over $40 billion in superannuation assets on behalf of those members. During 2006, it is expected that IFS will be absorbed into Members Equity Bank Pty Ltd, an Australian bank owned by 42 superannuation funds. The purpose of IFM (International Infrastructure) Wholesale Trust is to own and manage infrastructure businesses worldwide.

The other Australian funds and investors in the Macquarie Consortium are Motor Trades Association of Australia Superannuation Fund Pty Limited in its capacity as trustee of the Motor Trades Association of Australia Superannuation Fund and SAS Trustee Corporation, a body corporate constituted under the Superannuation Administration Act 1987 and continued under the Superannuation Administration Act 1991 and the Superannuation Administration Act 1996 (NSW), in its capacity as trustee for the STC funds, as that expression is defined by the Superannuation Administration Act of 1996 (NSW).

Merger Consideration (Page 42)

If the merger is completed, you will receive $20.00 in cash, without interest and less any applicable withholding tax, in exchange for each share of Holdings common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Holdings stockholder. Holdings’ stockholders will receive the merger consideration after exchanging their stock certificates or shares represented by book entry in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after the closing of the merger.

Market Prices and Dividend Data (Page 65)

Our common stock is quoted on the New York Stock Exchange under the symbol “DQE.” On July 3, 2006, the last trading day before the public announcement of the merger, the closing price for our common stock was $16.44 per share and on [•], 2006, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[•] per share.

Material United States Federal Income Tax Consequences of the Merger (Page 42)

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of Holdings’ Board of Directors (Page 26)

After careful consideration, Holdings’ board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•	recommends that the Company’s stockholders vote FOR the adoption of the merger agreement.

To review the background of and the reasons for the merger, see “The Merger—Background of the Merger” beginning on page 18 and “The Merger—Reasons for the Merger” beginning on page 24.

Opinion of Lehman Brothers Inc. (Page 26)

On July 3, 2006, Lehman Brothers Inc. rendered its verbal fairness opinion, subsequently confirmed in writing, to the Company’s board of directors that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be offered to the Company’s stockholders (other than the Parent and its affiliates) in the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Lehman Brothers Inc., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We recommend that you read this opinion carefully in its entirety. Lehman Brothers Inc. provided its opinion for the information and assistance of the board of directors of the Company in connection with its evaluation of the consideration offered in the merger. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the merger. Lehman Brothers Inc. is entitled to receive a transaction fee, the principal portion of which is contingent upon consummation of the merger.

Financing (Page 33)

Under the terms of the merger agreement, the Parent will acquire all of the outstanding common shares of Holdings for $20.00 per share in cash. The transaction has a total equity market value of approximately $1.59 billion, based upon the approximately 79.6 million Holdings common shares outstanding on the date of the merger agreement (or approximately $1.77 billion based upon the approximately 88.4 million Holdings common shares outstanding as a result of the consummation of the transactions contemplated by the Stock Purchase Agreement). $148 million of Duquesne Light Company’s preferred and preference shares will remain outstanding, as will approximately $1.26 billion of the Company’s long-term debt (estimated at completion). Pursuant to the Stock Purchase Agreement, certain members of the Parent invested approximately $141 million in newly issued Holdings equity (see “The Merger—Stock Purchase Agreement” beginning on page 47).

The Parent’s and Merger Sub’s obligations under the Merger Agreement are not conditioned in any manner upon the Parent or Merger Sub obtaining any financing. The existence of any conditions contained in the equity and debt financing commitments (described below) do not constitute a condition to the consummation of the merger.

Merger Sub is a newly organized subsidiary of the Parent, formed solely for the purpose of merging with and into Holdings. The Parent’s and Merger Sub’s aggregate liability under the merger agreement has been effectively limited to $70 million (the “Default Amount”), which amount has been deposited in an escrow account (the “Escrow Account”) established by the Parent at a commercial bank for the benefit of Holdings. These amounts are available pursuant to the terms of the Escrow Account to satisfy any final, non-appealable judgment against the Parent or Merger Sub for a willful and material breach of the merger agreement, including any failure to procure financing.

The following financing commitments are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses. The availability of the financing commitments is subject to various conditions.

Equity Financing

The Parent has entered into an equity contribution agreement with its members, who collectively represent 100% of the ownership interests in the Parent, pursuant to which the Parent will, subject to the conditions set forth in that commitment, receive an aggregate contribution amount of $1,130,344,931 (of which $1,095,000,000 will be cash) from its member equity investors prior to the closing of the merger. Such equity financing is not secured by any of the assets of the Parent, Holdings or any of their respective subsidiaries.

Debt Financing

The Parent has received a debt financing commitment letter from Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Dresdner Bank AG New York Branch, and Dresdner Kleinwort Wasserstein Securities LLC to provide (1) up to $1,170,000,000 principal amount of senior term loans at Merger Sub, prior to the consummation of the merger, and at Holdings, after the consummation of the merger, (2) a senior revolving credit facility of up to $200,000,000 principal amount at Merger Sub, prior to the consummation of the merger, and at Holdings, after the consummation of the merger, and (3) a senior revolving credit facility of up to $75,000,000 principal amount at Duquesne Light Company after the consummation of the merger.

The Special Meeting (Page 47)

Time, Place and Purpose

The special meeting will be held on [•], 2006, starting at [•] a.m., local time, at [•]. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on September 18, 2006, the record date for the special meeting. You will have one vote for each share of stock you owned on the record date. On the record date, there were 88,643,173 shares of the Company’s common stock outstanding.

The holders of a majority of the outstanding shares of the Company’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote

Under Pennsylvania law, the adoption of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting, assuming a quorum is present in person or by proxy (the “Company Shareholders’ Approval”). In addition, the merger agreement provides that the merger must be approved by a majority of the votes cast by holders of outstanding shares of disinterested common stock, which includes all outstanding shares other than those issued pursuant to the Stock Purchase Agreement and held beneficially or of record on the record date by the Parent, its investors or any of its or their affiliates (the “Disinterested Approval”).

Interests of the Company’s Directors and Executive Officers in the Merger (Page 37)

When considering the recommendation of the Company’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Holdings stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as a Holdings stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

•	The Parent has informed us that it is its intention to retain members of our existing management team with the Company (as the surviving corporation in the merger) after the merger is completed. As such, the Parent and Merger Sub have entered into new employment and severance agreements with the Company’s chief executive officer and anticipate entering into new employment agreements with certain other officers of the Company (who have not yet been determined) prior to the effective time of the merger. The material terms of these new employment and severance agreements with the Company’s chief executive officer are described in “Employee Agreements and Equity Participation” beginning on page 40. Certain executive officers have previously entered into severance agreements with the Company which provide for enhanced severance benefits in the event the executive is terminated or constructively discharged within two years following completion of the merger.

•	Immediately prior to the effective time of the merger, all then-outstanding options (whether vested or unvested) to purchase our common stock, including those held by executive officers and directors, will be cancelled and the holders of such options will be entitled to receive from us an amount of cash equal to the number of shares of Holdings common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of $20.00 over the per share exercise price of such option, less any applicable withholding tax.

•	Immediately prior to the effective time of the merger, all other equity-based grants (if not then vested), including those held by executive officers and directors, will vest at the target performance level (if applicable) and will be eligible to receive the merger consideration, less any applicable withholding taxes.

•	The terms of the merger agreement require the Company as the surviving corporation in the merger to indemnify our current executive officers and directors and provide directors’ and officers’ liability insurance for six years after the completion of the merger.

Effective Time (Page 50)

The merger will become effective upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania or upon the effective date specified in such articles of merger, whichever is later. The filing of the articles of merger will occur on the closing date of the merger, which will take place on the fifteenth business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by the Parent and us.

Structure (Page 50)

At the effective time of the merger, Merger Sub will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Holdings will continue as the surviving corporation and as a wholly owned subsidiary of the Parent. Following completion of the merger, there will be no public market for shares of our common stock and our current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any post-merger earnings or growth of the Company and will not benefit from any post-merger appreciation in value of the Company.

No Solicitation of Transactions (Page 57)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may, prior to the adoption of the merger agreement by our stockholders, respond to a proposal for an alternative acquisition, withdraw or modify its recommendation, or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to the Merger (Page 60)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

The Company and the Parent are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the Company Shareholders’ Approval has been received;

•	the absence of an injunction or other governmental order restraining or prohibiting the merger; and

•	receipt of the required statutory approvals, which have become final orders.

The Parent will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	we have performed in all material respects our agreements and covenants under the merger agreement;

•	our representations and warranties are true and correct in all material respects as of July 5, 2006 and the closing date;

•	no company material adverse effect has occurred and is continuing;

•	we have delivered an opinion from in-house or outside counsel with respect to certain matters;

•	we have delivered a certificate signed by one of our executive officers with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements; and

•	(i) the required statutory approvals have been obtained and become final orders; (ii) no petition for rehearing or reconsideration or other appeal or application for review before the Pennsylvania Public Utility Commission is pending and the time for filing any such petition, appeal or application has passed or expired; and (iii) the required statutory approvals do not contain any provisions causing any adverse merger effects, as defined in the merger agreement.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the Parent and Merger Sub have performed in all material respects their agreements and covenants under the merger agreement;

•	the Parent’s and Merger Sub’s representations and warranties are true and correct in all material respects as of July 5, 2006 and the closing date;

•	we have received an opinion from in-house or outside counsel of the Parent with respect to certain matters;

•	we have received a certificate signed by an executive officer of the Parent with respect to the satisfaction of the conditions relating to their representations, warranties, covenants and agreements; and

•	the Disinterested Approval has been received.

Termination (Page 62)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the special meeting, as follows:

•	by mutual written consent of the Company, the Parent and Merger Sub;

•	by either the Parent or us if there is a final and non-appealable order, judgment or regulation enjoining or otherwise prohibiting the merger;

•	by either the Parent or us if the effective time has not occurred on or before July 5, 2007 (or the “Initial Termination Date”), with such date to be extended to January 5, 2008 if certain regulatory approvals are not received but all other conditions to closing are fulfilled or capable of being fulfilled;

•	by either the Parent or us if the Company Shareholders’ Approval or Disinterested Approval is not obtained at the special meeting;

•	by the Parent if:

•	we breach any of our representations or warranties or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Parent’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach; or

•	(A) our board of directors (or any committee thereof) (i) withdraws or modifies in any adverse manner its approval or recommendation of the merger agreement or the merger, (ii) approves or recommends or enters into an agreement for any acquisition of the Company or any material portion of its assets or any tender offer by a party other than the Parent, or (iii) resolves to take either of the aforementioned actions, or (B) we fail to take a vote of the stockholders on the merger prior to the Initial Termination Date; and

•	by us if:

•	the Parent or Merger Sub breaches any of their representations or warranties or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to our obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after receipt by the Parent of notice of such breach;

•	we choose to terminate the merger agreement in connection with an acquisition proposal from a third party; or

•	the Stock Purchase Agreement is terminated or the parties to the Stock Purchase Agreement fail to consummate the transactions contemplated thereby upon the satisfaction or waiver of all conditions to consummate the transactions contemplated thereby (however, the transactions contemplated by the Stock Purchase Agreement were consummated on August 11, 2006).

Fees and Expenses (Page 63)

We have agreed to pay the Parent a termination fee equal to $40 million if the merger agreement is terminated under the following circumstances:

•	by the Parent because our board of directors has withdrawn or modified its approval or recommendation of the merger, approved or recommended entering into an agreement with a party other than the Parent, or failed to take a vote of our stockholders by the Initial Termination Date;

•	by us in connection with an acquisition proposal from a third party; or

•	by the Parent because (A) the Company Shareholders’ Approval or the Disinterested Approval has not been obtained or there has been a breach of our representations, warranties and covenants or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Parent’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach, and (B) within 12 months of such termination, we (i) enter into a definitive agreement regarding an acquisition proposal, (ii) become a subsidiary of the person making the acquisition proposal or (iii) consummate a transaction relating to such acquisition proposal.

In addition to our obligations to pay the termination fees under the circumstances described above, we will be liable to the Parent and Merger Sub for liabilities and damages resulting from willful and material breaches of the merger agreement by us, without any cap on our liability for such breaches. Similarly, the Parent and Merger Sub will be liable to us for liabilities and damages resulting from willful and material breaches of the merger agreement by the Parent and Merger Sub (including the failure to have sufficient cash to pay the merger consideration); provided, however, that the Parent’s and Merger Sub’s liability will not exceed $70 million in the aggregate.

In addition, following the termination of the merger agreement, we have agreed to pay the Parent an amount equal to all documented out-of-pocket expenses and fees incurred by the Parent not in excess of $10 million if the merger agreement is terminated because (i) the Company Shareholders’ Approval or the Disinterested Approval has not been obtained, (ii) there has been a breach of our representations, warranties and covenants or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Parent’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach, (iii) our board of directors has withdrawn or modified its approval or recommendation of the merger, approved or recommended entering into an agreement with a party other than the Parent, or failed to take a vote of our stockholders, or (iv) the merger agreement is terminated in connection with an acquisition proposal.

The merger agreement requires the Parent to pay us an amount equal to all documented out-of-pocket expenses and fees incurred by us not in excess of $10 million if the merger agreement is terminated because there has been a breach of the Parent’s or Merger Sub’s representations, warranties and covenants or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Company’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach.

Regulatory Matters (Page 43)

To complete the merger, we and the Macquarie Consortium must obtain approvals or consents from, or make filings with, multiple U.S. federal, state and local regulatory authorities, including:

•	the Federal Energy Regulatory Commission (the “FERC”);

•	the Pennsylvania Public Utility Commission, (the “PaPUC”);

•	the Committee on Foreign Investment in the United States (“CFIUS”); and

•	the Federal Communications Commission (the “FCC”).

On September 12, 2006, the Company and the Parent were notified that early termination of the applicable waiting period under the U.S. federal antitrust law, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has been granted.

The Company filed its application with the PaPUC seeking the required PaPUC approvals for the merger on September 6, 2006. The Company, the Parent and related entities filed an application with the FERC seeking the required FERC approvals for the merger on September 6, 2006. The Company, the Parent and Merger Sub filed a voluntary notification of the proposed merger with the CFIUS seeking confirmation that the transactions contemplated by the merger agreement do not threaten national security on September 5, 2006. We and the Macquarie Consortium are in the process of preparing the balance of the filings necessary to obtain the regulatory approvals required by applicable law or regulations.

Market Price of the Company’s Common Stock (Page 65)

Our common stock is listed on the New York Stock Exchange under the symbol “DQE”. On July 3, 2006, which was the last trading day before we announced the merger, the closing price of the Company’s common stock was $16.44 per share. On [•], 2006, which was the latest practicable trading day before the printing of this proxy statement, the closing price of the Company’s common stock was $[•].

No Dissenters’ Rights (Page 67)

Because the Company’s common stock is listed on the New York Stock Exchange, you do not have appraisal or similar rights under Pennsylvania law with respect to the merger, any transaction contemplated by the merger agreement or any other matter described in this proxy statement.

Stock Purchase Agreement (Page 47)

In connection with the execution of the merger agreement, the Company and two of the Parent’s members, DUET Investment Holdings Limited (“DUET IHL”) and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust (“IFM”, and together with DUET IHL, the “Purchasers”), entered into a Stock Purchase Agreement, dated as of July 5, 2006 (the “Stock Purchase Agreement”), pursuant to which the Purchasers agreed to acquire, and Holdings agreed to issue to the Purchasers, up to an aggregate number of shares of Holdings common stock (or preferred stock convertible into common stock) equal to (or convertible into) 8,836,232 shares of Holdings common stock, subject to adjustment such that Holdings would not issue to the Purchasers more than 9.99% of the issued and outstanding shares of our common stock. The Purchasers agreed to pay $16.00 per share of common stock so issued, and $16,000 per share of preferred stock so issued, for anticipated gross proceeds to Holdings of $141 million. On August 11, 2006, the Company and the Purchasers consummated the transactions contemplated by the Stock Purchase Agreement. In connection therewith, the Company issued to the Purchasers 8,836,232 shares of Holdings common stock for an aggregate purchase price of $141,379,712.00.

The Company intends to use the proceeds from this issuance for capital expenditures, including to help finance the acquisition of interests in the Keystone and Conemaugh generating assets, as previously announced, in our ongoing utility infrastructure investment program, and working capital. Rather than exposing the Company to the risks of the public equity markets while the merger is pending, the Stock Purchase Agreement was beneficial to the Company because it provided a definite source of the equity required to finance the Company’s equity needs discussed above.

You are not being asked to adopt the Stock Purchase Agreement at the special meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

We use forward-looking statements in this proxy statement. Statements that are not historical facts are forward-looking statements, and are based on beliefs and assumptions of our management, and on information currently available to management. Forward-looking statements include statements preceded by, followed by or using such words as “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions. Such statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Actual results may materially differ from those implied by forward-looking statements due to known and unknown risks and uncertainties, some of which are discussed below. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger may not be consummated in a timely manner if at all, including due to the failure to receive required regulatory approvals;

•	the risk that the merger agreement may be terminated in circumstances which require us to pay the Parent a termination fee of $40 million and documented out-of-pocket expenses and fees of the Parent of up to $10 million;

•	risks related to diverting management’s attention from ongoing business operations;

•	risks regarding employee retention; and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

THE PARTIES TO THE MERGER

Duquesne Light Holdings, Inc.

Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, our principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

The Company is incorporated in the Commonwealth of Pennsylvania with its principal executive offices at 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219 and its telephone number is (412) 393-6000.

DQE Holdings LLC (formerly known as Castor Holdings LLC)

The Parent is a Delaware limited liability company with its principal executive offices at Level 22, 125 West 55th Street, New York, New York 10019. The Parent’s telephone number is (212) 231-1696. The Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The Parent changed its name from Castor Holdings LLC to DQE Holdings LLC on August 21, 2006.

DQE Merger Sub Inc. (formerly known as Castor Merger Sub Inc.)

Merger Sub is a Pennsylvania corporation and a wholly owned subsidiary of the Parent with its principal executive offices at Level 22, 125 West 55th Street, New York, New York 10019. Merger Sub’s telephone number is (212) 231-1696. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Sub changed its name from Castor Merger Sub Inc. to DQE Merger Sub Inc. on August 21, 2006.

The current owners of the Parent, and through the Parent, Merger Sub, consist of a consortium of infrastructure funds and institutional investors led by a wholly owned subsidiary of the parallel funds Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P. and Diversified Utility and Energy Trusts (“DUET”), and including Industry Funds Management (Nominees) Limited, as trustee of IFM (International Infrastructure) Wholesale Trust, an Australian infrastructure investment fund (“IFM”), and certain other Australian funds and investors (we refer to the owners collectively as the “Macquarie Consortium”).

Macquarie Infrastructure Partners A, L.P. and Macquarie Infrastructure Partners Canada, L.P., together with their parallel funds (collectively, “MIP”), are headquartered in New York and are managed by a member of the Macquarie Bank Limited (“Macquarie”) group. MIP is comprised of diversified unlisted funds focusing on infrastructure investments in the United States and Canada. The fund’s investments include a committed majority equity stake in the previously announced acquisition of Aquarion Company (which acquisition has not yet closed), a regulated New England water utility operating in Connecticut, Massachusetts, New Hampshire, and New York State and an agreement by way of a memorandum of understanding to purchase from affiliates of the Macquarie Infrastructure Group interests in four U.S. toll roads which upon consummation of such transaction would result in MIP owning 22.5% of the Chicago Skyway in Illinois, 25% of the Indiana Toll Road in Indiana, 50% of the Dulles Greenway in Virginia and 50% of the South Bay Expressway in California. MIP’s affiliates that are owners of the Parent (either directly or through a wholly-owned subsidiary) are Macquarie Global Infrastructure Fund IIA, Macquarie Global Infrastructure Fund IIB, and Macquarie-FSS Infrastructure Trust.

DUET, listed on the Australian Stock Exchange (ASX:DUE), is managed under a 50:50 joint venture between Macquarie and AMP Limited. DUET has majority ownership in some of Australia’s key, regulated energy utility businesses. These include regional electricity (United Energy Distributors) and gas (Multinet) distribution businesses in the state of Victoria as well as Western Australia’s Dampier to Bunbury gas transmission pipeline, that state’s key gas infrastructure asset. DUET also has a minority stake in Western Australia’s largest gas distributor, AlintaGas Networks. DUET’s affiliate that is an owner of the Parent is DUET Investment Holdings Limited (“DUET IHL”). DUET IHL is owned by the DUET interest holders and interests in DUET IHL are stapled to, and trade with, the existing DUET trusts.

IFM (International Infrastructure) Wholesale Trust is a fund holding investments in international infrastructure assets, including Arqiva, MGN Gas Networks and Zec Lodz. IFM (International Infrastructure) Wholesale Trust’s trustee, Industry Funds Management (Nominees) Limited, is the sister entity of Industry Funds Management Pty Ltd and both are subsidiaries of Industry Funds Services Pty Ltd (“IFS”), an Australian financial services provider. IFS is owned and controlled by a number of major industry superannuation (i.e., retirement) funds: AustralianSuper, CARE Super, Cbus, HESTA, HOSTPLUS, MTAA Super, TISS and TWUSUPER. These superannuation funds currently have over 3.5 million members in Australia and manage over $40 billion in superannuation assets on behalf of those members. During 2006, it is expected that IFS will be absorbed into Members Equity Bank Pty Ltd, an Australian bank owned by 42 superannuation funds. The purpose of IFM (International Infrastructure) Wholesale Trust is to own and manage infrastructure businesses worldwide.

The other Australian funds and investors in the Macquarie Consortium are Motor Trades Association of Australia Superannuation Fund Pty Limited in its capacity as trustee of the Motor Trades Association of Australia Superannuation Fund and SAS Trustee Corporation, a body corporate constituted under the Superannuation Administration Act 1987 and continued under the Superannuation Administration Act 1991 and the Superannuation Administration Act 1996 (NSW), in its capacity as trustee for the STC funds, as that expression is defined by the Superannuation Administration Act of 1996 (NSW).

THE MERGER

Background of the Merger

As a part of its ongoing evaluation of its business, the Company’s board of directors and management have regularly considered the Company’s long-term strategic alternatives and prospects for continued operations as an independent company.

In analyzing its alternatives, the Company’s board of directors considered the risks associated with maintaining its existence as a stand-alone, independent company, its recent inability to successfully engage potential strategic partners in discussions, and the opportunities presented by the merger.

In doing so, the board of directors weighed the risks and uncertainties associated with sustaining the Company’s current dividend level on a going forward basis as a stand-alone, independent company, including the risks and uncertainties posed by the fact that the Company’s current pay-out ratio is higher than the industry in general, the anticipated elimination of Section 29 tax credits and the uncertainties associated with the Company’s anticipated revenue from its provider of last resort obligations. In approving the merger agreement, the board of directors concluded, on balance, that obtaining a merger consideration for the Company’s shareholders that represented a premium equivalent to approximately three times the Company’s current annual dividend is preferable to bearing the execution risk associated with attempting to sustain the Company’s current dividend level on a going forward basis as a stand-alone, independent company, and therefore is in the best interests of the Company’s shareholders.

The board of directors also focused on the fact that, from time to time over the course of the past year, the Company has informally attempted to initiate discussions with potential strategic partners and, in each instance, the potential partner declined to engage in any such discussions. Given these results, the board of directors concluded that it was not likely that the Company would be successful in entering into merger discussions with any other potential merger partner in the near term, and that to risk losing the opportunity presented by the merger was not in the Company’s best interest.

In addition, the board of directors considered the Company’s current ability to cost-effectively access the capital markets on a stand-alone basis, given its current size, and the likelihood that its ability to do so would be enhanced by consolidating with a merger partner with particular experience in efficiently accessing the capital markets. The board of directors concluded that the merger presented the Company with such an opportunity.

Finally, the board of directors regularly affirmed its desire to maintain the Company’s presence in the Pittsburgh, Pennsylvania area. It considered the risk that, in any strategic transaction with another, larger utility, the resulting consolidated entity would consider relocating the Company’s headquarters. In approving the merger agreement, the board of directors considered the fact that the merger agreement provides that the Company’s and the Light Company’s headquarters would remain in the Pittsburgh, Pennsylvania area for a period of at least five years following the merger (unless required to relocate such headquarters as a result of a decision issued by the PaPUC).

As detailed below, the Company and Macquarie have engaged in previous discussions regarding, among other things, Macquarie’s strategic interest in certain of the Company’s businesses as well as financing opportunities. Confidentiality agreements were entered into, from time to time, with respect to these various discussions.

In 2003, the Company explored the possibility of divesting Duquesne Light Company’s transmission assets as part of its provider of last resort strategy. Macquarie was one of the initial bidders for such assets. We did not move ahead with the potential sale of these assets.

On February 13, 2004, James E. Wilson, our Vice President—Corporate Development, met with Macquarie representatives in New York City. Macquarie was acting as an investment banking advisor for another utility holding company interested in a potential strategic transaction with the Company. The discussions did not continue beyond this meeting.

During late 2004 and early 2005, Mr. Wilson had discussions with Macquarie representatives regarding Macquarie’s interest in investing in structured lease and landfill gas business investments similar to those held by the Company; however, no transactions were entered into between the parties.

In September and October 2005, Mr. Wilson had discussions with Macquarie representatives regarding the potential hedging and monetization of some of the Company’s landfill gas production; however, no definitive agreement was reached.

On November 17, 2005, Mr. Wilson had a discussion with Macquarie representatives during which Macquarie expressed an interest in the strategic direction of the Company. The Company discussed various initiatives under consideration, and Macquarie discussed its interest in expanding its infrastructure portfolio in the United States. Mr. Wilson and Mark E. Kaplan, our Senior Vice President and Chief Financial Officer, participated in a follow-up discussion on November 22, 2005, during which the Company agreed to share non-public information, subject to the execution of a confidentiality agreement.

After these initial discussions regarding Macquarie’s interest in the Company, on November 28, 2005, the Company and Macquarie Securities (USA) Inc. entered into a confidentiality agreement. Over the next several months, the Company supplied certain non-public information to Macquarie subject to the terms of the confidentiality agreement, and Macquarie and its representatives commenced their due diligence investigation of the Company and its subsidiaries.

On January 9, 2006, in New York City, Macquarie representatives presented to Messrs. Kaplan and Wilson a verbal, indicative, non-binding offer for the acquisition of the Company at $21.00 per share, subject to Macquarie’s subsequent due diligence investigation of the Company. Mr. Kaplan informed Macquarie of the time-sensitive issues the Company was then facing which could have an affect on the strategic discussions: the

Company’s anticipated 2006 distribution and transmission rate cases, and the capital-raising efforts to be undertaken in connection with our infrastructure investment program, including the acquisition of interests in the Keystone and Conemaugh generating assets. Morgan K. O’Brien, our President and Chief Executive Officer, heard an update on these discussions on January 10.

On January 12, 2006, at a regular meeting of the Company’s board of directors, Mr. O’Brien informed the board that the Company had begun discussions with Macquarie, and had entered into the confidentiality agreement.

On January 16, 2006, Messrs. Kaplan and Wilson had a discussion with Macquarie representatives regarding certain ongoing initiatives of the Company and how such initiatives affected the strategic discussions between the two companies.

On January 17, 2006, Macquarie provided information on its global investments to the Company.

On January 24, 2006, Messrs. O’Brien and Kaplan and Maureen L. Hogel, our Senior Vice President and Chief Legal & Administrative Officer, met with Macquarie representatives in Pittsburgh to discuss Macquarie’s background and business, as well as the potential merger.

On February 9, 2006, the Company retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) as legal counsel in connection with the proposed transaction.

On February 23, 2006, at a regular meeting of the Company’s board of directors, the board received an update on the status of the Company’s discussions with Macquarie. In connection with this meeting, the board received materials prepared by Macquarie which (i) described Macquarie’s corporate structure, operating philosophy and investment strategy, (ii) presented an overview of the proposed transaction, including Macquarie’s non-binding offer for the acquisition of the Company at $21.00 per share of common stock, (iii) set forth case studies of other Macquarie transactions, (iv) described select Macquarie affiliates and their investment strategies, and (v) described the regulatory and legal standards needed to obtain Pennsylvania Public Utilities Commission approval. Based on the update, the board authorized management to continue discussions.

On February 28, 2006, Mr. O’Brien and Ms. Hogel met with Macquarie representatives in Pittsburgh to discuss the PaPUC approval process and the Company’s anticipated 2006 rate case before the PaPUC.

Commencing in March 2006 and continuing through June 2006, Macquarie and its advisors engaged in extensive business, legal, and regulatory due diligence. Macquarie and its representatives and advisors had frequent due diligence conversations with the Company during this period.

On March 29, 2006, the Company received a preliminary, non-binding indication of interest letter, and request for exclusivity, from Macquarie. On March 30, 2006, Mr. O’Brien met with Macquarie representatives in New York City to discuss this letter and the proposed merger.

On April 7, 2006, at a special meeting of the Company’s board of directors, the board considered Macquarie’s letter and request for exclusivity. In connection with this meeting, the board received materials prepared by management that reviewed the discussions between management and Macquarie to date and presented management’s indicative valuation analysis of the Company. The materials also included discussion of the board’s duties under Pennsylvania law and a summary of the non-binding indication of interest letter. The board authorized management to continue discussions with Macquarie, but did not authorize entering into any exclusivity arrangement.

After this meeting, the management of the Company continued to provide information to Macquarie and to discuss generally the parameters of a transaction with Macquarie. In addition, together with Skadden, the

Company began preparation of a merger agreement that could be used in the event the board authorized entry into an exclusivity arrangement with Macquarie.

In April 2006, the Company invited Morgan Stanley to present to the board of directors its views on macro trends impacting utility sector valuations and potential valuation implications to the Company. The Company formally engaged Morgan Stanley to provide financial advisory services in connection with the proposed merger transaction in June 2006. Also during April 2006, the Company engaged the services of Lehman Brothers to (x) provide a fairness opinion to the board of directors; (y) assess Macquarie’s ability to close on the interim equity component of the transaction and (z) provide general advice on the merger transaction as a whole including assistance in negotiations with Macquarie. The Company’s engagement with Lehman Brothers was definitively memorialized in a letter dated June 28, 2006.

On April 27, 2006, at a regular meeting of the Company’s board of directors, the board received an update from management on the current status of the discussions with Macquarie. The key legal duties of the board of directors in connection with the exploration of strategic alternatives and the key legal issues implicated in considering an extraordinary transaction, including the fiduciary duties of the board of directors and other legal duties, were reviewed at this meeting. During this meeting, Morgan Stanley discussed (i) the macro trends impacting utility sector valuations and future prospects for the industry; (ii) the potential stock price impact of recent sector trends on the Company’s standalone valuation; (iii) the Company’s current business plan as well as downside and upside sensitivities; and (iv) a preliminary standalone valuation analysis based on the current business plan. Morgan Stanley concluded that the proposal from Macquarie merited further investigation. Additionally, Daniel Ford, an equity research analyst at Lehman Brothers, without any knowledge of the potential transaction with Macquarie or Lehman Brothers’ engagement as an advisor to the Company and independent of the investment banking team, in response to a request by Mr. O’Brien, presented to the board on the market’s view of key industry value drivers and his view of the Company’s price potential. Based on the update and the discussion with Morgan Stanley and Mr. Ford, the board authorized management to continue negotiations with Macquarie, and to enter into an exclusivity arrangement.

On May 1, 2006, the Company sent an initial draft merger agreement to Macquarie.

On May 9, 2006, Mr. O’Brien and Ms. Hogel, along with the our external regulatory counsel, met with Macquarie representatives in New York City to review the Company’s 2006 rate case before the PaPUC and present an outline of the PaPUC approval process.

On May 10, 2006, Macquarie’s external legal counsel, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), delivered a revised draft of the merger agreement to Skadden.

On May 11, 2006, at a special meeting of the Company’s board of directors, management updated the board regarding the due diligence process and the negotiations with Macquarie. Management also advised the board of the proposed stock purchase agreement providing for an initial purchase of the Company’s common stock by certain members of Macquarie’s investor group.

On May 13, 2006, in preparation for a meeting between Skadden and Sullivan & Cromwell on Monday, May 15, 2006, Skadden delivered a revised draft of the merger agreement to Sullivan & Cromwell and Macquarie. On May 15, 2006, Skadden and Sullivan & Cromwell met in Washington, DC to commence negotiations of the merger agreement and related documents, and on May 23, 2006, Macquarie distributed a first draft of a term sheet for the stock purchase agreement.

On May 24, 2006, Messrs. O’Brien and Kaplan met with Macquarie representatives in New York City to discuss the merger agreement.

On May 25, 2006, the Company’s management updated the board of directors regarding the status of the discussions with Macquarie at a regular meeting of the board. In addition, Skadden distributed a revised draft of the merger agreement to Sullivan & Cromwell which reflected the discussions from their meeting held on May 15, 2006 and comments from us.

On May 26, 2006, Skadden distributed comments to the stock purchase agreement term sheet to Sullivan & Cromwell.

In March, April and May 2006, senior management of the Company periodically communicated by telephone with Macquarie representatives regarding the negotiations.

On June 1, 2006, Sullivan & Cromwell delivered a revised draft of the merger agreement and related documents to Skadden, followed the next day by a draft of the stock purchase agreement term sheet.

On June 6, 2006, we provided our business plan, dated June 2, 2006, for the remainder of 2006 and 2007 to Macquarie. Our business plan includes our expected budget, capital expenditure levels and other activities that we anticipate will be necessary for the conduct of our business for the remainder of 2006 and 2007, and is comprised of certain high level assumptions and projections. On the same day, Skadden sent Sullivan & Cromwell comments on the stock purchase agreement term sheet.

On June 9, 2006, Sullivan & Cromwell distributed a revised draft of the stock purchase agreement term sheet to Skadden.

On June 12, 2006, Messrs. O’Brien and Kaplan and Ms. Hogel met with Macquarie in New York City to continue negotiation of the terms of the merger agreement and the proposed stock purchase agreement. Skadden and Sullivan & Cromwell were also present. During this meeting, Macquarie provided the Company with a status report on its due diligence investigation of the Company and its then-current view of the value of the Company based on such investigation. Macquarie informed the Company that, based on the conclusions it had reached as a result of its due diligence findings up to that point, it had discounted its original, non-binding offer of $21.00 per share of common stock to $19.25 per share of common stock, and invited the Company to react to this conclusion. The Company responded to Macquarie’s analysis, noting certain disagreements with Macquarie’s due diligence findings and challenging certain of the assumptions made by Macquarie, including those relating to the Company’s anticipated provider of last resort obligation, its anticipated pension costs, certain anticipated fuel costs, and certain balance sheet assumptions relating to levels of working capital indebtedness.

On June 16, 2006, Mr. O’Brien met with Macquarie in Pittsburgh to discuss issues regarding the Company’s on-going operations.

On June 20, 2006, Mr. O’Brien met with Macquarie in Pittsburgh to discuss issues regarding Macquarie’s offer for the Company and asked Macquarie to update its view of the merger consideration as a result of the Company’s response to Macquarie’s June 12, 2006 status report. At this meeting, Macquarie presented its final offer for the acquisition of the Company at $20.00 per share of common stock. On the same day, Skadden sent a revised draft of the stock purchase agreement term sheet to Sullivan & Cromwell.

On June 21, 2006, in preparation for meetings between us and Macquarie to be held on June 22 and 23, 2006, Skadden again distributed to Sullivan & Cromwell a revised draft of the merger agreement and Sullivan & Cromwell distributed an initial draft of the stock purchase agreement.

On June 22 and 23, 2006, Messrs. O’Brien and Kaplan and Ms. Hogel met with Macquarie in New York City to discuss the provisions of the merger agreement, the stock purchase agreement and related documents. Skadden, Sullivan & Cromwell and financial advisors for each party were also present. Following these meetings, the Company’s financial and legal advisors had numerous discussions with representatives of Macquarie in an effort to resolve all outstanding issues, and Skadden distributed another revised draft of the merger agreement, and Sullivan & Cromwell distributed a revised draft of the stock purchase agreement, reflecting the comments and discussions from these meetings.

On June 25 and 26, 2006, Sullivan & Cromwell delivered revised comments on the draft of the merger agreement and related documents to Skadden and, on June 26, Skadden and Sullivan & Cromwell held a conference call to discuss remaining outstanding issues on the merger agreement, the stock purchase agreement and related documents. Following this call, Skadden distributed to Sullivan & Cromwell and Macquarie a revised draft of the merger agreement and related disclosure schedules, and Sullivan & Cromwell distributed revised drafts of the stock purchase agreement.

On June 30, 2006, the board of directors of the Company convened a special meeting to receive an update on the negotiations, including Macquarie’s final offer for the acquisition of the Company at $20.00 per share. Skadden again reviewed for the board of directors its legal duties in connection with the exploration of strategic alternatives and advised the board of directors on the key legal issues implicated in considering an extraordinary transaction, including the fiduciary duties of the board of directors and other legal duties. Skadden also reviewed for the board of directors the legal terms of the proposed merger agreement and the proposed stock purchase agreement. The Company’s financial and legal advisors responded to questions from the board of directors and participated in a lengthy discussion regarding the proposed merger and the proposed stock purchase. Lehman Brothers reviewed with the board of directors its analysis of the proposed merger consideration and the other terms of the proposed merger agreement and indicated that it would be prepared to deliver an opinion as to whether the merger consideration was fair from a financial point of view to the holders of the Company’s common stock at an appropriate time. That evening, Messrs. O’Brien and Kaplan and Ms. Hogel held telephonic discussions with Macquarie representatives regarding final details of the merger agreement and the stock purchase agreement.

On July 3, 2006, the Company’s board of directors again convened at a special telephonic meeting to consider whether to approve the merger agreement and the stock purchase agreement and whether to recommend the merger agreement to the Company’s stockholders for adoption. At the request of the board of directors, Lehman Brothers delivered its verbal opinion, confirmed by delivery of a written opinion dated July 3, 2006, to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken, the merger consideration to be received by the holders of the Company’s common stock (other than the Parent and its affiliates) was fair from a financial point of view to such holders. During the course of Lehman Brothers’ presentation and rendering of its opinion, representatives of Lehman Brothers responded to questions from members of the Company’s board of directors regarding their understanding of the scope of the analyses performed by Lehman Brothers and the internal process undertaken by Lehman Brothers in developing the opinion rendered by it, as described in more detail under “The Merger—Opinion of Lehman Brothers Inc.” beginning on page 26. The full text of the written opinion of Lehman Brothers, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this proxy statement. After further discussion, the board resolved to reconvene at a later date to further consider Macquarie’s proposal. Following additional discussion and deliberation of the merger agreement, the stock purchase agreement and related issues, the board of directors unanimously approved the merger agreement, the stock purchase agreement and the transactions contemplated by each agreement and unanimously resolved to recommend that the Company’s stockholders vote to adopt the merger agreement.

Subsequent to the board’s approval on July 3, 2006, the parties and their representatives worked to finalize the documentation related to the transaction, as well as to prepare the communication plan to announce the transaction. The merger agreement was executed by the Company, the Parent and Merger Sub, and the stock purchase agreement was executed by the Company, DUET IHL and IFM, on July 5, 2005 and, prior to the opening of trading on the New York Stock Exchange on that date, the Company and the Macquarie Consortium issued a joint press release announcing the transaction.

Reasons for the Merger

In the course of reaching its decision to approve the merger agreement, our board of directors consulted with our financial, legal and regulatory advisors and considered the following factors, each of which it believed supported its decision:

•	the risks and uncertainties associated with maintaining the Company’s existence as a stand-alone, independent company, the Company’s recent inability to successfully engage potential strategic partners in discussions, and the opportunities presented by the merger;

•	general industry, economic and market conditions, both on an historical and on a prospective basis;

•	the timing of the merger and the risk that if we do not accept the Macquarie Consortium’s offer now, we may not have another opportunity to do so;

•	our ability under the terms of the merger agreement to continue to pay regular dividends to stockholders;

•	the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices;

•	the opportunity for our stockholders to realize substantial value based on the receipt of $20.00 in cash per share of our common stock representing a 21.7% premium over the closing price of our common stock on the New York Stock Exchange on the last trading day prior to the announcement of the merger;

•	the presentations of Lehman Brothers, including its opinion dated July 3, 2006, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, from a financial point of view, the consideration to be offered to the holders of our common stock (other than the Parent and its affiliates) in the merger was fair to such stockholders (see “The Merger—Opinion of Lehman Brothers Inc.” beginning on page 26);

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement” beginning on page 49) and the fact that such terms and conditions were the product of arm’s-length negotiations between the parties;

•	the fact that the merger is subject to the Disinterested Approval, which effectively neutralizes the ability of DUET IHL and IFM, following the issuance of our common stock to the Purchasers pursuant to the Stock Purchase Agreement, to impact the stockholder approval or deter third parties from making alternative transaction proposals;

•	the fact that members of the Macquarie Consortium agreed to enter into the Stock Purchase Agreement in connection with the merger agreement, thus satisfying certain interim financing requirements of the Company;

•	the fact that the outcome of our 2006 rate cases before the FERC and the PaPUC, on a stand-alone basis, have no effect on the Parent’s obligations under the merger agreement;

•	the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize a fair value, in cash, for their investment and provides our stockholders certainty of value for their shares;

•	the fact that the merger is not subject to any financing condition;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal,” upon the payment to the Parent of a $40 million termination fee (representing approximately 2.5% of the total equity value of the transaction) (see “The Merger Agreement—Termination” beginning on page 62 and “The Merger Agreement—Fees and Expenses” beginning on page 63);

•	the effects of the merger on employees, customers, suppliers and other constituencies of the Company and its subsidiaries and on the communities in which we operate;

•	the fact that members of the Macquarie Consortium have a history of acquiring utility assets and holding and operating such investments on a long-term basis;

•	the fact that if we terminate the merger agreement due to the Parent’s material breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement, the Parent would be required to pay the Company’s documented out-of-pocket expenses and fees incurred by the Company up to $10 million; and

•	the fact that the Parent has agreed to keep the Company’s headquarters in Pittsburgh, Pennsylvania, and to provide for corporate contributions and community support in southwestern Pennsylvania at levels substantially comparable to the 2006 levels of charitable contributions and community support, for a period of at least five years following the merger.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger may not be completed in a timely manner or at all;

•	the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that our stockholders will not participate in any of our post-merger earnings or growth and will not benefit from any post-merger appreciation in our value;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the Macquarie Consortium is comprised of several non-U.S. entities and is not currently regulated as a public utility holding company and the potential risk that governmental entities whose approvals must be obtained may be more rigorous in their review process than they would with a U.S. or strategic buyer;

•	the fact that the merger agreement provides for uncapped liability in the event the Company breaches the agreement; however, the aggregate liability of the Parent and Merger Sub is capped at $70 million;

•	the fact that the Macquarie Consortium would be required to raise a substantial portion of the merger consideration in the bank capital markets and the risks related to those markets;

•	the fact that DUET IHL and IFM will be issued shares of common stock (or preferred stock convertible into shares of common stock) aggregating approximately 9.99% of the outstanding shares of the Company’s common stock prior to the special meeting;

•	the interests of our executive officers and directors in the merger (see “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 37);

•	the fact that we do not have the ability to seek specific performance by the Parent of its obligations contained in the merger agreement; and

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving us, and the requirement that we pay the Parent a $40 million termination fee and expenses and fees up to $10 million in order for the board of directors to accept a superior proposal.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors.

Recommendation of Holdings’ Board of Directors

After careful consideration, Holdings’ board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•	recommends that the Company’s stockholders vote FOR the adoption of the merger agreement.

Opinion of Lehman Brothers Inc.

In accordance with an engagement letter, dated June 28, 2006, the Company formally retained Lehman Brothers to act as its financial advisor in connection with the transaction because of its expertise and reputation and because its investment banking professionals have substantial experience in transactions comparable to the transaction. On July 3, 2006, Lehman Brothers rendered its verbal fairness opinion, subsequently confirmed in writing, to Holdings’ board of directors that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, from a financial point of view, the consideration to be offered to the stockholders of Holdings (other than the Parent and its affiliates) in the transaction is fair to such stockholders. Lehman Brothers has not been requested to opine as to, and its opinion did not in any manner address (i) the Company’s underlying business decision to proceed with or effect the acquisition including the cap on the liability of the Parent and Merger Sub arising out of or relating to any breach of the agreement by the Parent and Merger Sub, or (ii) the interim funding transaction as reflected in the Stock Purchase Agreement including the fairness of the consideration to be received by the Company in such transaction.

THE FULL TEXT OF LEHMAN BROTHERS’ WRITTEN FAIRNESS OPINION DATED JULY 3, 2006, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. YOU SHOULD READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses described below. Lehman Brothers also relied on these analyses in preparing the presentation made to the Company’s board of directors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company but rather made its determination as to the fairness, from a financial point of view, to our stockholders (other than the Parent and its affiliates) of the $20.00 per share cash offer. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. None of the Company, Lehman Brothers or any other person assumes any responsibility if future results are materially different from those discussed. Any estimates contained in Lehman Brothers’ analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by us, including financial projections of the Company prepared by our management;

•	trading history of our common stock from June 26, 2003 to June 29, 2006, and a comparison of our trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the acquisition with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; and

•	published estimates of independent equity research analysts regarding the future financial performance of the Company.

In addition, Lehman Brothers had discussions with our management concerning our businesses, operations, assets, liabilities, financial condition and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information, and further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. It has also assumed that the final agreement and specific terms of the merger were not materially different from those in the draft versions that it has reviewed and analyzed for purposes of delivery of its opinion. With respect to the financial projections of the Company, upon our advice, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the Company’s future financial performance, and that the Company would perform substantially in accordance with such projections. However, for purposes of its analysis, Lehman Brothers has also considered certain somewhat more conservative assumptions and estimates with respect to the tax benefits generated from synfuels operations which resulted in certain adjustments to the projections of the Company. It has discussed these adjusted projections with our management and they have agreed with the appropriateness of the use of and Lehman Brothers’ reliance upon such adjusted projections in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of its assets or liabilities. In addition, Lehman Brothers has not been authorized to solicit, and has not solicited, any indications of interest from any third party with respect to the purchase of all or a portion of our business. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion.

Lehman Brothers expressed no opinion as to the prices at which shares of our common stock would trade at any time following the announcement of the transaction.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ fairness opinion.

Comparable Companies Analysis

In order to assess how the public market values shares of comparable publicly traded companies, Lehman Brothers reviewed and compared specific financial multiples relating to the Company to corresponding financial ratios for comparable publicly traded utility companies. Lehman Brothers selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to us.

None of the companies selected in the public trading multiples analysis is identical to the Company. The companies included in the comparable companies analysis for us were:

•	Centerpoint Energy, Inc.

•	Consolidated Edison, Inc.

•	Energy East Corp

•	Northeast Utilities

•	Pepco Holdings, Inc.

Lehman Brothers used publicly available research analysts’ estimates to compare specific financial multiples of these companies to those of the Company:

•	firm value to 2007 estimated EBITDA, where firm value means market equity value as of June 27, 2006 plus the following balance sheet items as of March 31, 2006: short term debt, current portion of long term debt, long term debt, preferred stock, off balance sheet and other debt, accrued interest, and dividends payable, less cash and proforma for the Company’s previously announced acquisition of interests in the Keystone and Conemaugh generating assets and EBITDA means earnings before interest, taxes, depreciation and amortization;

•	firm value to 2007 estimated EBIT, where firm value is defined as above and EBIT means earnings before interest and taxes;

•	stock price to 2007 estimated earnings per share, or Net Income; and

•	market equity value to latest 12 months (LTM) equity book value.

Multiples were based on closing stock prices on June 29, 2006. The following table sets forth the multiples that were selected for purposes of the analysis:

	Firm Value		Equity Value
	2007E EBITDA	2007E EBIT	2007E Net Income	LTM Book Value
Comparable Companies: Selected Range	7.0x – 8.0x	11.5x – 12.5x	13.25x – 14.25x	1.2x – 1.5x

For the purposes of the analysis the value of the Company’s Energy Services subsidiary’s operations was treated separately given the limited expected operational life remaining on these operations. Similarly, the present value of the utilization of existing and future tax credits was determined separately using a discounted cash flow analysis applied to the utilization of these tax credits through the period of time our management projected they would be utilized. The value of these operations was determined using a discounted cash flow analysis approach applied to the free cash flow generated through the remaining life of the operations. The free cash flows were discounted to June 29, 2006 using a range of discount rates of 6.75% – 7.25%.

In determining the implied equity value per share, Lehman Brothers has also assumed that the net debt and the shares outstanding reflect the completion of the acquisition of the interests in the Keystone and Conemaugh generating assets. In the case of the equity market value to book value ratio, the Company book equity was adjusted to reflect the proforma equity for the completion of the acquisition of the interests in the Keystone and Conemaugh generating assets.

Applying a range of multiples derived from comparable public companies analysis to corresponding financial data for the Company provided to Lehman Brothers by us, as discussed below, Lehman Brothers calculated a range of implied equity values per share of the Company. The following table reflects the results of this analysis:

Comparable Companies Analysis
Range of Implied Equity Value per Share	$15.24 – $18.71

Lehman Brothers noted that the $20.00 per share price to be offered to the stockholders of the Company (other than the Parent and its affiliates) in the transaction is above the range of the implied equity value per share of the comparable companies analysis.

Comparable Transaction Analysis

Using public SEC filings and other publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in seven acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. All of these transactions involved companies with regulated electric utility operations and were announced since July 2004. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in those transactions to us in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

•	Babcock and Brown’s proposed acquisition of Northwestern Corp (announced April 25, 2006);

•	National Grid PLC’s proposed merger with Keyspan Corp (announced February 27, 2006);

•	FPL Group, Inc.’s proposed merger with Constellation Energy Group, Inc. (announced December 19, 2005);

•	MidAmerican’s acquisition of PacifiCorp (closed on March 21, 2006);

•	Duke Energy’s acquisition of Cinergy Corp (closed on April 3, 2006);

•	Exelon Corporation’s proposed acquisition of Public Service Enterprise Group Incorporated (announced December 20, 2004); and

•	PNM Resources’ acquisition of TNP Enterprises, Inc. (closed on June 6, 2005).

The following table reflects the results of this analysis:

	Firm Value		Equity Value
	One Year Forward EBITDA	One Year Forward EBIT	One Year Forward Net Income	LTM Book Value
Comparable Transactions: Selected Range	7.5x – 8.5x	11.75x – 12.75x	15.5x – 16.5x	1.5x – 2.0x

For the purposes of the analysis the value of the Company’s Energy Services subsidiary’s operations was treated separately given the limited expected operational life remaining on these operations. Similarly, the present value of the utilization of existing and future tax credits was determined separately using a discounted cash flow analysis applied to the utilization of these tax credits through the period of time our management projected they would be utilized. The value of these operations was determined using a discounted cash flow analysis approach applied to the free cash flow generated through the remaining life of the operations. The free cash flows were discounted to June 29, 2006 using a range of discount rates of 6.75% – 7.25%.

In determining the implied equity value per share, Lehman Brothers has also assumed that the net debt and the shares outstanding reflect the completion of the acquisition of the interests in the Keystone and Conemaugh generating assets. In the case of the equity market value to book value ratio, the Company book equity was adjusted to reflect the proforma equity for the completion of the acquisition of the interests in the Keystone and Conemaugh generating assets.

Applying a range of multiples derived from comparable public companies analysis to corresponding financial data for the Company provided to Lehman Brothers by us, as discussed below, Lehman Brothers calculated a range of implied equity values per share of the Company. The following table reflects the results of this analysis:

Comparable Transactions Analysis
Range of Implied Equity Value per Share	$17.54 – $21.00

Lehman Brothers noted that the $20.00 per share price to be offered to our stockholders (other than the Parent and its affiliates) in the transaction is at the high end of the range of the implied equity value per share of the comparable transactions analysis.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of our common stock, Lehman Brothers prepared a discounted cash flow analysis for the Company, calculated as of June 29, 2006, of after-tax un-levered free cash flows for the second half of fiscal year 2006 and for fiscal years 2007 through 2008. Lehman Brothers performed a discounted cash flow analysis for us by adding (1) the present value of our projected after-tax un-levered free cash flows for the second half of fiscal year 2006 and for fiscal years 2007 through 2008 to (2) the present value of the projected terminal value of the Company as of 2008.

For the Company discounted cash flow analysis, Lehman Brothers calculated terminal values by applying a range of terminal multiples of 7.50x to 8.50x to our 2008 EBITDA. This range was based on firm value to LTM EBITDA trading multiples derived in the comparable companies analysis. The cash flow streams and terminal values were discounted to present values using a range of discount rates from 6.75% to 7.25% with a midpoint discount rate of 7.00%.

For the purposes of the analysis the value of the Company’s Energy Services subsidiary’s operations was treated separately given the limited expected operational life remaining on these operations. Similarly, the present value of the utilization of existing and future tax credits was determined separately using a discounted cash flow analysis applied to the utilization of these tax credits through the period of time our management projected they would be utilized. The value of these operations was determined using a discounted cash flow analysis approach applied to the free cash flow generated through the remaining life of the operations. The free cash flows were discounted to June 29, 2006 using a range of discount rates of 6.75% – 7.25%.

Lehman Brothers calculated per share equity values by first determining a range of enterprise values of the Company by adding the present values of the after-tax un-levered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of the Company, and dividing those amounts by the number of fully diluted shares of the Company.

In determining the implied equity value per share, Lehman Brothers has also assumed that the net debt and the shares outstanding reflect the completion of the acquisition of the interests in the Keystone and Conemaugh generating assets.

From this analysis, Lehman Brothers calculated a range of implied equity values per share of the Company common stock. The following table reflects the results of this analysis:

Discounted Cash Flow Analysis
Range of Implied Equity Value Per Share	$14.31 – $18.11

Lehman Brothers noted that the $20.00 per share to be offered to our stockholders (other than the Parent and its affiliates) in the transaction is above the range of the implied equity value per share of the discounted cash flow analysis.

Sum of the Parts Analysis

Lehman Brothers performed a “sum of the parts” analysis of the Company by valuing our respective primary business segments individually and deriving a range of values for the Company as a whole. Lehman Brothers considered the following primary business segments for us:

•	Utility, Power & Light Energy

•	Keystone / Conemaugh

•	Financial

•	Energy Services

•	Communications

•	Parent & Eliminations

•	Utilization of Tax Credits

Using various methodologies that Lehman Brothers deemed appropriate for each business segment analyzed, the analysis indicated a range of implied equity values per share as reflected in the following table:

Sum of Parts Analysis
Range of Implied Equity Value Per Share	$15.61 – $18.43

Lehman Brothers noted that the $20.00 per share to be offered to our stockholders (other than the Parent and its affiliates) in the transaction is above the range of the implied equity value per share of the sum of the parts analysis.

Stock Trading History

Lehman Brothers reviewed historical data with regard to the trading price of our common stock for the period from June 26, 2003 through June 29, 2006. During this period the closing price of our stock price ranged from $13.81 to $20.44, with the $20.44 stock price occurring on March 2, 2004. Lehman Brothers noted that the Company’s stock price decreased approximately 13% over this period and noted further that in the corresponding period, long term interest rates (as reflected in 30 year treasury yields) have risen by 0.69%. It also noted that the Company has not traded at or above $20 since March 5, 2004.

Lehman Brothers noted that the $20.00 per share to be offered to our stockholders (other than the Parent and its affiliates) in the transaction is above the range of the equity value per share of the trading value over the last 52 weeks and at the top end of the range of trading value over the last three years.

Premiums Paid Analysis

Lehman Brothers reviewed the premiums paid to stockholders in selected precedent transactions with an equity value greater than $1 billion for (1) comparable transactions in all industries announced from 1999 to June 29, 2006 (757 transactions in total) and (2) comparable transactions in the utility sector. The selected comparable historical transactions in the utility sector were the following (all of which involved regulated electric utility operations and have been announced since December 2004):

•	Babcock and Brown’s proposed acquisition of Northwestern Corp (announced April 25, 2006);

•	National Grid PLC’s proposed merger with Keyspan Corp (announced February 27, 2006);

•	FPL Group, Inc.’s proposed merger with Constellation Energy Group, Inc. (announced December 19, 2005);

•	MidAmerican’s acquisition of PacifiCorp (closed on March 21, 2006);

•	Duke Energy’s acquisition of Cinergy Corp (closed on April 3, 2006); and

•	Exelon Corporation’s proposed acquisition of Public Service Enterprise Group Incorporated (announced December 20, 2004).

For each of the transactions noted above, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price to the historical stock price of the acquired company as of one day, one week and four weeks prior to the announcement date. The premiums paid valuation methodology yielded a range of premiums as provided in the following table:

	1 Day Prior	1 Week Prior	4 Weeks Prior
Premium to Price Range (selected utility transactions)	10.8% – 16.4%	14.5% – 20.2%	14.1% – 20.5%
Premium to Price Range (all transactions)	10.8% – 27.9%	14.5% – 31.7%	14.1% – 37.1%

Lehman Brothers noted that the $20.00 per share to be offered to the Company’s stockholders (other than the Parent and its affiliates) in the transaction represented an implied premium that is above each of these ranges for the utility transactions and within each of these ranges when including all industries premiums.

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the business, operations, financial condition and prospects of the Company and the acquired business analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning difference between the characteristics of these transactions and the acquisition values of the Company and such acquired companies.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Holdings board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Holdings and the utility industry generally, and because its investment banking professionals have substantial expertise in transactions comparable to the acquisition.

As compensation for its services in connection with the merger, the Company has agreed to pay Lehman Brothers a fee of $10 million, of which $2 million was paid upon public announcement of the transaction, with $2 million pending stockholder approval of the sale, and the balance to be paid upon closing of the merger. We have also agreed to reimburse Lehman Brothers for certain expenses incurred by Lehman Brothers, including fees of outside legal counsel, and to indemnify Lehman Brothers and related parties against liabilities arising out of Lehman Brothers’ engagement and the rendering of its opinion. Lehman Brothers has performed various investment banking services for the Company, and Macquarie Bank Limited and its affiliates in the past (including financings and advisory services) for which it received customary fees, and Lehman Brothers expects to provide such services in the future for which it has received and expects to receive, customary fees. In the ordinary course of its business, Lehman Brothers actively trades in the securities of the Company and Macquarie Bank Limited for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Financing

Under the terms of the merger agreement, the Parent will acquire all of the outstanding common shares of Holdings for $20.00 per share in cash. The transaction has a total equity market value of approximately $1.59 billion, based upon the approximately 79.6 million Holdings common shares outstanding on the date of the merger agreement (or approximately $1.77 billion based upon the approximately 88.4 million Holdings common shares outstanding as a result of the consummation of the transactions contemplated by the Stock Purchase Agreement). $148 million of Duquesne Light Company’s preferred and preference shares will remain outstanding, as will approximately $1.26 billion of the Company’s long-term debt (estimated at completion). Pursuant to the Stock Purchase Agreement, certain members of the Parent invested approximately $141 million in newly issued Holdings equity (see “The Merger—Stock Purchase Agreement” beginning on page 47).

The Parent’s and Merger Sub’s obligations under the merger agreement are not conditioned in any manner upon the Parent or Merger Sub obtaining any financing. The existence of any conditions contained in the equity and debt financing commitments (described below) do not constitute a condition to the consummation of the merger. The failure, for any reason, however, of the Parent or Merger Sub to have sufficient cash available at the closing of the acquisition to pay the merger consideration will constitute a willful and material breach by the Parent of the merger agreement.

In addition, pursuant to the merger agreement, the Parent is obligated to use its reasonable best efforts to take all actions proper or advisable to arrange the debt and equity financing on the terms and conditions described in the agreements and commitments in respect thereof, including using its reasonable best efforts to (1) maintain in effect the equity contribution agreement and the debt financing commitment letter, (2) satisfy on a timely basis all conditions applicable to the Parent or Merger Sub to obtaining the equity and debt financing under the equity contribution agreement and the debt financing commitment letter, respectively, (3) enter into definitive agreements with respect to the equity and debt financing on terms and conditions contemplated by the equity contribution agreement and the debt financing commitment letter, respectively, or any replacement commitments or on other terms that would not adversely impact the ability of the Parent to consummate the merger and (4) consummate the equity and debt financing under the equity contribution agreement and the debt financing commitment letter, respectively, at or prior to the closing of the merger. Further, under the merger agreement, if any portion of the equity or debt financing becomes unavailable on the terms and conditions contemplated in the equity contribution agreement or the debt financing commitment letter, respectively, the Parent agreed, as promptly as practicable, to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger.

Merger Sub is a newly organized subsidiary of the Parent, formed solely for the purpose of merging with and into Holdings. The Parent’s and Merger Sub’s aggregate liability under the merger agreement has been effectively limited to $70 million (the “Default Amount”), which amount has been deposited in an escrow account (the “Escrow Account”) established by the Parent at a commercial bank for the benefit of Holdings. These amounts are available pursuant to the terms of the Escrow Account to satisfy any final, non-appealable judgment against the Parent or Merger Sub for a willful and material breach of the merger agreement, including any failure to procure financing.

The following financing commitments are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses.

Equity Financing

Pursuant to an equity contribution agreement, (1) DUET IHL, (2) IFM, (3) CLH Holdings, GP, a Delaware general partnership, (4) (a) Macquarie Specialised Asset Management Limited, a company incorporated in New South Wales, Australia, in its capacity as responsible entity for Macquarie Global Infrastructure Fund IIA, and (4) (b) Macquarie Specialised Asset Management 2 Limited, a company incorporated in New South Wales, Australia, in its capacity as responsible entity for Macquarie Global Infrastructure Fund IIB, (5) Macquarie Specialised Asset Management Limited, a company incorporated in New South Wales, Australia, in its capacity as trustee for Macquarie-FSS Infrastructure Trust, (6) Motor Trades Association of Australia Superannuation Fund Pty Limited (ACN 008 650 628), a corporation incorporated in the Australian Capital Territory, in its capacity as trustee of the Motor Trades Association of Australia Superannuation Fund, and (7) SAS Trustee Corporation, a body corporate constituted under the Superannuation Administration Act 1987 and continued under the Superannuation Administration Act 1991 and the Superannuation Administration Act 1996 (NSW), in its capacity as trustee for the STC funds, as that expression is defined by the Superannuation Administration Act 1996 (NSW), have committed to contribute $327,275,308, $258,069,623, $250,000,000, $75,000,000, $75,000,000, $75,000,000, and $70,000,000, respectively, totaling a $1,130,344,931 aggregate contribution amount, of which $1,095,000,000 will be cash, to the Parent in connection with the proposed merger. All of these investors constitute members of the Parent, and collectively represent 100% of the ownership interests in the Parent. As of August 1, 2006, Macquarie Specialised Asset Management Limited, in its capacity as responsible party for Macquarie Global Infrastructure Fund IIA, Macquarie Specialised Asset Management 2 Limited, in its capacity as responsible entity for Macquarie Global Infrastructure Fund IIB, and Macquarie Specialised Asset Management Limited, in its capacity as trustee for Macquarie-FSS Infrastructure Trust (collectively, the “Assignors”), assigned their rights and obligations under the equity contribution agreement to GIF2-MFIT United Pty Limited (GIF2-MFIT), their wholly-owned subsidiary, and guaranteed the obligations of that subsidiary until the termination of the equity contribution agreement in accordance with its terms. Upon such assignment, GIF2-MFIT was admitted as a substitute member of the Parent, and the Assignors ceased to be members of the Parent.

Under the equity contribution agreement, no investor shall under any circumstances be required to contribute to the Parent any amount in excess of its stated investor contribution amount. Further, no investor shall have any obligation to make its equity contribution to the Parent unless all conditions precedent to the obligations of Holdings and the Parent to consummate the merger as set forth in the merger agreement have been satisfied or waived, the Parent has not materially breached its representations and warranties in the equity contribution agreement, and certain legal opinions are delivered to investors. Each investor’s equity commitment will terminate upon the earlier to occur of: (1) thirty days after notice of the termination of the merger agreement; or (2) the closing of the acquisition; provided that amounts in the Escrow Account may not be withdrawn until there is resolution of any claims relating to the merger agreement.

Under the equity contribution agreement, no recourse shall be had against any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of the investors, the Parent, Merger Sub or any affiliates or assignees of any of the foregoing. In addition, the equity financing is not secured by any of the assets of the Parent, Holdings or any of their respective subsidiaries.

Holdings is an intended third-party beneficiary of the equity contribution agreement and, as such, is entitled to directly exercise the rights of the Parent and enforce the obligations of the investors under the equity contribution agreement without the concurrence of the Parent, provided that under no circumstances shall the investors have any liability thereunder in excess of the Default Amount.

Debt Financing

The Parent has received a debt financing commitment letter from Barclays Bank PLC, Barclays Capital, the investment banking division of Barclay Bank PLC, Dresdner Bank AG New York Branch, and Dresdner

Kleinwort Wasserstein Securities LLC, pursuant to which each of Barclays Bank PLC and Dresdner Bank AG New York Branch (the “Banks”) will severally provide 50% of (1) up to $1,170,000,000 principal amount of senior term loans at Merger Sub, prior to the closing of the acquisition, and at Holdings, after the closing of the acquisition, (2) a senior revolving credit facility of up to $200,000,000 principal amount at Merger Sub, prior to the closing of the acquisition, and at Holdings, after the closing of the acquisition, and (3) a senior revolving credit facility of up to $75,000,000 principal amount at Duquesne Light Company.

In connection with the foregoing, the lenders will be the Banks, and one or more other banks or financial institutions to whom the debt facilities may be syndicated. Barclays Bank PLC will serve as the sole and exclusive facility agent, issuing bank, account bank, and security trustee. Barclays Capital and Dresdner Kleinwort Wasserstein Securities LLC have committed to act as mandated joint lead arrangers and book runners. No additional agents, co-agents or arrangers will be appointed without the consent of the Banks.

Under the debt financing commitment letter, the Parent agreed, whether or not any of the transactions contemplated by the letter are consummated, to reimburse the banks on demand for all reasonable out-of-pocket fees and expenses whether incurred prior to or subsequent to the date of the letter.

All commitments and undertakings of the banks under the debt financing commitment letter will expire on the earliest of (a) September 29, 2006, unless definitive documentation for the two Merger Sub debt facilities has been executed prior to such date, (b) the acceptance by the Parent or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of Holdings and its subsidiaries, (c) the Parent or any of its affiliates becoming the subject of a voluntary or involuntary case seeking liquidation or reorganization under applicable federal or state bankruptcy laws, and (d) mutual agreement to terminate. The Parent has agreed that until such expiration, it will not entertain any discussions in respect of any other offering, placement or arrangement of any senior credit facilities for the Parent, Holdings or their respective subsidiaries other than senior credit facilities in respect of which the Parent invites the banks to participate alongside the Parent or one of its affiliates as providers of a portion (to be agreed between the Parent and the banks) of such senior credit facilities.

Definitive documentation governing the commitments of the banks under the debt facilities has not yet been finalized, and accordingly, their actual terms may differ from those described in this proxy statement.

Senior Term Loan Facility

General. The borrowers under the $1,170,000,000 senior term loan facility will be Merger Sub, initially, and Holdings, upon consummation of the merger. Merger Sub, and then Holdings, will be the only obligors on the facility, although it is anticipated that the covenants will restrict the activities of each of their existing and subsequently acquired or organized wholly-owned domestic subsidiaries. The senior term loan facility will be available to: (1) partly finance the merger; (2) repay existing debt at Duquesne Light Company and fund the related fees, costs and makewhole premium; (3) repay certain existing debt at Holdings; and (4) finance fees, commissions, costs and expenses incurred by Merger Sub or Holdings in connection with the merger.

Prepayments and Amortization. The borrower may prepay or cancel in whole or in part the senior term loan facility without penalty, but subject to standard break costs if not repaid at the end of an interest period, upon five business days’ prior written notice to the facility agent. Any amount prepaid under the term loan facility may not be reborrowed.

The borrower will be required to prepay the senior term loan facility in special circumstances, unless with respect to certain items, otherwise agreed to by the lenders or in certain instances, a majority of the lenders.

The final maturity date of the senior term loan facility shall be five years from the consummation of the merger, at which time the senior term loan facility shall be repaid in full. The senior term loan facility shall be available from July 5, 2006 up to and including the earlier of (1) the consummation of the merger, (2) the date which is up to 18 months from July 5, 2006, and (3) the date of termination of the merger agreement. An extension of credit under the senior term loan facility at the time the merger is consummated may be permitted if certain conditions are satisfied.

Security. The facility will be unsecured, subject to certain conditions.

Hedging. A hedging strategy is to be agreed upon between the Parent and the mandated lead arrangers.

Conditions. The execution of definitive debt documentation with respect to the senior term loan facility is subject to the receipt by the facility agent and the lenders of customary certificates, resolutions, opinions, and fees.

Other Terms. The senior term loan facility will contain customary representations and warranties, and affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, capital expenditures and payments, the creation of new subsidiaries, and minimum interest coverage and maximum total leverage ratios.

Senior Revolving Credit Facilities

Merger Sub

General. The borrower under the $200,000,000 senior revolving credit facility will be Merger Sub, initially, and Holdings, upon consummation of the merger. Merger Sub, and then Holdings, will be the only obligor on the facility, although it is anticipated that the covenants will restrict the activities of each of their existing and subsequently acquired or organized wholly-owned domestic subsidiaries. The senior revolving credit facility will refinance and replace the existing Holdings revolving credit facility and will be available to (1) fund ongoing working capital needs of Duquesne Light Company and capital expenditures at Duquesne Light Company that are rate base additive, and (2) post letters of credit and collateral.

Prepayments and Amortization. The terms with respect to voluntary and mandatory prepayments are the same as those of the senior term loan facility (see above), except that this debt facility is available on a fully revolving basis, and amounts repaid thereunder may be reborrowed, though any portion that is cancelled may not be reinstated.

The final maturity date of the senior revolving credit facility shall be five years from the consummation of the merger, at which time the facility shall be repaid. The senior revolving credit facility shall be available from the utilization of the senior term loan facility until the final maturity date.

Security. Same as the senior term loan facility (see above).

Hedging. Same as the senior term loan facility (see above).

Conditions. The execution of definitive debt documentation with respect to the senior revolving credit facility is subject to the receipt by the facility agent and the lenders of customary certificates, resolutions, opinions, and fees. In addition, each lender’s obligation to advance funds under the senior revolving credit facility on and after the date the merger is consummated will be conditioned upon, among other things, there being no material adverse change in the business, operations, property or condition (financial or otherwise) of the borrower and its subsidiaries taken as a whole.

Other Terms. Same as the senior term loan facility (see above).

Duquesne Light Company

General. This senior revolving facility will not be entered into until the consummation of the merger. The borrower under the $75,000,000 senior revolving facility, with a sublimit for the issuance of standby letters of credit, will be Duquesne Light Company. The senior term loan facility will refinance and replace the existing Duquesne Light Company Revolving Credit Facility and be available to (1) fund ongoing working capital and capital expenditures that are rate base additive, and (2) post letters of credit and collateral.

Prepayments and Amortization. The borrower may prepay or cancel in whole or in part the senior revolving credit facility without penalty, but subject to standard break costs if not repaid at the end of an interest period, upon five business days’ prior written notice to the facility agent. This debt facility is available on a fully revolving basis, and amounts repaid thereunder may be reborrowed, though any portion thereof that is cancelled may not be reinstated.

Unless otherwise agreed to by a majority of the lenders, the borrower will be required to prepay the senior revolving credit facility in certain circumstances.

The final maturity date of the senior revolving credit facility shall be five years from the consummation of the merger, at which time the senior term loan facility shall be repaid in full. The senior revolving credit facility shall be available from the first utilization thereof until the final maturity date. The initial utilization of the senior revolving credit facility may not be made until the facility agent has received and is reasonably satisfied with certain documents and evidence with respect to Duquesne Light Company, all of which are identical to those required for an extension of credit under the senior term loan facility at the time the merger is consummated (see above).

Security. The facility will be unsecured, subject to certain conditions.

Conditions. Same as the Merger Sub senior revolving credit facility (see above).

Other Terms. Same as the senior term loan facility (see above).

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Company’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Holdings’ stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as a Holdings stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

Severance Agreements

We have entered into severance agreements with Messrs. O’Brien, Belechak, Kaplan, Schott and Wilson and Ms. Hogel. These executive officers will receive certain payments if, in connection with the merger, his or her employment is terminated other than for cause, death or disability (as defined in their respective agreements). Certain other events that constitute constructive discharge may also trigger payment. Payments will only be triggered if such officer’s employment is terminated, or he or she is constructively discharged, within the two year period following the completion of the merger. Each officer is entitled to receive a lump sum severance payment equal to three times the sum of the officer’s then-current annual base pay and the highest target bonus opportunity available during the three years preceding termination; an amount intended to compensate the officer for the loss of long-term benefits; an amount equal to the present value of benefits that would have accrued under qualified and non-qualified defined benefit retirement plans, had the officer continued to participate for 36 months following termination; and certain other payments and benefits, including continuation of employee benefits for 36 months following termination. The agreements also provide for reduction of the payments to avoid excise taxes that might otherwise have been imposed under sections 280G and 4999 of the Code and, if by reason of an error in such reduction excise taxes are nonetheless assessed against the executives, for reimbursement for any additional tax liability incurred as a result of such excise taxes imposed on payments deemed to be attributable to a change of control. The severance agreements also contain non-competition, non-solicitation and confidentiality provisions. The termination payments and benefits under the severance agreements are in lieu of, and not in addition to, termination payments and benefits under the company’s other termination plans or agreements. While applicable, these severance agreements supersede any non-competition or other employment agreements the officers may have entered into with the Company.

Treatment of Stock Option and Other Equity Grants

Under the terms of the merger agreement, all options (whether vested or unvested) to purchase our common stock outstanding at the effective time, including those held by executive officers and directors, will be cancelled and the holders of such options will be entitled to receive from us an amount of cash equal to the number of shares of Holdings common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of $20.00 over the per share exercise price of such option, less any applicable withholding tax. Except as noted in the table below, all of the options held by our officers and directors are currently vested.

The following table summarizes the options with exercise prices of less than $20.00 per share held by our executive officers and directors as of July 11, 2006 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options. All options are currently vested.

	No. of Shares of Underlying Options	Weighted Average Exercise Price of Options	Resulting Consideration (1)
Directors:
Pritam M. Advani	—	—	—
Doreen E. Boyce	4,370	$19.09	$3,977
Robert P. Bozzone	13,110	16.53	45,448
Charles C. Cohen	8,012	15.34	37,307
Sigo Falk	4,370	19.09	3,977
Joseph C. Guyaux	3,642	16.23	13,730
David M. Kelly	8,012	15.34	37,307
Steven S. Rogers (2)	—	—	—
John D. Turner	8,012	15.34	37,307

Executive Officers:
Morgan K. O’Brien (3)	84,409	16.22	319,434
Joseph G. Belechak	22,500	15.89	92,370
William F. Fields	22,500	15.89	92,370
Maureen L. Hogel	22,500	15.89	92,370
Mark E. Kaplan	—	—	—
John R. Schmitt	3,050	15.02	15,204
Stevan R. Schott	8,275	16.50	28,998
James E. Wilson	297	15.02	1,481

Total			$821,280

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of the options.
(2)	Mr. Rogers chose not to stand for reelection to the board of directors at the 2006 annual meeting, and his term on the board of directors expired at such meeting.
(3)	Mr. O’Brien also serves as a director of the Company.

Likewise, under the terms of the merger agreement, immediately prior to the effective time, all other equity-based grants (if not then vested), including restricted shares, deferred stock units, and restricted stock units, will vest and will be eligible to receive the merger consideration, less any applicable withholding taxes. With respect to performance-based awards, to the extent such award does not already by its terms provide for vesting upon the consummation of the merger agreement, such award will vest at the target performance level, which awards are reflected in the table below.

The following table summarizes the unvested restricted stock, deferred stock units and restricted stock units held by our executive offers and directors as of July 11, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of the unvested restricted stock, deferred stock units and restricted stock units.

	No. of Shares of Restricted Stock, Deferred Stock Units and Restricted Stock Units	Resulting Consideration
Directors:
Pritam M. Advani	4,792	$95,840
Doreen E. Boyce	5,000	100,000
Robert P. Bozzone	5,000	100,000
Charles C. Cohen	7,490	149,800
Sigo Falk	5,000	100,000
Joseph C. Guyaux	7,905	158,100
David M. Kelly	7,490	149,800
Steven S. Rogers (1)	—	—
John D. Turner	7,490	149,800

Executive Officers:
Morgan K. O’Brien (2)	25,839	516,780
Joseph G. Belechak	8,200	164,000
William F. Fields	2,900	58,000
Maureen L. Hogel	7,700	154,000
Mark E. Kaplan	8,200	164,000
John R. Schmitt	2,900	58,000
Stevan R. Schott	6,700	134,000
James E. Wilson	5,500	110,000

(1)	Mr. Rogers chose not to stand for reelection to the board of directors at the 2006 annual meeting, and his term on the board of directors expired at such meeting.
(2)	Mr. O’Brien also serves as a director of the Company.

Pursuant to the merger agreement, our board may grant, either before or after our annual meeting, such additional shares to our directors and executive officers in accordance with the existing equity plans in such amounts and on such terms as are consistent with past practice, in the normal course of business, or as required under existing contractual obligations. As of the date of this proxy statement, our board has not made any determination in connection with the issuance of additional shares.

Indemnification and Insurance

The Company (as the surviving corporation in the merger) will indemnify current and former officers and directors of the Company, to the fullest extent permitted by applicable law, against all losses, expenses, claims, damages or liabilities, or amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent they are based on the fact that such person is or was a director, officer or employee of the Company or any subsidiary of the Company, and all such liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement.

For six years after the effective time of the merger, the Parent will cause the Company (as the surviving corporation in the merger) to purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance, which will extend the directors’ and officers’ liability coverage in force as of the date of the merger agreement on terms that in all material respects are no less advantageous to the intended beneficiaries. The Company’s obligation to provide this insurance coverage is subject to a cap of an amount equal to 300% of current annual premiums for insurance coverage. If the Company cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the Company is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed 300% of current annual premiums.

Employee Agreements and Equity Participation

As of the date of this proxy statement, no member of our board of directors or management has entered into employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no member of our board of directors or management has entered into or is currently negotiating any agreement, arrangement or understanding with the Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company (as the surviving corporation in the merger), other than Mr. O’Brien who entered into new employment and severance agreements with the Parent and Merger Sub on September 22, 2006. The Parent has informed us that it is its intention to retain members of our existing management team with the Company (as the surviving corporation in the merger) after the merger is completed. As such, in addition to the employment and severance agreements with Mr. O’Brien, the Parent and Merger Sub anticipate entering into new employment agreements with certain other officers of the Company (who have not yet been determined) prior to the effective time of the merger.

Mr. O’Brien and the Parent and Merger Sub have entered into new employment and severance agreements described below effective following the closing of the merger.

Employment Agreement

The new employment agreement provides for a 3 year evergreen term of employment, which will become effective (except for the covenants described in the next sentence, which will become effective immediately) and commence only upon the consummation of the merger, at which time Mr. O’Brien’s prior employment agreement dated as of September 14, 2001 will be terminated and superseded.

In entering into the new employment agreement, Mr. O’Brien agreed that, through the effective time of the merger, Mr. O’Brien will not terminate his employment for any reason. In addition, Mr. O’Brien agreed to waive any and all parachute payments/severance to which he would otherwise be entitled in connection with the merger, except that he will receive all of his vested pension and SERP benefits and will remain entitled to the accelerated vesting and cash-out of all of his outstanding Company equity as of the effective time of the merger. The new employment agreement also provides that Mr. O’Brien will receive a cash sign-on bonus equal to $1 million at the effective time of the merger, subject to the Parent obtaining acceptable rate case and merger case outcomes as of the effective time of the merger.

Under the new employment agreement, as CEO of the Company following the merger, Mr. O’Brien will receive a base salary of not less than $750,000 per year, and will be eligible to receive an annual cash bonus. Mr. O’Brien’s annual bonus will be determined each year in the discretion of the board of directors of the Company, with a target bonus based upon the achievement by the Company of “distributable cash” (as defined in the new employment agreement) targets and the achievement of other annual performance goals as mutually established each year by the board of directors of the Company and Mr. O’Brien. Mr. O’Brien’s target annual bonus is 100% of his base salary, with a minimum amount of $0 and a maximum amount of 200% of his base salary.

Mr. O’Brien will also be eligible to receive cash retention bonuses in an aggregate amount of up to $5 million, with $2 million payable no later than March 15, 2008, $2 million payable no later than March 15, 2009, and $1 million payable no later than March 15, 2010, subject in each case to Mr. O’Brien’s continued employment through the last day of the prior year-end and the achievement of the Company of distributable cash targets.

If during the term of the new employment agreement Mr. O’Brien resigns with “good reason” (as defined in the new employment agreement), or if the Company discharges Mr. O’Brien other than for “cause” (as defined in the new employment agreement) or as a result of his disability or death, then Mr. O’Brien will be entitled to the following payment and benefits:

•	within 30 days following termination, a lump sum payment in cash equal to:

•	the balance of the base salary that remains to be paid to Mr. O’Brien for the then-remaining term of the new employment agreement (up to a maximum of 3 years),

•	a bonus amount in respect of the then-remaining term of the new employment agreement (calculated based on Mr. O’Brien’s target annual bonus in effect in the year of his termination),

•	the actuarial equivalent of the amounts that would have been accrued under Mr. O’Brien’s qualified and non-qualified pension plans for then-remaining term of the new employment agreement, and

•	to the extent not previous paid, any unpaid retention bonuses,

•	either,

•	for the then-remaining term, substantially similar life, disability and health-and-accident insurance coverage provided by the Company at the Company’s cost, or

•	a single lump sum amount in cash equal to two times the projected cost to the Company of providing the extended benefit coverage described above, and

•	a pro-rata annual cash bonus for the year of termination, calculated based on actual performance and the number of days Mr. O’Brien was employed in such year.

Among other reasons, if the Company has substantially underperformed as compared to its established financial targets as a result of matters that are within Mr. O’Brien’s control or influence, the Company may terminate Mr. O’Brien for “cause” (as defined in the new employment agreement). As a condition to receiving any of the payments and benefits described above, Mr. O’Brien must execute a release of any claims he might have against the Company and its affiliates.

Mr. O’Brien’s new employment agreement provides that his existing non-competition and confidentiality agreement shall continue in full force and effect. The new agreement also provides for a Section 280G gross-up to be paid to Mr. O’Brien if applicable.

Severance Agreement

The Parent and Merger Sub have also entered into a new severance agreement with Mr. O’Brien that is substantially identical to the existing severance agreement between the Company and Mr. O’Brien dated as of December 23, 2003. The new severance agreement will become effective only upon the consummation of the merger.

The new severance agreement provides that Mr. O’Brien’s new employment agreement will be entirely superseded if his employment is terminated following a “change in control” (which for purposes of the agreement, generally means a subsequent sale or other disposition by the Parent of more than 50% of the voting stock of the Company after the merger) of the Company.

If Mr. O’Brien’s employment is terminated or he is constructively discharged during a “coverage period,” which begins when the change in control or potential change in control occurs and ends if a potential change in control transaction is abandoned or, if not, 24 months after the consummation of the change in control, the new severance agreement would entitle Mr. O’Brien to receive certain payments. Mr. O’Brien would receive in such case a lump sum severance payment equal to:

•	three times the sum of his then-current annual base pay and the highest target bonus opportunity available during the three years preceding his termination,

•	a pro-rated annual cash bonus for the year of his termination,

•	an amount equal to the present value of benefits that would have accrued under qualified and non-qualified defined benefit retirement plans had he continued to participate for 3 years following termination,

•	accrued but unpaid salary and vacation, and certain other payments and benefits, including continuation of life, health, hospitalization and long-term disability benefits for him and his family for the 3 years following termination.

The agreement also provides for the reduction of the severance payments by imposition of a payment “cap” to avoid the imposition of excise taxes imposed on payments deemed to be attributable to a change of control, under certain circumstances, under Section 280G of the federal tax code; provided that if such excise taxes are imposed notwithstanding the cap, Mr. O’Brien is entitled to certrain reimbursements.

The severance agreement also contains non-competition, non-solicitation and confidentiality provisions. The termination payments and benefits under the severance agreements are in lieu of, and not in addition to, termination payments and benefits under the Company’s other termination plans or agreements. Once the coverage period begins, the severance agreement supersedes Mr. O’Brien’s non-competition and confidentiality agreement and his new employment agreement described above.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares held by the Company and shares held by the Parent or any wholly owned subsidiary of the Company (other than Duquesne Light Company) or the Parent, will be converted into the right to receive $20.00 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by the Parent or any wholly owned subsidiary of the Company (other than Duquesne Light Company) or the Parent will be canceled immediately prior to the effective time of the merger. Each share of the Company’s common stock held by our subsidiary Duquesne Light Company will be converted into the right to receive $20.00 in cash, without interest and less any applicable withholding tax.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock, or shares represented by book entry, will cease to have any rights as a stockholder, except the right to receive the merger consideration, without interest and less applicable withholding tax. The price of $20.00 per share was determined through arm’s-length negotiations between members of the Macquarie Consortium and us.

It is possible that, pursuant to the terms of the Stock Purchase Agreement, in lieu of issuing 3,275,077 shares of Holdings common stock to DUET IHL, Holdings will issue to DUET IHL 3,275.077 shares of Series B Preferred Stock of the Company. In the event that any shares of Series B Preferred Stock, which are convertible under certain circumstances into shares of the Company’s common stock, are outstanding at the effective time of the merger, the holders of such shares will receive cash consideration of $20,000.00 per share, which is equivalent to the consideration that would be received if such shares of Series B Preferred Stock were converted into shares of common stock prior to the effective time (assuming no adjustments).

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of the Company whose shares of Holdings common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The summary assumes that a stockholder holds the shares of Holdings common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including persons who are not citizens or residents of the United States, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, stockholders who own or are deemed to own 5% or more (determined by voting power or value) of Holdings common stock, traders in securities who elect the mark-to-market method of accounting for their securities, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. dollar, stockholders who hold their shares of Holdings common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or stockholders who acquired their shares of Holdings common stock upon the exercise of employee stock options or otherwise as compensation. Further, this summary does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Holdings common stock pursuant to the merger.

The Merger. The receipt of cash in exchange for Holdings common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Holdings common stock converted into cash in the merger. Generally, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of the Company’s common stock exceeds one year at the time of the merger. Long-term capital gains recognized by an individual are generally subject to tax at reduced rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Holdings common stock (in other words, shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding. A stockholder (other than certain exempt stockholders, including, among others, corporations and certain foreign individuals) whose shares of Holdings common stock are converted into cash pursuant to the merger may be subject to backup withholding unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. A holder that does not furnish a required taxpayer identification number or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is timely given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

To complete the merger, the Company, the Parent and Merger Sub must obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. The

Company, the Parent and Merger Sub are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, we and the Macquarie Consortium contemplate that such consents, approvals and filings will be sought or made.

It is a condition to consummation of the merger that “final orders” are obtained for these approvals. With respect to the approval of the Pennsylvania Public Utility Commission (the “PaPUC”), it is a condition to the Parent’s obligation to consummate the merger that no petition for rehearing or reconsideration or other appeal or application for review is pending (except, in each case for those petitions, appeals or applications that have no reasonable basis for success) and the time for filing any such petition, appeal or application is passed or expired. In addition, the Parent is not required to consummate the merger if any of the approvals contain any “adverse material effects” (see “The Merger Agreement—Conditions to the Merger” beginning on page 60 for a description of these terms).

Holdings and the Macquarie Consortium will seek to consummate the merger by the first quarter of 2007. Although the Company and the Macquarie Consortium believe that the required consents and approvals described below to complete the merger will be received, there can be no assurance as to the timing of these consents and approvals or as to our and the Macquarie Consortium’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary).

Hart-Scott-Rodino Antitrust Improvements Act

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, and certain waiting periods have been terminated or have expired. Even after the HSR Act waiting period expires or terminates, the DOJ or FTC may later challenge the transaction on antitrust grounds. Neither the Company nor the Macquarie Consortium believes that the merger will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. If the merger is not consummated within one year after the expiration or termination of the initial HSR Act waiting period, we and the Macquarie Consortium will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the merger can be consummated. On September 12, 2006, the Company and the Parent were notified that early termination of the initial HSR Act waiting period has been granted.

Federal Energy Regulatory Commission

We are required under Section 203 of the Federal Power Act to obtain the approval of the Federal Energy Regulatory Commission (the “FERC”) in connection with the merger. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger to be “consistent with the public interest.” In undertaking its review of a utility merger transaction, the FERC evaluates:

•	the effect on competition;

•	the effect on rates;

•	the effect on federal regulation; and

•	whether the proposed transaction will result in the cross-subsidization of an affiliated non-utility company or the pledge or encumbrance of utility assets for the benefit of an affiliated company.

The Company, the Parent and related entities filed an application with the FERC requesting that the FERC approve the merger on September 6, 2006.

Pennsylvania Public Utility Commission

The Company’s subsidiaries, Duquesne Light Company and DQE Communications Network, are currently subject to the jurisdiction of the PaPUC. Approval of the merger is required under the Pennsylvania Public Utility Code and Title 52 of the Pennsylvania Code. Under Chapter 11 of the Pennsylvania Public Utility Code, any public utility must obtain a certificate of public convenience before it (or any affiliate) may acquire from, or transfer to, another entity the title to, or the possession or use of, any property used or useful in the public service. In addition, under the PaPUC’s policy interpreting Chapter 11 of the Pennsylvania Public Utility Code, a merger that results in the change in control of an existing Pennsylvania public utility (which includes a change in the controlling interest of the utility’s parent) requires the issuance of a certificate of public convenience by the PaPUC. In accordance with Chapter 28 of the Pennsylvania Public Utility Code, the PaPUC is required to consider whether any proposed merger is likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power which prevents retail electricity customers from realizing the benefits of a properly functioning competitive retail market.

The Pennsylvania courts have generally held that those seeking approval of a utility merger must demonstrate that it will affirmatively promote the service, accommodation, convenience or safety of the public in some substantial way.

The Company is seeking the required approvals from the PaPUC in accordance with the above requirements. We filed the necessary application with the PaPUC on September 6, 2006.

Federal Communications Commission

The Company indirectly holds certain radio licenses and point-to-point microwave licenses from the Federal Communications Commission (the “FCC”) which it utilizes in connection with its operations. The transfer of control of these licenses as a result of the merger will require approval of the FCC. The Company intends to make application for such approval.

The Committee on Foreign Investment in the United States

The Exon-Florio Amendment to the Defense Production Act of 1950 provides the President of the United States with the authority to investigate and, where necessary, suspend or prohibit any foreign acquisition, merger or takeover of companies engaged in U.S. interstate commerce, determined to threaten U.S. national security:

•	if there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair the national security; and

•	if provisions of law, other than the Exon-Florio provision and the International Emergency Economic Powers Act, do not in the President’s judgment provide adequate and appropriate authority for the President to protect the national security in the matter before the President.

By executive order, the President has delegated his investigatory powers under the Exon-Florio provision to the Committee on Foreign Investment in the United States (“CFIUS”), an interagency committee chaired by the U.S. Treasury Department. The CFIUS has 30 days from the date of that filing in which to determine whether to seek a further investigation of the merger. We cannot assure you whether or not the CFIUS will decide to seek such investigation, or what action, if any, the President may decide to take with respect to the transaction. Among other actions, the President could block or otherwise require conditions on the proposed merger. The Company, the Parent and Merger Sub filed a voluntary notification of the proposed merger with the CFIUS seeking confirmation that the transactions contemplated by the merger agreement do not threaten national security on September 5, 2006.

New Jersey Department of Environmental Protection

An indirect subsidiary of the Company, Monmouth Energy, Inc., owns and operates a landfill gas electric generating facility in New Jersey. On August 18, 2006, the Company filed a request for a letter of non-applicability from the New Jersey Department of Environmental Protection indicating that the transaction is not subject to the requirements of the New Jersey Industrial Site Recovery Act, 13:1K-6, et seq. (“ISRA”), and on September 13, 2006, the Company received such a letter of non-applicability from the New Jersey Department of Environmental Protection.

Effects on Outstanding Equity-Based Grants

Under the terms of the merger agreement, all options (whether vested or unvested) to purchase our common stock outstanding at the time of the completion of the merger, including those held by executive officers and directors, will be cancelled and the holders of such options will be entitled to receive from us an amount of cash equal to the number of shares of Holdings common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of $20.00 over the per share exercise price of such option, less any applicable withholding tax. In addition, all other equity-based grants (if not then vested) will vest immediately prior to the effective time at the target performance levels (if applicable) and will be eligible to receive the merger consideration, less any applicable withholding taxes.

Delisting and Deregistration of the Company’s Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the New York Stock Exchange or any other securities exchange and will be deregistered under the Securities Exchange Act. Following the completion of the merger, Holdings will no longer be a public company.

Certain Projections

In connection with the Parent’s due diligence review of the Company and in the course of the negotiations between the parties, we provided the Parent with certain non-public business and financial information about us. This information included projections for the remainder of fiscal year 2006 and for fiscal year 2007 (collectively, the “projections”). The projections, dated June 2, 2006, included, but were not limited to, estimates of earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and EBIT and EBITDA margins. These projections do not give effect to the merger.

The projections are summarized below ($ in 1000s):

	2006	2007
EBIT	$181,590	$301,054
EBITDA	$266,992	$395,818
EBIT Margin	19%	26%
EBITDA Margin	27%	34%

In preparing the above projections, the Company made a number of assumptions, including the assumptions regarding our tax credit phase out for the remaining 2006 earnings reduction and the 2007 earnings reduction, payment of IRS taxes due in June 2006 and Pennsylvania state tax issues due in December 2006, the outcome of our transmission and distribution rate cases and economic and market conditions. No assurances can be given that these assumptions will accurately reflect future conditions. Although presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by the Company’s management that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management. You should review “Cautionary Statement Concerning Forward-Looking Information” beginning on page 16. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. You should review our most recent filings on Form 10-K and Form 10-Q for a description of risk factors with respect to our business. See “Where You Can Find Additional Information” beginning on page 68.

The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the Parent. We also provided our financial advisor, Lehman Brothers, with these projections in connection with its financial analysis of the merger consideration. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by us, the Parent or our respective affiliates or representatives to any security holder of the Company regarding the ultimate performance of the Company compared to the information contained in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Stock Purchase Agreement

The Company and two of the Parent’s members, DUET, through its wholly owned subsidiary DUET Investment Holdings Limited (“DUET IHL”), and Industry Funds Management (Nominees) Limited, as trustee of the IFM (International Infrastructure) Wholesale Trust (“IFM”, and together with DUET IHL, the “Purchasers”), also entered into a Stock Purchase Agreement, dated as of July 5, 2006 (the “Stock Purchase Agreement”), pursuant to which the Purchasers agreed to acquire, and Holdings agreed to issue to the Purchasers, an aggregate of 8,836,232 shares of Holdings common stock at a purchase price of $16.00 per share, subject to substitution of certain preferred stock of the Company in certain circumstances discussed below. The Stock Purchase Agreement also provided that in the event that the securities to be sold to the Purchasers represented more than 9.99% of the Company’s outstanding common stock on the Stock Purchase Agreement closing date (after giving effect to the issuance of securities to the Purchasers and the conversion of any preferred stock issued pursuant to the Stock Purchase Agreement), the amount of securities to be sold to the Purchasers would be reduced so that such securities did not represent more than 9.99% of the Company’s outstanding common stock on the Stock Purchase Agreement closing date. On August 11, 2006, the Company and the Purchasers consummated the transactions contemplated by the Stock Purchase Agreement. In connection therewith, the Company issued to the Purchasers 8,836,232 shares of Holdings common stock for an aggregate purchase price of $141,379,712.00.

The Company intends to use the proceeds from this issuance for capital expenditures, including to help finance the acquisition of interests in the Keystone and Conemaugh generating assets, as previously announced, in our ongoing utility infrastructure investment program, and working capital. Rather than exposing the Company to the risks of the public equity markets while the merger is pending, the Stock Purchase Agreement was beneficial to the Company because it provided a definite source of the equity required to finance its equity needs discussed above.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [•], 2006, starting at [•] a.m., local time, at [•], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement in order for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [•], 2006.

Record Date and Quorum

The holders of record of the Company’s common stock as of the close of business on September 18, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 88,643,173 shares of the Company’s common stock outstanding.

The holders of a majority of the outstanding shares of the Company’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Under Pennsylvania law, the adoption of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting, assuming a quorum is present in person or by proxy. In addition, the merger agreement provides that the merger must be approved by a majority of the votes cast by holders of outstanding shares of disinterested common stock, which includes all shares other than those issued pursuant to the Stock Purchase Agreement and held beneficially or of record on the record date by the Parent, its investors or any of its or their affiliates (the “Disinterested Approval”).

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.cesvote.com or by telephone by calling 1-888-693-8683. Authorizations for voting submitted via the Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on [•], 2006. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a voting form from your broker or bank in order to be given a ballot to vote the shares.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

First, you can deliver to the Corporate Secretary of Holdings a written notice bearing a date later than the proxy you delivered to the Company stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Standard Time on [•], 2006.

Second, you can complete, execute and deliver to the Corporate Secretary of Holdings a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on [•], 2006.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone, however, will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Duquesne Light Holdings, Inc., 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This solicitation of proxies is made on behalf of the board of directors, and the Company will bear the related cost. In addition to the solicitation of proxies by mail, officers, directors and regular employees may solicit proxies in person or by telephone, electronic transmission or by facsimile transmission. These persons will not receive additional or special compensation for such solicitation services.

We have engaged Georgeson Shareholder, 17 State Street, 28th Floor, New York, New York 10004, to assist through similar means in the solicitation of brokers, nominees and other institutions. The anticipated cost is approximately $15,000 plus reimbursement of related expenses. We will also request brokerage firms and other nominees or fiduciaries to forward copies of our proxy material to beneficial owners of stock held in their names. We may reimburse them for reasonable out-of-pocket expenses.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Holdings urges you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The representations and warranties described below and included in the merger agreement were made by the Company, the Parent and Merger Sub. These representations and warranties were made as of specific dates and are in some cases subject to important exceptions, qualifications, limitations and supplemental information agreed to by Holdings and the Parent in connection with negotiating the terms of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between the Company and the Parent rather than to establish matters as facts. The merger agreement is described in this proxy statement, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. The provisions of the merger agreement, including the representations, warranties, covenants and agreements contained therein, are binding on and, except for certain indemnified parties under the merger agreement, are intended to benefit only the parties to the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Company, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding the Company and its business. See “Where You Can Find Additional Information” beginning on page 68.

Effective Time

The merger will become effective upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania or upon the effective date specified in such articles of merger, whichever is later. The filing of the articles of merger will occur on the closing date of the merger, which will take place on the fifteenth business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by the Parent and us.

Structure

At the effective time of the merger, Merger Sub will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Holdings will continue as the surviving corporation and as a wholly owned subsidiary of the Parent. Following completion of the merger, there will be no public market for shares of the Company’s common stock and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any post-merger earnings or growth of the Company and will not benefit from any post-merger appreciation in value of the Company.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $20.00 in cash (the “Merger Consideration”), without interest and less any required withholding taxes, other than shares of our common stock:

•	held by us as treasury stock immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by any of our wholly owned subsidiaries (other than Duquesne Light Company) immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration; and

•	owned by the Parent, or any wholly owned subsidiary of the Parent, immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration.

At the effective time of the merger, each share of our common stock held by Duquesne Light Company will cease to exist and will be converted into the right to receive the Merger Consideration. In addition, in the event that any shares of Series B Preferred Stock are outstanding at the effective time (as a result of the transactions contemplated by the Stock Purchase Agreement), each such share of Series B Preferred Stock will be cancelled and converted into the right to receive $20,000 per share, without interest, upon surrender of the certificate evidencing such share.

Company Stock Options

The merger agreement provides that at the effective time of the merger, each outstanding stock option, whether or not vested or exercisable, to acquire our common stock under our long-term incentive plan or otherwise (the “Options”) will be cancelled, and the holder of each Option will be entitled to receive from us an amount in cash, less any applicable withholding taxes, equal to:

•	the total number of shares of our common stock issuable upon the exercise of such Option (whether or not then vested or exercisable), multiplied by

•	the excess, if any, of the Merger Consideration over the exercise price per share of such Option.

In addition, prior to the effective time, we will take actions to provide for the full vesting, effective immediately before the effective time, of each award (a “Company Award”) (including each share of restricted stock, stock equivalents and stock options, but excluding Options) that was granted under any plan, program, agreement or arrangement maintained by us to provide for grants of equity-based awards. Any Company Award that does not by its terms provide for vesting upon the consummation of the transactions contemplated by the merger agreement will vest in accordance with the merger agreement at the target performance level.

Exchange and Payment Procedures

Immediately prior to or after the effective time of the merger, the Parent will deposit funds sufficient to pay the Merger Consideration to each holder of shares of our common stock with a bank or trust company mutually designated by us and the the Parent to act as the paying agent (which we refer to as the “paying agent”). As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates (or an affidavit of loss in lieu thereof), including shares held in “street name”, or shares represented by book entry, in exchange for the Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you surrender your stock certificate or certificates (or affidavits of loss in lieu thereof), or shares represented by book entry, to the paying agent, together with a duly executed letter of transmittal and any other documents as the paying agent may require. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate (or affidavit of loss in lieu thereof) representing such cancelled shares is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by the merger agreement, each certificate (or affidavit of loss in lieu thereof), or share represented by book entry, will be deemed at any time after the effective time to represent only the right to receive upon surrender the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable to holders of certificates or shares represented by book entry.

From and after the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates, or shares represented by book entry, are presented to the Company (as the surviving corporation in the merger), they will be cancelled and exchanged for the Merger Consideration.

Any portion of the funds deposited with the paying agent (including, without limitation, all interest and other income received by the paying agent in respect of all funds made available to it) that remains undistributed to the holders of shares of our common stock for six months after the effective time of the merger, will be delivered, upon request, to the Parent. Thereafter holders of certificates, or shares represented by book entry, who have not surrendered their certificates, or shares represented by book entry, prior to the delivery of such funds to the Parent may look to the Company (as the surviving corporation in the merger) (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the certificates, or shares represented by book entry, held by them. Notwithstanding the foregoing, neither the Parent, the Company (as the surviving corporation in the merger) nor the paying agent will be liable to any holder of a share of our common stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the Merger Consideration. In addition, if required by the Parent, you will have to post a bond in customary amount and upon such terms as may be required by the Parent as indemnity against any claims made against it or the Company (as the surviving corporation in the merger) with respect to the lost, stolen or destroyed certificate. Thereafter, the paying agent will pay the Merger Consideration to you in exchange for your lost, stolen or destroyed certificate.

Articles of Incorporation and Bylaws

The merger agreement provides that, at the effective time of the merger, the articles of incorporation and the by-laws of Merger Sub, each as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and the by-laws of the Company (as the surviving corporation in the merger) in the merger, until each is duly amended.

Directors and Officers

As of the effective time of the merger, each director of the board of directors of Holdings will resign and the directors of the board of directors of Merger Sub, at the effective time, will become the directors of the Company (as the surviving corporation in the merger) in the merger, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of Holdings at the effective time will, from and after the effective time, be the officers of the Company (as the surviving corporation in the merger) in the merger, until their successors are duly elected or appointed and qualified.

Representations and Warranties

We make various customary representations and warranties to the Parent in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a company material adverse effect (as defined below). Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation and bylaws (or similar organizational documents);

•	our and Duquesne Light Company’s capitalization, including in particular the number of shares of common stock and preferred stock outstanding as of the date of the merger agreement;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violations of or conflicts with our organizational documents, applicable law, certain debt instruments, contracts and agreements or permits as a result of entering into the merger agreement and consummating the merger;

•	the required consents, approvals or authorizations of, and filings with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws, orders or judgments;

•	our and Duquesne Light Company’s SEC filings since December 31, 2003, including the financial statements contained therein, and our and our subsidiaries’ filings, since December 31, 2003, as required by the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006, the Energy Policy Act of 2005, the Federal Power Act, the Communications Act of 1934 and applicable state public utility laws and regulations;

•	real property owned and leased by us or any of our subsidiaries and title to assets;

•	our internal controls and procedures and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of pending or threatened litigation or governmental orders or judgments against us;

•	the absence of undisclosed liabilities;

•	the absence of dissenters rights;

•	tax matters and environmental matters with respect to us and our subsidiaries;

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	our labor and employee relations;

•	contracts material to the Company and our subsidiaries;

•	our intellectual property;

•	the absence of, since December 31, 2005, any changes or developments or combination of developments affecting us or any of our subsidiaries, to which we have knowledge, that would reasonably be expected to result in a company material adverse effect;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	our receipt of a fairness opinion from Lehman Brothers;

•	our insurance policies;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	the absence of undisclosed broker’s fees;

•	our regulatory proceedings;

•	the absence of nuclear materials or nuclear related facilities that are subject to regulation of the Nuclear Regulatory Commission under the Atomic Energy Act;

•	the absence of facts or circumstances relating to us, our subsidiaries, our business or our business plan that are reasonably likely to prevent or materially delay receipt of any of the company required statutory approvals; and

•	the absence of additional representations and warranties of the Parent, Merger Sub, their respective affiliates or any other person acting on behalf of them.

For purposes of the merger agreement, a “company material adverse effect” means any material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and our subsidiaries taken as a whole. The merger agreement specifically provides that the definition of “company material adverse effect” does not include any such effect relating to or resulting from: (i) any change, including any change in law, rule, or regulation of any governmental authority, that applies generally to similarly situated persons, (ii) general changes in the electric utility industry, (iii) effects resulting from our proceeding at the FERC expected to be initiated by the Company or Duquesne Light Company in 2006 to increase rates, charges or revenue requirements for transmission, distribution or generation services (which we refer to as the “2006 FERC Rate Case”) or the proceeding at the PaPUC initiated by the Company or Duquesne Light Company in April 2006 to increase or otherwise change rates, charges or revenue requirements for transmission, distribution or generation services (which we refer to as the “2006 PaPUC Rate Case”), (iv) changes to accounting standards, principles or interpretations, (v) effects resulting from the announcement of the execution of the merger agreement or the consummation of the transactions contemplated thereby, (including any such change resulting therefrom in the market value of our common stock or our credit rating, or from any action, suit or proceeding relating to the merger agreement or the transactions contemplated thereby, including any such action, suit or proceeding alleging a breach of fiduciary duty in connection with the execution, delivery, approval or consummation of the transactions contemplated by the merger agreement), or (vi) any action taken by any of the parties outside the ordinary course of its business that is required to be taken in order to comply with any provision of the merger agreement, including, to the extent applicable, the conduct of our business pending the merger (provided, however, that the Parent may consider, in determining whether a company material adverse effect has occurred, the extent to which the aggregate cost of power purchases made by us or Duquesne Light Company for the period between July 5, 2006 and the closing date of the merger exceeds the aggregate amount of such costs anticipated to be incurred in respect of such period pursuant to our business plan (described below)).

The merger agreement also contains various representations and warranties made by the Parent and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a parent material adverse effect (as defined below). The representations and warranties relate to, among other things:

•	their organization and good standing;

•	their corporate and limited liability company power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violations of or conflicts with their organizational documents, applicable law or any of the financing commitments (as described below) as a result of entering into the merger agreement and consummating the merger;

•	the required consents, approvals or authorizations of, and filings with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws, orders or judgments;

•	their lack of prior operating activity;

•	the absence of pending or threatened litigation or governmental orders or judgments against the Parent or Merger Sub which would impair their ability to consummate the merger;

•	the sufficiency of the Parent’s and Merger Sub’s financing commitments to effect the merger;

•	their ownership of our common stock;

•	the absence of undisclosed broker’s fees;

•	the absence of facts or circumstances relating to the Parent or Merger Sub or their respective subsidiaries that are reasonably likely to prevent or materially delay receipt of the parent required statutory approvals (as defined below); and

•	the absence of additional representations and warranties of the Company and any of our subsidiaries.

As used in the merger agreement, the term “parent material adverse effect” means any material adverse effect on the ability of the Parent and Merger Sub to consummate the transactions contemplated by the merger agreement.

The terms “company required statutory approvals” and “parent required statutory approvals” include: (i) expiration or early termination under the HSR Act, (ii) approval of the merger by FERC under Section 203 of the Federal Power Act, (iii) approval of the merger by the Pennsylvania Public Utility Commission (“PaPUC”) under the Pennsylvania Utility Code and Title 52 of the Pennsylvania Code, (iv) approval by the Federal Communications Commission under the Communications Act, (v) approval of the PaPUC of the transfer of control of DQE Communications Network for which a certificate of public convenience is required under the Pennsylvania Utility Code and Title 52 of the Pennsylvania Code, (vi) review of the Committee on Foreign Investment in the U.S. under the Exon-Florio Amendment, and (vi) satisfaction of the requirements of the New Jersey Industrial Site Recovery Act, if required.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that between July 5, 2006 and the effective time of the merger or earlier termination of the merger agreement, subject to certain exceptions, unless we obtain the Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), we will and will cause each of our subsidiaries to:

•	conduct our and their businesses in a manner substantially consistent in all material respects with the business plan for us and our subsidiaries;

•	conduct the business of the Company and our subsidiaries only in the ordinary and usual course of business and consistent with past practice;

•	use commercially reasonable efforts to preserve our business organizations intact and maintain existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates;

•	maintain our and their insurance in amounts and against risks and losses consistent in all material respects with the insurance maintained by us and our subsidiaries as of July 5, 2006; and

•	maintain in effect all material governmental permits, franchises and other authorizations pursuant to which we and our subsidiaries operate.

In addition, we have also agreed that between July 5, 2006 and the effective time of the merger or earlier termination of the merger agreement, subject to certain exceptions or with the Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), we will and will cause our subsidiaries to comply with specific restrictions relating to, among others:

•	amending our or their articles of incorporation, charter or by-laws;

•	issuing, selling, pledging, disposing of or encumbering any capital stock owned by us in any of our subsidiaries;

•	splitting, combining, subdividing or reclassifying the outstanding shares of our or any of our subsidiaries’ capital stock;

•	declaring, setting aside or paying any dividend payable in cash, stock or property in respect of any capital stock other than regular quarterly cash dividends on our common stock in amounts not greater than those set forth in our business plan, except that any dividend for the quarter in which the closing occurs will be prorated based on the number of days in such quarter preceding the closing date;

•	subject to certain exceptions, repurchasing, redeeming or otherwise acquiring or permitting any of our subsidiaries’ to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

•	issuing, selling, pledging, disposing of or encumbering any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, except for:

•	shares issuable pursuant to options outstanding as of July 5, 2006 under any employee benefit plans and additional options or rights to acquire shares required by the terms of any employee benefit plans in the ordinary course of the operation of such plans; and

•	issuances of securities in connection with grants or awards of stock-based compensation;

•	transferring, leasing, licensing, guaranteeing, selling, mortgaging, pledging, disposing of or encumbering any other material property or material assets or incurring, assuming or modifying any indebtedness or other material liability, other than in the ordinary and usual course of business, and except for long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at its maturity or at a lower cost of funds;

•	making any commitments for, or making or authorizing, any capital expenditures;

•	terminating, establishing, adopting, entering into or making any new grants or awards of stock-based compensation or other benefits under, amending or otherwise modifying any employee benefit plans or increasing the salary, wage, bonus or other compensation of any directors, officers or employees, or granting any new severance or termination pay or entering into any new severance agreement except for:

•	grants or awards to directors, officers and employees under existing employee benefit plans in such amounts and on such terms as are consistent with past practice;

•	in the normal and usual course of business; or

•	actions necessary to satisfy existing contractual obligations under any employee benefit plans existing as of July 5, 2006, or as required by law;

•	voluntarily making, proposing or consenting to any changes in the Company’s or our subsidiaries’ regulated rates or charges, standards or services or regulatory accounting, other than pursuant to, and in amounts not less favorable to us and our subsidiaries than requested in the 2006 FERC Rate Case and 2006 PaPUC Rate Case; and

•	making or changing any material tax elections, method of accounting for tax purposes or settling or compromising any material tax liability, claim or assessment or filing any material amended tax return.

We have also agreed to continue to follow our risk management policies (which we refer to herein as our “Risk Management Policies”) in respect of our material contracts and any new material contracts entered into after July 5, 2006. The merger agreement also requires us to allow a representative of the Parent to observe all meetings of our Risk Management Committee and provides that we will consult with the Parent prior to taking any action with respect to a material contract that is subject to the Risk Management Policies, including entering into power purchase agreements in connection with our anticipated provider of last resort, or POLR IV, obligations. The Parent, however, in observing or consulting with us will not be entitled to direct or manage any of our decisions or activities.

As used in the merger agreement, the term “business plan” refers to our anticipated business plan, including our expected budget, capital expenditure levels and other activities that we anticipate will be necessary for the remainder of 2006 and 2007, which we made available to the Parent and Merger Sub in connection with the execution and delivery of the merger agreement.

Stockholders Meeting

The merger agreement requires us, as soon as reasonably practicable, to call, give notice of, convene and hold a meeting of our stockholders to secure the adoption of the merger agreement by the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or represented by proxy at such meeting, assuming a quorum is present (the “Company Shareholders’ Approval”). Our board of directors is required to recommend that our stockholders adopt the merger, the merger agreement and the transactions contemplated thereby. Under the merger agreement, if prior to securing the Company Shareholders’ Approval, our board of directors determines in good faith, based on the advice of outside legal counsel, that failure to participate in any discussions or negotiations with a third party relating to any acquisition proposal (as defined below), which was not solicited by us, would constitute a breach of the board of director’s fiduciary obligations under applicable law, the board of directors may engage in such discussions or negotiations with such third party. Securing the Disinterested Approval is also a condition to the Company’s obligations to effect the merger.

No Solicitation of Transactions

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our representatives to, directly or indirectly:

•	solicit, initiate or encourage (including by way of furnishing information) or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, all or any significant portion of assets or any equity securities of the Company or any of our subsidiaries (any such proposal or offer we refer to as an “acquisition proposal” and any such transaction or purchase we refer to as an “acquisition transaction”); or

•	participate in any discussions or negotiations relating to any acquisition proposal or acquisition transaction.

Notwithstanding the restrictions described above, if at any time prior to securing the Company Shareholders’ Approval, our board of directors determines that, based on the advice of outside counsel, it is necessary to engage in such discussions to avoid a breach of the board of director’s fiduciary duties, we may participate in discussions or negotiations with or furnish information to any person in connection with such acquisition proposal pursuant to a customary confidentiality agreement. In addition, we have agreed to immediately advise the Parent verbally and in writing of such acquisition proposal, any request for information, the material terms and conditions of such request or acquisition proposal and the identity of the person making such request or acquisition proposal, and have agreed to keep the Parent reasonably informed of the status and details of any such acquisition proposal.

The merger agreement provides that unless a superior proposal (as defined below) exists, the board of directors may not (i) withdraw or modify (or publicly propose to withdraw or modify) its approval or recommendation of the merger or the adoption at a special meeting of the stockholders called to adopt the merger, (ii) approve or recommend (or publicly propose to approve or recommend) any acquisition proposal from a party other than the Parent, or (iii) cause the Company to enter into any agreement related to an acquisition proposal from a party other than the Parent.

A “superior proposal” means a bona fide written offer by a third party to acquire more than fifty percent of the equity securities of the Company or all or substantially all of the consolidated assets of the Company, which our board of directors determines in good faith (i) to be more favorable from a financial point of view to our stockholders after consideration of the merger and the transactions contemplated in the merger agreement, (ii) to be more favorable to the Company than the merger and the transactions contemplated in the merger agreement after taking into account any additional constituencies (including stockholders) and other pertinent factors permitted under Pennsylvania law, and (iii) to constitute a transaction that is reasonably likely to be consummated on the terms proposed by the third party, taking into account all legal, financial, regulatory and other aspects of the proposal.

Notwithstanding the above, at any time prior to securing the Company Shareholders’ Approval, and subject to certain limitations, if a superior proposal exists, our board of directors may withdraw or modify its approval or recommendation of the merger and/or approve or recommend the superior proposal or terminate the merger agreement and concurrently cause the Company to enter into an acquisition agreement for the superior proposal after paying the termination fee specified in the merger agreement. If the board of directors authorizes us to enter into a binding written agreement related to a superior proposal, we have agreed to provide the Parent with the acquisition agreement, any material terms and conditions not contained therein and the identity of the proposing party. The Parent will then have five business days to make a counteroffer that is at least as favorable to us from a financial point of view as the superior proposal. We have agreed not to enter into a binding acquisition agreement until at least the sixth business day after providing notice (contemplated above) to the Parent.

Employee Benefits

The Parent agreed to cause all service under any Company Plan that was recognized, accrued or credited under such plan immediately before the effective time to continue to be recognized, accrued and credited following the effective time. The employees of the Company and our subsidiaries who were employees immediately prior to the closing date (the “Affected Employees”) will be credited with all service for the Company or the Company subsidiaries under all employee benefit plans, programs and policies, if any, of the Parent (or its subsidiaries, including the Company (as the surviving corporation in the merger)) in which the Affected Employees first become participants on or after the effective time for purposes of eligibility and vesting but not for benefit accrual purposes or eligibility for early retirement purposes under defined benefit pension plans and not to the extent that crediting such service would result in duplication of benefits and any severance or vacation plans of the Parent (or its subsidiaries) for purposes of determining the amount of each Affected Employee’s severance and vacation benefits. However, nothing in the merger agreement creates any right of continued employment with respect to any of the Affected Employees.

In addition, the Parent has agreed that it will, and will cause its direct or indirect subsidiaries (including the Company as the surviving corporation in the merger), or will use its reasonable efforts to cause its insurance carrier, to:

•	waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which the Affected Employee participates on or after the closing date, except to the extent of limitations or waiting periods that are already in effect with respect to the Affected Employee as of the closing date and that have not been satisfied as of the closing date, and

•	credit each Affected Employee for any co-payments and deductibles paid prior to the closing date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the closing date occurs under any welfare plan in which the Affected Employee participates on and after the closing date.

For a period of one year after the closing date, the Parent has agreed to cause the Company as the surviving corporation in the merger to:

•	maintain employee compensation and benefit plans (other than stock or equity based plans and policies so long as such plans and policies are replaced with equivalent plans or policies) that provide compensation and benefits to the Affected Employees that in the aggregate are no less favorable than those provided at the closing date; and

•	maintain the Company’s severance policy, as in effect on the date the merger agreement was entered into, in full force and effect.

We have agreed to pay, promptly following the closing, all severance and/or change in control payments due pursuant to their terms to each individual who (i) has such a severance agreement and/or change of control agreement with the Company or one of our subsidiaries, (ii) is an employee of the Company or one of our subsidiaries immediately prior to the closing date and (iii) is entitled to a severance and/or change of control payment pursuant to the terms of his or her respective severance agreement and/or change of control agreement.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party will use its reasonable best efforts to prepare and file, as soon as reasonably practicable, the necessary notifications under the HSR Act. In addition, the parties have agreed to file, no later than sixty days following the execution of the merger agreement, all necessary applications and filings to obtain the company required statutory approvals and the parent required statutory approvals. We are also required to consult with the Parent prior to making any regulatory filing with the PaPUC or FERC; however, in observing or consulting with us, the Parent will not be entitled to direct or manage any of our decisions or activities.

In connection with the merger and the transactions contemplated by the merger agreement, each of the parties has further agreed to:

•	upon request by the other, furnish the other with all true and accurate information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement, or any other statement, filing, notice or application made by or on behalf of the Parent, the Company or any of our respective subsidiaries to any governmental authority;

•	promptly provide the other party with copies of all filings made by any of the parties or any of their respective subsidiaries with any federal or state court, administrative agency, commission or other governmental authority in connection with the merger agreement and the transactions contemplated thereby;

•	keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of any notices or other communications received by any of the parties or any of their respective subsidiaries, from any third party and/or any governmental authority with respect to the merger and the other transactions contemplated by the merger agreement; and

•	give prompt notice to the other of any change that would reasonably be expected to result in a company material adverse effect or a parent material adverse effect, respectively.

Furthermore, the Company and the Parent have agreed to cooperate and use their reasonable best efforts to defend against and respond to any claim, action, suit, investigation, legal or administrative proceeding commenced by any governmental authority or person (other than the Company, the Parent or any of their respective subsidiaries) that questions the validity or legality of the merger agreement, the merger, the other transactions contemplated by the merger agreement or claims for damages in connection therewith. In addition, each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may be reasonably requested in order to consummate the merger.

Financing Commitments; Company Cooperation

The Parent has agreed to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to arrange, and close concurrently with the closing (i) the debt financing on the terms and conditions described in the debt financing commitments and (ii) the equity financing on the terms and conditions described in or comparable to the Equity Contribution Agreement, dated as of July 5, 2006, among the Parent and its members (the “Equity Contribution Agreement”); provided that with respect to the debt financing commitments or equity financing, as the case may be, the Parent may terminate and replace or amend the debt financing commitments or Equity Contribution Agreement, as the case may be, to add lenders, lead arrangers, bookrunners, syndication agents, or similar entities who had not executed the debt financing commitments or Equity Contribution Agreement as of July 5, 2006 or otherwise so long as the terms would not adversely impact the ability of the Parent to consummate the transactions contemplated by the merger agreement or otherwise prevent or materially delay or materially impair the consummation of the transactions contemplated thereby. In using its reasonable best efforts, the Parent has agreed to (w) maintain in effect the debt financing commitments or Equity Contribution Agreement, as the case may be, (x) satisfy on a timely basis all conditions applicable to the Parent or Merger Sub to obtain the debt financing or equity financing, as the case may be, (y) enter into definitive agreements with respect thereto on terms and conditions contemplated by the debt financing commitment or Equity Contribution Agreement, as the case may be, or any replacement commitments or on other terms that would not adversely impact the ability of the Parent to consummate the transactions contemplated by the merger agreement and (z) consummate the debt financing or equity financing, as the case may be, at or prior to closing.

If any portion of the debt financing or equity financing, as the case may be, becomes unavailable on the terms and conditions contemplated in the debt financing commitment or Equity Contribution Agreement, the Parent has agreed to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable. In addition, the Parent has agreed to give us prompt notice of any material breach of the debt financing commitment or Equity Contribution Agreement, as the case may be, that the Parent becomes aware of or the termination of the debt financing commitment or Equity Contribution Agreement, and has further agreed to keep us informed on a reasonably current basis of the status of the efforts to arrange the debt financing and equity financing, including providing us with copies of all documents related to the debt financing or equity financing, as the case may be.

We have agreed, and have agreed to cause our subsidiaries, at the Parent’s sole expense, to use our and their reasonable best efforts to cooperate as may be reasonably requested by the Parent in connection with the financings, including using our reasonable best efforts to:

•	cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet (including in Australia) with ratings agencies and prospective lenders and investors in presentations, meetings, and due diligence sessions;

•	assist with the preparation of disclosure documents in connection therewith;

•	provide financing sources with reasonable access to our and our subsidiaries’ respective properties, books and records;

•	execute and deliver any customary pledge or security documents or other customary definitive financing documents and certificates as may be reasonably requested by the Parent; and

•	direct our independent accountants and counsel to provide customary and reasonable assistance to the Parent.

Conditions to the Merger

Mutual Obligations

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the Company Shareholders’ Approval has been received;

•	the absence of an injunction or other governmental order restraining or prohibiting the merger; and

•	receipt of the company required statutory approvals and the parent required statutory approvals, which have become final orders (as defined below).

As used in the merger agreement, “final orders” means action by the relevant regulatory authority which has not been reversed, stayed, enjoined or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated by the merger agreement may be consummated has expired, and to which all conditions to the consummation of such transactions prescribed by law have been satisfied.

The Parent’s Obligations

The Parent will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	we have performed in all material respects our agreements and covenants under the merger agreement;

•	our representations and warranties are true and correct in all material respects as of July 5, 2006 and the closing date;

•	no company material adverse effect has occurred and is continuing;

•	we have delivered an opinion from in-house or outside counsel with respect to certain matters;

•	we have delivered a certificate signed by one of our executive officers with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements; and

•	the company required statutory approvals and parent required statutory approvals (i) have been obtained and have become final orders, (ii) no petition for rehearing or reconsideration or other appeal or application for review before the PaPUC is pending and the time for filing any such petition, appeal or application has passed or expired, and (iii) do not contain any adverse merger effects (as defined below).

As used in the merger agreement, the term “adverse merger effects” means any terms, conditions, adjustments and other provisions that (i) are included as part of any company required statutory approval or parent required statutory approval pursuant to a final order, and (ii) either (x) reduce or freeze the rates charged to Duquesne Light Company’s customers below or at those rates in effect on July 5, 2006, delay the ability of Duquesne Light Company to begin charging the rates contemplated to be charged to the Duquesne Light Company’s customers in the final order relating to the 2006 PaPUC Rate Case, or restrict Duquesne Light Company’s ability to pay dividends beyond accumulated net income during periods in which Duquesne Light Company’s debt to total capitalization ratio does not exceed 60%, or (y) individually or in the aggregate would be reasonably expected to result in an aggregate reduction of $10 million or more, over a twelve month period and on a basis net of all positive effects resulting from any terms, conditions, adjustments and other provisions included as part of any company required statutory approval or parent required statutory approval pursuant to a final order, in the earnings before income taxes, depreciation and amortization (“EBITDA”), of the Company and our subsidiaries, taken as a whole, as compared to such EBITDA that would be reasonably expected to result if the final order relating to the 2006 PaPUC Rate Case were applied without regard to the terms, conditions, adjustments or other provisions included as part of any company required statutory approval or parent required statutory approval pursuant to a final order.

In exchange for the Parent’s consent to certain terms proposed by the Company in connection with confidential discussions among the parties to the 2006 PaPUC Rate Case (which terms have now been set forth in a settlement agreement filed with the PaPUC on September 14, 2006), the Company and the Parent agreed that in the event that the PaPUC issues an order by which the Company is bound and that approves the settlement of the 2006 PaPUC Rate Case, as proposed by the Company, the merger agreement will be amended to revise the definition of “adverse merger effects” so that, following such amendment, the term “adverse merger effects” would mean any terms, conditions, adjustments and other provisions that (i) are included as part of any company required statutory approval or parent required statutory approval pursuant to a final order (as defined in Section 8.1(c)), and (ii) either (x) reduce or freeze the rates charged to the Light Company’s customers below or at those rates in effect on the date of this Agreement, delay the ability of the Light Company to begin charging the rates contemplated to be charged to the Light Company’s customers in the final order relating to the 2006 PaPUC Rate Case, or restrict the Light Company’s ability to pay dividends beyond accumulated net income during periods in which Light Company’s debt to total capitalization ratio does not exceed 60%, or (y) individually or in the aggregate would be reasonably expected to result in a reduction over a twelve month period and on a basis net of all positive effects resulting from any terms, conditions, adjustments and other provisions included as part of any company required statutory approval or parent required statutory approval pursuant to a final order, in the EBITDA (earnings before income taxes, depreciation and amortization) of the Company and the Company Subsidiaries, taken as a whole, as compared to such EBITDA that would be reasonably expected to result if the final order relating to the 2006 PaPUC Rate Case were applied without regard to the terms, conditions, adjustments or other provisions included as part of any company required statutory approval or parent required statutory approval pursuant to a final order.

The Company and the Parent further agreed that that if at any time following any such amendment of the merger agreement but prior to the Closing the Company is no longer bound by the order of the PaPUC approving the settlement of the 2006 PaPUC Rate Case, as proposed by the Company, then the foregoing amendment shall be without any force or effect and the term “Adverse Merger Effects” shall have the meaning originally ascribed thereto in the Merger Agreement. The full text of the foregoing amendment to the merger agreement is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference.

The 2006 PaPUC Rate Case is currently before an administrative law judge and any recommendation made by such judge would require the approval of the PaPUC. Accordingly, at this time, there can be no assurance that the terms proposed by the Company will ultimately be approved by the PaPUC or that the definition of “adverse merger effects” will ultimately be amended.

Company’s Obligations

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the Parent and Merger Sub have performed in all material respects their agreements and covenants under the merger agreement;

•	the Parent’s and Merger Sub’s representations and warranties are true and correct in all material respects as of July 5, 2006 and the closing date;

•	we have received an opinion from in-house or outside counsel of the Parent with respect to certain matters;

•	we have received a certificate signed by an executive officer of the Parent with respect to the satisfaction of the conditions relating to their representations, warranties, covenants and agreements; and

•	the Disinterested Approval has been received.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the Company Shareholders’ Approval has been obtained, as follows:

•	by mutual written consent of the Company, the Parent and Merger Sub;

•	by either the Parent or the Company if there is a final and non-appealable order, judgment or regulation enjoining or otherwise prohibiting the merger;

•	by either the Parent or the Company if the effective time has not occurred on or before July 5, 2007 (which we refer to as the “Initial Termination Date”) (provided that the right to terminate will not be available to any party whose failure to fulfill any of its obligations under the merger agreement will have proximately contributed to the failure of the effective time to occur by such date); provided, however, that if on the Initial Termination Date the statutory approvals and the company required consents have not been fulfilled but all the other conditions to closing have been fulfilled or are capable of being fulfilled, then the Initial Termination Date will be extended to January 5, 2008;

•	by either the Parent or us if the Company Shareholders’ Approval or the Disinterested Approval has not been obtained;

•	by the Parent if:

•	we breach any of our representations or warranties or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Parent’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach, or

•	(A) our board of directors (or any committee thereof) (i) withdraws or modifies in any adverse manner its approval or recommendation of the merger agreement or the merger, (ii) approves or recommends or enters into an agreement for any acquisition of the Company or any material portion of its assets or any tender offer by a party other than the Parent, or (iii) resolves to take either of the aforementioned actions, or (B) we fail to take a vote of the stockholders on the merger prior to the Initial Termination Date; and

•	by us if:

•	the Parent or Merger Sub breaches any of their representations or warranties or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to our obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after receipt by the Parent of notice of such breach,

•	we choose to terminate the merger agreement in connection with an acquisition proposal from a third party, or

•	the Stock Purchase Agreement is terminated or the parties to the Stock Purchase Agreement fail to consummate the transactions contemplated thereby upon the satisfaction or waiver of all conditions to consummate the transactions contemplated thereby (however, the transactions contemplated by the Stock Purchase Agreement were consummated on August 11, 2006).

Fees and Expenses

Termination Fees

We have agreed to pay the Parent a termination fee equal to $40 million if the merger agreement is terminated under the following circumstances:

•	by the Parent because our board of directors has withdrawn or modified its approval or recommendation of the merger, approved or recommended entering into an agreement with a party other than the Parent, or failed to take a vote of our stockholders by the Initial Termination Date;

•	by us in connection with an acquisition proposal from a third party; or

•	by the Parent because (A) the Company Shareholders’ Approval or the Disinterested Approval has not been obtained or there has been a breach of our representations, warranties and covenants or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Parent’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach, and (B) within 12 months of such termination, we (i) enter into a definitive agreement regarding an acquisition proposal, (ii) become a subsidiary of the person making the acquisition proposal or (iii) consummate a transaction relating to such acquisition proposal.

In addition to our obligations to pay the foregoing termination fees under the circumstances described above, we will be liable to the Parent and Merger Sub for liabilities and damages resulting from willful and material breaches of the merger agreement by us, without any cap on our liability for such breaches. Similarly, the Parent and Merger Sub will be liable to us for liabilities and damages resulting from willful and material breaches of the merger agreement by the Parent and Merger Sub (including the failure to have sufficient cash to pay the Merger Consideration); provided, however, that the Parent’s and Merger Sub’s liability will not exceed $70 million in the aggregate.

Expenses

Following the termination of the merger agreement, we have agreed to pay the Parent an amount equal to all documented out-of-pocket expenses and fees incurred by the Parent not in excess of $10 million if the merger agreement is terminated because (i) the Company Shareholders’ Approval or the Disinterested Approval has not been obtained, (ii) there has been a breach of our representations, warranties and covenants or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Parent’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach, (iii) our board of directors has withdrawn or modified its approval or recommendation of the merger, approved or recommended entering into an agreement with a party other than the Parent, or failed to take a vote of our stockholders, or (iv) the merger agreement is terminated in connection with an acquisition proposal.

The merger agreement requires the Parent to pay us an amount equal to all documented out-of-pocket expenses and fees incurred by us not in excess of $10 million if the merger agreement is terminated because there has been a breach of the Parent’s or Merger Sub’s representations, warranties and covenants or if any representation or warranty becomes untrue and incapable of being cured prior to the effective time, or any breach of any covenant or agreement, such that a condition to the Company’s obligation to consummate the merger would not be satisfied, and such breach or condition is not curable or, if curable, has not been cured within 30 days after our receipt of notice of such breach.

Amendment and Waiver

The boards of directors of the Company and the Parent may amend the merger agreement at any time before or after the Company Shareholders’ Approval and prior to the effective time of the merger pursuant to an instrument signed by the Company, the Parent and Merger Sub. However, after the Company Shareholders’ Approval has been obtained, no amendment can be made that by law would require approval by the Company’s stockholders without obtaining such further approval.

At any time prior to the effective time, the Company and the Parent may (i) extend the time for the performance of any obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant thereto and (iii) waive compliance with any agreements or conditions under the merger agreement, to the extent permitted by law.

MARKET PRICES AND DIVIDEND DATA

Our common stock is included on the New York Stock Exchange under the symbol “DQE.” This table shows, for the periods indicated, the range of intraday high and low per share prices for our common stock as reported on the New York Stock Exchange.

	Fiscal Quarters
	First	Second	Third			Fourth
Fiscal Year 2006 (through [•])
High	$18.29	$17.19	$	[	•]	N/A
Low	$16.41	$15.67		$16.27		N/A

Fiscal Year 2005
High	$19.23	$19.44		$19.52		$17.59
Low	$17.40	$17.17		$17.06		$16.08

Fiscal Year 2004
High	$20.50	$19.95		$19.74		$19.42
Low	$17.92	$17.64		$17.93		$16.93

The following table sets forth the closing price per share of our common stock, as reported on the New York Stock Exchange on July 3, 2006, the last trading day before the public announcement of the merger, and on [•], 2006, the latest practicable trading day before the printing of this proxy statement:

	Common Stock Closing Price
July 3, 2006		$16.44
[•], 2006	$	[	•]

Following the merger there will be no further market for our common stock and our stock will be delisted from the New York Stock Exchange and all other applicable exchanges and deregistered under the Exchange Act.

To date during fiscal year 2006, and during fiscal years 2005 and 2004, Holdings paid a quarterly cash dividend on its common stock of $0.25 per share. On July 13, 2006, our board of directors declared a quarterly cash dividend on our common stock of $0.25 for each share, payable October 1, 2006, to stockholders of record at the close of business on September 8, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows all equity securities beneficially owned, directly or indirectly, as of August 31, 2006, by each of the Company’s directors, our chief executive officer and the next four most highly compensated executive officers, and our directors and executive officers as a group.

	Total Shares of Common Stock (1)		Shares of Common Stock/Nature of Ownership (2)
Pritam M. Advani	4,792	(3)	4,792	VP
Doreen E. Boyce	26,512	(3)	17,142 5,000	VP, IP VP
Robert P. Bozzone	142,319	(3)	124,210 5,000	VP, IP VP
Charles C. Cohen	23,755	(3)	8,253 7,490	VP, IP VP
Sigo Falk	26,859	(3)(4)	15,839 5,000	VP, IP VP
Joseph C. Guyaux	15,883	(3)	4,336 7,905	VP, IP VP
David M. Kelly	23,560	(3)	8,058 7,490	VP, IP VP
John D. Turner	20,687	(3)	5,185 7,490	VP, IP VP
Morgan K. O’Brien	165,791	(5)	55,543 25,839	VP, IP VP
Joseph G. Belechak	42,630	(5)	10,268 8,200	VP, IP VP
Maureen L. Hogel	40,206	(5)	9,948 7,700	SVP, SIP VP
Stevan R. Schott	24,863	(5)	8,888 6,700	VP VP
James E. Wilson	14,298	(5)	8,501 5,500	VP, IP VP
Directors and Executive Officers as a Group (16 persons)	618,616

None of the individuals named in the table owned beneficially more than 1% of the outstanding shares of the Company’s common stock. The directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of our common stock as of August 31, 2006.

(1)	The amounts shown include shares of our common stock which the individuals have a right to acquire within 60 days of August 31, 2006 through the exercise of stock options granted under the Company’s long-term incentive plan in the following amounts: Mrs. Boyce: 4,370; Mr. Bozzone: 13,110; Mr. Cohen: 8,012; Mr. Falk: 4,370; Mr. Guyaux: 3,642; Mr. Kelly: 8,012; Mr. Turner: 8,012; Mr. O’Brien: 84,409; Mr. Belechak: 22,500; Ms. Hogel: 22,500; Mr. Schott: 8,275; Mr. Wilson: 297; and all directors and executive officers as a group: 213,059. The amounts also include the unvested portion of the restricted stock granted annually to non-employee directors.

(2)	The initials “VP” and “IP” mean sole voting power and sole investment power, respectively, and the initials “SVP” and “SIP” mean shared voting power and shared investment power, respectively.
(3)	Includes the unvested portions of restricted stock grants under our 1996 Plan for Non-Employee Directors, as amended, in the following amounts: Mr. Cohen: 2,490; Mr. Guyaux: 2,905; Mr. Kelly; 2,490; and Mr. Turner: 2,490. These shares vest in increments of 415 shares per year. Grants are no longer being made under this plan, which has been terminated by the board of directors. Also includes restricted stock grants (which vest over two years) in the amount of 2,500 shares awarded on June 1, 2006 to each non-employee director as part of the annual director compensation package.

(4)	Includes 1,500 shares held by a trust for which Mr. Falk is an income beneficiary but not a trustee, and over which he has no voting or investment power whatsoever. Also includes 150 shares held by the Leon Falk Family Trust, with respect to which Mr. Falk disclaims beneficial ownership.
(5)	Includes the unvested portions of restricted stock grants to management under the Company’s Incentive Plan in the following amounts: Mr. O’Brien: 25,839; Mr. Belechak: 8,200; Ms. Hogel: 7,700; Mr. Schott: 6,700; and Mr. Wilson: 5,500. These shares will vest on December 31, 2006.

Messrs. Belechak and Schott, and Ms. Hogel also beneficially own 1,769; 1,195; and 1,416 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of June 30, 2006. The preference shares are held by the Employee Stock Ownership Plan trustee for our 401(k) Plan on behalf of the executive officers, who have voting but not investment power. The preference shares are redeemable for our common stock or cash on retirement, termination of employment, death, or disability. As of June 30, 2006, there were 346,784 preference shares outstanding. Messrs. O’Brien and Wilson do not own any preference shares.

The following table sets forth, to our knowledge, the beneficial owners of more than 5% of the outstanding shares of our common stock:

		Common Stock Beneficially Owned
Name	Address	Number of Shares		Percent of Class (1)
Barclays Global Investors, NA	45 Fremont Street San Francisco, CA 94105	6,055,408	(2)	6.85%

DUET Investment Holdings Limited	Level 11, 1 Martifn Place Sydney, NSW 2000 Australia	6,818,827		7.71%

Gabelli Asset Management, Inc.	One Corporate Center Rye, NY 10580-1435	4,917,129	(4)	5.56%

(1)	Based on shares of the Company’s common stock issued and outstanding as of August 31, 2006.
(2)	This information was taken from Barclays Global Investors, NA’s Schedule 13G, filed with the SEC on January 26, 2006 on behalf of itself and certain affiliates. The share amount includes 1,433,025 shares held by Barclays Global Investors, NA, with respect to 1,169,975 of which it claims sole voting power and all of which it claims dispositive power; and 4,622,383 shares held by Barclays Global Fund Advisors, with respect to all of which it claims sole voting and dispositive power.
(3)	This information was taken from DUET Investment Holdings Limited’s Schedule 13D/A, filed with the SEC on August 14, 2006 on behalf of itself and certain affiliates. DUET Investment Holdings Limited claims shared voting and shared dispositive power with respect to all shares.
(4)	This information was taken from Gabelli Asset Management’s Amendment No. 5 to Schedule 13D, filed with the SEC on December 7, 2005 on behalf of itself and certain affiliates. The share amount includes 1,122,000 shares held by Gabelli Funds LLC, with respect to all of which it claims sole voting and dispositive power; and 3,795,129 shares held by GAMCO Asset Management Inc., with respect to 3,434,129 of which it claims sole voting power and all of which it claims sole dispositive power.

NO DISSENTERS’ RIGHTS

Under Pennsylvania law, stockholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, quoted on the National Association of Securities Dealers, Inc. automated quotation system or held beneficially or of record by more than 2,000 persons. Consequently, because shares of Holdings’ common stock are quoted on the New York Stock Exchange, you will not have the right to exercise dissenters’ rights. If the merger agreement is adopted and the merger is completed, stockholders who voted against the adoption of the merger agreement will be treated the same as stockholders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

PROXY STATEMENT DELIVERY

Under certain circumstances, we deliver only one proxy statement to multiple stockholders who share an address. If you are receiving multiple copies of these documents and would prefer only one, you may make such a request by notifying our Shareholder Relations Department in writing at 411 Seventh Avenue, Mail Stop 7-4, Pittsburgh PA 15219, or by telephone at 412-393-6167 (in the Pittsburgh area) or 800-247-0400 (outside the Pittsburgh area). If your household receives single copies of the proxy statement, and you wish to receive separate copies for each stockholder with respect to this proxy statement or in the future, you may make such a request by notifying our Stockholder Relations Department as set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed prior to mid-year 2007, we would not expect to hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders. Currently, the 2007 annual meeting is tentatively scheduled to be held in May 2007; and if a meeting is held then or at some later time, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. However, in order for such proposals to be considered for inclusion in the proxy statement of the Company relating to such annual meeting if held in May 2007, such proposals, including notice of any proposal which a stockholder intends to raise at the meeting pursuant to an independent solicitation, must have been received by the Company not later than December 13, 2006. Proposals received after that date cannot be submitted for action at the 2007 annual meeting of stockholders if held in May 2007. Proposals must be in writing and mailed to the Corporate Secretary at our principal executive offices: Duquesne Light Holdings, Inc., 411 Seventh Avenue, Pittsburgh, Pennsylvania 15219.

Stockholders may send other communications to the board of directors by mailing them to the Chairman of the Board, c/o the Corporate Secretary at the address above. All such communications are held available for review by the Chairman.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING HOLDINGS AND THE MACQUARIE CONSORTIUM

Holdings has supplied all information contained in this proxy statement relating to Holdings, and the Macquarie Consortium has supplied all information contained in this proxy statement relating to the Macquarie Consortium, the Parent and Merger Sub. Some of the important business and financial information relating to Holdings that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement. See “Incorporation of Information by Reference” beginning on page 69.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Georgeson Shareholder

17 State Street

28th Floor

New York, New York 10004

You should not send in your Holdings certificates until you receive the transmittal materials from the paying agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, Georgeson Shareholder, at 866-482-5165 if you have any questions about this proxy statement or the merger, or need assistance with the voting procedures.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that the Company has previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.

The following Holdings filings with the SEC (all filed under file number 1-10290):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006; and

•	Current Reports on Form 8-K with filing dates of January 4, 2006, February 2, 2006, February 28, 2006, May 4, 2006, May 31, 2006, July 6, 2006, August 11, 2006 (with respect to Item 3.02 only), September 8, 2006 and September 15, 2006.

Holdings also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of the Company’s stockholders or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or via telephone from us at the following address:

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Attention: Corporate Secretary

Telephone: 412-393-6167 (in the Pittsburgh area)

                   800-247-0400 (outside the Pittsburgh area)

If you would like to request documents from us, please do so by [•], 2006, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

DUQUESNE LIGHT HOLDINGS, INC.,

CASTOR HOLDINGS LLC

and

CASTOR MERGER SUB INC.

Dated as of July 5, 2006

A-i

A-ii

INDEX OF PRINCIPAL TERMS

Term	Page
2005 10-K	A-8
2006 FERC Rate Case	A-24
2006 PaPUC Rate Case	A-24
Acquisition Agreement	A-31
Acquisition Proposal	A-31
Acquisition Transaction	A-31
Adverse Merger Effects	A-35
Affected Employees	A-29
Agreement	A-1
Amendment	A-30
Assets	A-22
Associate Company	A-27
BCL	A-1
Business Plan	A-23
Cancelled Shares	A-2
Certificates	A-2
Closing	A-5
Closing Date	A-5
Code	A-4
Company	A-4
Company Awards	A-4
Company Common Stock	A-2
Company Disclosure Schedule	A-5
Company Financial Statements	A-9
Company Material Adverse Effect	A-5
Company Meeting	A-27
Company Plans	A-12
Company Preferred Stock	A-6
Company Reports	A-9
Company Required Consents	A-7
Company Required Statutory Approvals	A-7
Company SEC Reports	A-9
Company Series A Preferred Stock	A-6
Company Shareholders’ Approval	A-18
Company Subsidiary	A-5
Confidentiality Agreement	A-25
Debt Financing	A-22
Debt Financing Commitment	A-22
Default Amount	A-39
Disinterested Approval	A-37
Disinterested Common Stock	A-37
Effective Time	A-1
Environmental Claim	A-15
Environmental Laws	A-16
Environmental Permits	A-15
Equity Contribution Agreement	A-22
Equity Financing	A-22
ERISA	A-12
ERISA Affiliate	A-12

A-iii

Term	Page
Exchange Act	A-4
Existing D&O Coverage	A-28
Exon-Florio	A-35
FERC	A-5
Final Order	A-34
Financing	A-22
Financing Commitments	A-22
FPA	A-9
GAAP	A-9
Governmental Authority	A-8
Hazardous Materials	A-16
HSR Act	A-26
Indemnified Liabilities	A-28
Indemnified Parties	A-28
Indemnified Party	A-28
Initial Termination Date	A-38
Intellectual Property	A-17
IT Assets	A-18
knowledge	A-6, A-20
Leased Real Property	A-9
Lender	A-22
Lien	A-9
Liens	A-9
Light Company	A-2
Material Contracts	A-17
Maximum Amount	A-28
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Common Stock	A-2
Options	A-3
Owned Real Property	A-9
PaPUC	A-5
Parent	A-1
Parent Material Adverse Effect	A-20
Parent Required Statutory Approvals	A-20
Paying Agent	A-2
PBGC	A-13
PCBs	A-16
Person	A-4
PUHCA	A-8
Real Property	A-9
Real Property Lease	A-10
Release	A-16
Representatives	A-25
Risk Management Policies	A-24
Savings Plan	A-30
SEC	A-9
Securities Act	A-8
Severance Policy	A-30
SOX	A-9

A-iv

Term	Page
Stock Purchase Agreement	A-1
Subsidiary	A-5
Superior Proposal	A-31
Surviving Corporation	A-1
Takeover Statute	A-32
Tax	A-12
Tax Return	A-12
Title IV Company Plan	A-13
Trade Secrets	A-17
Treasury Regulations	A-12
Violation	A-7
WARN Act	A-15

A-v

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 5, 2006 (this “Agreement”), is entered into by and among Duquesne Light Holdings, Inc., a Pennsylvania corporation (the “Company”), Castor Holdings LLC, a Delaware limited liability company (the “Parent”) and Castor Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”).

WHEREAS, the Company and the Parent have determined that it would be in the best interests of their respective corporations and in the best interests of their respective shareholders to effect the transactions contemplated by this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, the Parent and the Merger Sub have approved this Agreement and the merger of the Merger Sub with and into the Company whereby the Company will become a wholly owned subsidiary of the Parent (the “Merger”);

WHEREAS, the Company and certain members of Parent, simultaneously with the execution of this Agreement, are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company will issue and sell, and such members of Parent will purchase, subject to the terms and conditions set forth therein, certain shares of Company Common Stock (as hereinafter defined) and/or certain securities of the Company convertible into shares of Company Common Stock; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company in accordance with the laws of the Commonwealth of Pennsylvania. The Company shall be the Surviving Corporation (as defined below) in the Merger, shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania and, following the Effective Time, the Company shall become a wholly owned subsidiary of the Parent and shall succeed to and assume all of the rights and obligations of the Merger Sub in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”). The effects and consequences of the Merger shall be as set forth in Section 1.2. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2 Effects of the Merger. At the Effective Time, (a) the Articles of Incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation after the Effective Time until thereafter amended, (b) the by-laws of the Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation after the Effective Time until duly amended, and (c) the Merger shall have all of the effects provided by the BCL. As of the Effective Time, each of the directors of the Company shall resign and the directors of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

Section 1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by the Company and the Merger Sub with the Department of State of the Commonwealth of Pennsylvania pursuant to the BCL. The Merger shall become effective upon the filing of the articles of merger in the Department of State of the Commonwealth of Pennsylvania or upon the effective date specified in articles of merger so filed, whichever is later (the “Effective Time”).

ARTICLE II

TREATMENT OF SHARES

Section 2.1 Effect on Capital Stock of the Company and the Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any of the capital stock of the Company or the Merger Sub:

(a) Conversion of Capital Stock of the Company. Each share of common stock, without par value, of the Company (the “Company Common Stock”) issued and outstanding as of the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b)), shall be cancelled and, subject to the provisions of Section 2.1(b) and Section 2.1(c), shall be converted into the right to receive cash in the amount of $20 per share (the “Merger Consideration”), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in accordance with Section 2.2 hereof, of the certificate formerly evidencing such share. In the event that any Preferred Shares (as defined in and issued pursuant to the Stock Purchase Agreement) are outstanding as of the Effective Time, each such Preferred Share shall be cancelled and converted into the right to receive cash in the amount of $20,000 per share, payable without interest, to the holder of such Preferred Share, upon surrender, in accordance with the same procedures described in Section 2.2 with respect to Company Common Stock, of the certificate formerly evidencing such share, and in such event, the Merger Consideration shall include the foregoing cash amounts.

(b) Cancellation of Certain Shares of Company Common Stock. Except as provided in Section 2.1(d), each share of Company Common Stock that is (i) owned by the Company as treasury stock or (ii) owned by the Parent or by any wholly owned Subsidiary (as defined in Section 4.1) of the Company or the Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of the Merger Sub. Each share of common stock, par value $0.01 per share, of the Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as a share of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. No capital stock of the Merger Sub will be issued or used in the Merger.

(d) Conversion of Company Common Stock held by Light Company. Each share of Company Common Stock held by Duquesne Light Company (“Light Company”) shall be converted into the right to receive the Merger Consideration.

Section 2.2 Surrender of Shares.

(a) Deposit with Paying Agent. Prior to the Effective Time, the Company and the Parent shall mutually designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock in connection with the Merger to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(a). Such funds shall be deposited with the Paying Agent by the Parent immediately prior to or after the Effective Time and shall be invested by the Paying Agent as directed by the Parent.

(b) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) which as of the Effective Time represented outstanding shares of Company Common Stock (the “Cancelled Shares”) that were cancelled or converted and became instead the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and such other provisions upon which the Parent and the Company may agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by mutual agreement of the Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.4) in exchange for each share of Company Common Stock formerly evidenced by such Certificate, which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of the Company, the Merger Consideration may be given to a transferee if the Certificate (or affidavit of loss in lieu thereof) representing such Cancelled Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (or affidavit of loss in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Closing of Transfer Books; Rights of Holders of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and no registration of any transfer of any capital stock of the Company shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Section 2.2. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

(d) Termination of Paying Agent. At any time commencing six months after the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of shares of Company Common Stock claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by the Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.4) to such holder in exchange for such lost, stolen or destroyed Certificate.

Section 2.3 Treatment of Company Stock Awards.

(a) Options. Prior to the Effective Time, the Company shall take all actions necessary to provide, effective as of the Effective Time, for the cancellation, on the terms and conditions set forth in this Section 2.3 and without any payment therefor except as otherwise provided in this Section 2.3, of all stock options (whether or not then exercisable) on Company Common Stock outstanding at the Effective Time under the Company’s Long-Term Incentive Plan or otherwise (the “Options”). As of the Effective Time, each such Option (whether vested or unvested) shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to receive a payment, if any, in cash from the Company (less any applicable withholding taxes), promptly following the Effective Time, equal to the product of (i) the total number of shares of Company Common Stock then issuable upon the exercise of such Option (whether or not then vested or exercisable) and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per share with respect to such Option.

(b) Other Awards. Prior to the Effective Time, the Company shall take all actions necessary to provide for the full vesting, effective immediately before the Effective Time, of each award (the “Company Awards”) (including each share of restricted stock, stock equivalents and stock units, but excluding Options) outstanding immediately before the Effective Time that was granted under any plan, program, agreement or arrangement maintained by the Company to provide for grants of equity-based awards; provided that, to the extent a performance-based Company Award does not already by its terms provide for vesting upon the consummation of any transactions contemplated by this Agreement, such Company Award shall vest in accordance with the foregoing provisions of this Section 2.3(b) at the target performance level.

(c) Required Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions, including obtaining consents and acknowledgements of participants, which are necessary to effectuate the provisions of Section 2.3(a) and (b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Options or Company Awards. The Company shall also take all action reasonably necessary to approve the disposition of the Options in accordance with this Section 2.3 so as to exempt such dispositions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.4 Withholding Rights. Each of the Surviving Corporation, the Company and the Parent shall be entitled to deduct and withhold from the Merger Consideration or other payments pursuant to this Agreement to any holder of shares of Company Common Stock or other Person (as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax (as defined in Section 4.10) law. To the extent that amounts are so withheld by the Surviving Corporation, the Company or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or other Person in respect of which such deduction and withholding was made by the Surviving Corporation, the Company or the Parent, as the case may be. As used in this Agreement, the term “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

Section 2.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (other than the issuance of securities contemplated by the Stock Purchase Agreement and, in the event the Stock Purchase Agreement is terminated or in the event the proceeds to the Company pursuant to the Stock Purchase Agreement are less than $150 million, any securities issued by the Company as contemplated by Section 6.1 of the Company Disclosure Schedule), the Merger Consideration shall be equitably adjusted.

ARTICLE III

THE CLOSING

Section 3.1 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005 at 10:00 a.m., local time, on the fifteenth business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as the Company and the Parent shall mutually agree (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent as follows:

Section 4.1 Organization and Qualification. The Company and each of the Company Subsidiaries (as defined below) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Except as set forth in Section 4.1 of the schedule delivered by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”), the Company and each of the Company Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined below). As used in this Agreement, (a) the term “Subsidiary” of a Person shall mean any other Person of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries; (b) the term “Company Subsidiary” shall mean a Subsidiary of the Company and (c) the term “Company Material Adverse Effect” shall mean any material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that the term “Company Material Adverse Effect” shall not include (i) any such effect resulting from any change, including any change in law, rule, or regulation of any Governmental Authority (as defined in Section 4.4(c)), that applies generally to similarly situated Persons, (ii) any such effect relating to or resulting from general changes in the electric utility industry, (iii) any such effect relating to or resulting from the 2006 FERC Rate Case (as defined in Section 7.15) before the Federal Energy Regulatory Commission (“FERC”) or the 2006 PaPUC Rate Case (as defined in Section 7.15) before the Pennsylvania Public Utility Commission (“PaPUC”), (iv) any such effect relating to or resulting from changes to accounting standards, principles or interpretations, (v) any such effect resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby, including any such change resulting therefrom in the market value of the Company Common Stock or the Company’s credit rating, or from any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby, including any such action, suit or proceeding alleging a breach of fiduciary duty in connection with the execution, delivery, approval or consummation of the transactions contemplated by this Agreement, or (vi) any such effect resulting from any action taken by any of the parties outside the ordinary course of its business that is required to be taken in order to comply with any provision of this Agreement, including, to the extent applicable, Section 6.1 hereof (provided, however, that Parent may consider, in determining whether a Company Material Adverse Effect has occurred, the extent to which the aggregate cost of power purchases made by the Company or the Light Company for the period between the date hereof and the Closing Date exceeds the aggregate amount of such costs anticipated to be incurred in respect of such period pursuant to the Business Plan (as defined in Section 6.1)). As used in this Agreement, the term “knowledge” when referring to the knowledge of the Company or any Company Subsidiary shall mean the actual knowledge of an executive officer of the Company after reasonable inquiry of those employees who are reasonably likely to possess the relevant information.

Section 4.2 Subsidiaries; Corporate Documents.

(a) Section 4.2(i) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of all of the Company Subsidiaries and their respective jurisdictions of incorporation or organization and the jurisdictions in which they are qualified to do business, and Section 4.2(ii) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any minority interest in any Person that requires an additional filing by the Parent under HSR Act. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other securities of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, beneficially and of record by the Company free and clear of any liens, claims, security interests and other encumbrances of any nature whatsoever.

(b) Prior to the date hereof, the Company has made available to the Parent true, complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so made available is in full force and effect. Prior to the date hereof, the Company has made available to the Parent true, complete and correct copies of the minutes of all meetings of the stockholders, the boards of directors and each committee of the boards of directors of the Company and Light Company since December 31, 2003.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 187,500,000 shares of Company Common Stock, without par value; and 4,000,000 shares of preferred stock, without par value (“Company Preferred Stock”), of which 1,000,000 shares have been designated Preferred Stock, Series A (Convertible) (“Company Series A Preferred Stock”). At the close of business on July 3, 2006, (i) 79,614,546 shares of Company Common Stock were issued and outstanding (including 1,176,838 shares held by the Light Company ESOP) and (ii) no shares of Company Series A Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, except as set forth in Section 4.3 of the Company Disclosure Schedule, the Company has no capital stock or other securities (including securities convertible into, or exercisable or exchangeable for, capital stock) of the Company reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, commitments, arrangements, agreements or rights of any character to which the Company or any Company Subsidiary is a party or by which any of them are bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or rights (including securities or rights convertible into, or exercisable or exchangeable for, additional shares of capital stock) of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such preemptive or other outstanding rights, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, commitments, arrangements, agreements or rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) The authorized capital stock of Light Company consists of (i) 90,000,000 shares of common stock, par value $1.00 per share, of which 10 shares are issued and outstanding and all of which are duly authorized, validly issued, fully paid and nonassessable and owned by the Company free and clear of any Liens, (ii) 4,000,000 shares of preferred stock, par value $50.00 per share, of which, as of the close of business on July 3, 2006, 2,709,419 shares were issued and outstanding and (iii) 8,000,000 shares of preference stock, par value $1.00 per share, of which, as of the close of business on July 3, 2006, 346,783 shares were issued and outstanding.

Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Shareholders’ Approval (as defined in Section 4.17) and the applicable Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company Shareholders’ Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. Except as set forth in Section 4.4(b)(i) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate or result in a material breach of any provision of, constitute a material default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a “Violation” with respect to the Company and such term when used in Article V has a correlative meaning with respect to the Parent) pursuant to any provisions of (i) any debt instruments relating to outstanding indebtedness for borrowed money in amounts in excess of $5 million, the articles of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries, (ii) the preferred stock and preference stock of the Company and Light Company, (iii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders’ Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (iv) subject to obtaining the third-party consents set forth in Section 4.4(b)(ii) of the Company Disclosure Schedule (the “Company Required Consents”), any Material Contract or material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of the Company Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (iii) or (iv) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except as described in Section 4.4(c) of the Company Disclosure Schedule (the “Company Required Statutory Approvals”), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body), authority or other legislative, executive or judicial entity (each, a “Governmental Authority”) is necessary for the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law) or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) Compliance. Except as set forth in Section 4.4(d)(i), Section 4.8, Section 4.10, Section 4.11, Section 4.12 or Section 4.13 of the Company Disclosure Schedule, or as disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”) or any Company SEC Reports (as defined in Section 4.5) filed after the date of the 2005 10-K and prior to the date hereof, neither the Company nor any of the Company Subsidiaries is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, award, rule, regulation, ordinance or judgment of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.4(d)(ii) or Section 4.13 of the Company Disclosure Schedule, or as disclosed in the 2005 10-K or any Company SEC Reports filed after the date of the 2005 10-K and prior to the date hereof, the Company and the Company Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.4(d)(iii) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Company or any Company Subsidiary under (i) their respective articles of incorporation or by-laws or similar governing documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Board Approval. The board of directors of the Company has (A) determined that the Merger is fair to, and in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of the Company Common Stock and (B) directed that this Agreement be submitted to the holders of the Company Common Stock for their adoption. The board of directors of the Company has taken all action so that the Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such terms are used in Section 2555 of the BCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

Section 4.5 Reports and Financial Statements. Since December 31, 2003, the Company and the Company Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, statements, certifications, reports and documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006 (“PUHCA”), the

Energy Policy Act of 2005, the Federal Power Act (the “FPA”), the Communications Act of 1934 and applicable state public utility laws and regulations (collectively, the “Company Reports”). The Company Reports have complied, as of their respective dates, or if not yet filed or furnished, will comply, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such failures which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. As of their respective dates, (or, if amended prior to the date hereof, as of the date of such amendment), each form, certification, report, schedule, registration statement, definitive proxy statement and document filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Company or Light Company pursuant to the requirements of the Securities Act or the Exchange Act since December 31, 2003 (collectively, the “Company SEC Reports”) did not, or if not yet filed or furnished, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company SEC Reports, at the time of its filing or being furnished, complied in all material respects, or if not yet filed or furnished, will comply in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”) and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. Each of the Company and Light Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Each of the audited consolidated financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (collectively, the “Company Financial Statements”) has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, in each case in accordance with GAAP, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

Section 4.6 Real Property.

(a) Except as set forth in Section 4.6 of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries has (x) good and marketable fee title to all real property owned (or reflected as owned on the Company Financial Statements) by Company or any Company Subsidiary (the “Owned Real Property”) and (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by Company or any Company Subsidiary as lessee or sublessee (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), in each case free and clear of all mortgages, liens, security interests, pledges, charges, easements, rights of way, options, claims, restrictions or encumbrances of any kind (each a “Lien” or collectively, the “Liens”), except:

(i) Liens for Taxes (as defined in Section 4.10 below) that are not yet due and payable or, if due and payable, are not delinquent and may thereafter be paid without penalty;

(ii) Liens that secure indebtedness as reflected on the Company Financial Statements or indebtedness listed on Section 4.6 of the Company Disclosure Schedule;

(iii) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters of public record (other than such matters that, individually or in the aggregate, do not materially adversely impair the current use or value of the Real Property);

(iv) zoning, planning, building and other applicable laws regulating the use, development and occupancy of real property and permits, consents and rules under such laws;

(v) Liens that have been placed by a third party on the fee title of Leased Real Property or property over which Company or any Company Subsidiary has easement rights, and subordination or similar agreements relating thereto;

(vi) Liens that, individually or in the aggregate, do not materially adversely impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted; and

(vii) Subleases identified in Section 4.6 of the Company Disclosure Schedule and indebtedness secured by property subleased under subleases identified in Section 4.6 of the Company Disclosure Schedule.

(b) Neither Company nor any Company Subsidiary is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein that, in each case, is valued in excess of $100,000.

(c) (i) Each lease or sublease for real property under which Company or any Company Subsidiary is a lessee or sublessee (each, a “Real Property Lease”) is in full force and effect and is the valid and binding obligation of Company or such Company Subsidiary, enforceable against Company or such Company Subsidiary in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (ii) no notices of default under any Real Property Lease have been sent or received by Company or any Company Subsidiary and (iii) neither Company nor any Company Subsidiary is in default in any material respect under any Real Property Lease, and, to the knowledge of the Company, no landlord thereunder is in default in any material respect, except in each case, as do not materially adversely impair the use, occupancy or value of the Real Property or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) None of the rights or obligations of Company or any Company Subsidiary, or the lessor or sublessor, under any material Real Property Lease will be subject to termination, modification or acceleration of performance under any Real Property Lease as a result of the consummation of the Merger and the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Real Property Lease by any of the Company or the Company Subsidiaries.

(e) With respect to the Real Property, neither Company nor any Company Subsidiary has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, would reasonably be expected to materially adversely impair the use, occupancy or value of any Real Property. The Company and Company Subsidiaries have lawful rights of use and access to all Real Property necessary to conduct their businesses substantially as presently conducted.

Section 4.7 Internal Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of SOX with respect to such reports. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. Except as set forth in Section 4.7 of the Company Disclosure Schedule, there are no “significant deficiencies” or “material weaknesses” (as defined by SOX) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Section 4.8 Litigation; Undisclosed Liabilities; Restrictions on Dividends; No General Liens. Except as disclosed in the 2005 10-K or any Company SEC Reports filed after the date of the 2005 10-K and prior to the date hereof or as set forth in Section 4.4, Section 4.8, Section 4.10, Section 4.12 or Section 4.13 of the Company Disclosure Schedule, (a) there are no pending or, to the knowledge of the Company, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Company, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries which, individually or in the aggregate, have resulted in since December 31, 2005 or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) there have not been any significant developments since December 31, 2005 with respect to claims, suits, actions, proceedings, investigations or reviews that, individually or in the aggregate, have resulted in since December 31, 2005 or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of the Company Subsidiaries except for such that, individually or in the aggregate, have not resulted in since December 31, 2005 or would not reasonably be expected to result in a Company Material Adverse Effect. Except for matters reflected as liabilities or reserved against in the balance sheet (or notes thereto) as of December 31, 2005, included in the Company Financial Statements, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred since December 31, 2005 in the ordinary course of business consistent in kind and amount with past practice, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.8 of the Company Disclosure Schedule, and except as may be set forth in any Company Required Statutory Approval or Parent Required Statutory Approval, there are no restrictions (contractual or regulatory) limiting the ability of the Light Company from making distributions, dividends or other return of capital to the Company. Neither the Company nor Light Company has granted a general lien to secure indebtedness over its general intangibles, accounts receivable and/or deposit accounts; it being understood that this representation is not intended to address statutory or contractual rights of set off.

Section 4.9 No Dissenters Rights. The Merger will not entitle any holder of Company Common Stock to any “dissenters rights” as such term is used under the BCL.

Section 4.10 Tax Matters. Except as set forth in Section 4.10 of the Company Disclosure Schedule, and except as to matters that would not reasonably be expected, considered individually or in the aggregate with other matters, to result in a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns (as defined below) required to be filed by them on or prior to the date hereof, such Tax Returns are correct, complete and accurate in all respects, and all Taxes (as defined below) shown as due on such Tax Returns have been paid; (ii) there are no audits, claims, assessments, levies, administrative or judicial proceedings pending against the Company by any taxing authority; (iii) there are no liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries, except for liens for Taxes not yet due and payable, or liens for Taxes which are being contested in good faith; and are reserved for in accordance with GAAP in the appropriate Company SEC Reports; (iv) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of the Company Subsidiaries; (v) all Taxes that the Company or any Company Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the appropriate taxing authorities in a timely manner, to the extent due and payable; and (vi) neither the Company nor any company Subsidiary has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has participated in any “listed transactions” or “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4, and neither the Company nor any Company Subsidiary has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code. As used in this Agreement: (i) the term “Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto; (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendments to such returns and reports; and (iii) the term “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code. Except as would not reasonably be expected, considered individually or in the aggregate with other matters, to result in a Company Material Adverse Effect, none of the Company or any of the Company Subsidiaries are subject to any obligations to any counterparties in respect of the lease transactions identified on Section 4.6(b) and (c) of the Company Disclosure Schedule, other than obligations that are recourse only to the interest of the Company and the Company Subsidiaries in the leased property (and the collateral securing the counterparty’s obligation to pay rent) or obligations that, through decisions that are solely within the Company’s control, will become recourse only to such leased property.

Section 4.11 Employee Benefits; ERISA.

(a) Company Plans. Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, policy, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Company Plans”).

(b) Deliveries. With respect to each Company Plan, the Company has heretofore delivered or made available to the Parent true and complete copies of (i) each of the Company Plans and any amendments thereto; (ii) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; and (iii) the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

(c) Absence of Liability. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(d) Present Value of Accrued Benefits. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, with respect to each Company Plan subject to Title IV of ERISA (a “Title IV Company Plan“), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) Funding. No Title IV Company Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Company Plan ended prior to the Closing Date. All contributions required to be made with respect to any Company Plan as of the date hereof have been timely made and all obligations in respect of each Company Plan have been accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(f) Multiemployer Plans. No Title IV Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(g) No Violations. Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(h) Section 401(a) Qualification. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code.

(i) Post-Employment Benefits. Except as set forth in Section 4.11(i) of the Company Disclosure Schedule, no Company Plan provides medical, surgical, vision, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Except as limited by applicable terms of collective bargaining agreements to which the Company or any Company Subsidiary is a party or is otherwise bound, the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(j) Reserved.

(k) Effect of Change of Control. Except as set forth in Section 4.11(k) of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) result in payments under any of the Benefit Plans that would not be deductible under Section 162(m) or Section 280G of the Code, (x) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (y) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (z) except as limited by applicable terms of collective bargaining agreements to which the Company or any Company Subsidiary is a party or is otherwise bound, limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Parent, to merge, amend or terminate any of the Company Plans. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year of the Company.

(l) Claims. Except as set forth in Section 4.11(l) of the Company Disclosure Schedule, there are no pending, or to the knowledge of the Company threatened, claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

Section 4.12 Labor and Employee Relations. Except as set forth in Section 4.12 of the Company Disclosure Schedule:

(i) there are no collective bargaining agreements binding on the Company or the Company Subsidiaries;

(ii) none of the employees of the Company or the Company Subsidiaries is represented by a labor union, and, to the knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative;

(iii) to the knowledge of the Company, (a) there is no organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Company or the Company Subsidiaries, and (b) no demand for recognition of any employees of the Company or the Company Subsidiaries has been made by or on behalf of any labor organization or trade union;

(iv) there is no pending or, to the knowledge of the Company, threatened employee strike, work stoppage, slowdown, picketing or material labor dispute with respect to any employees of the Company or the Company Subsidiaries which would reasonably be expected to result in a Company Material Adverse Effect;

(v) the Company and the Company Subsidiaries are (a) in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, and any and all similar applicable state and local laws, and all material applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable regulations and orders thereunder; and (b) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has committed a material unfair labor practice as defined in the National Labor Relations Act;

(vi) each of the Company and the Company Subsidiaries is, and during the 90-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law.

Section 4.13 Environmental Protection.

(a) Except as set forth in Section 4.13 of the Company Disclosure Schedule or in the 2005 10-K or any Company SEC Reports filed after the 2005 10-K and prior to the date hereof:

(i) Compliance. The Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.13(b)(ii)) except where the failure to so comply is not reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has received any communication (written or oral) from any Person or Governmental Authority that alleges that the Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws.

(ii) Environmental Permits. The Company and each of the Company Subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain is not reasonably likely to have a Company Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where failure to so comply is not reasonably likely to have a Company Material Adverse Effect.

(iii) Environmental Claims. There is no Environmental Claim (as defined in Section 4.13(b)(i)) which is reasonably likely to have a Company Material Adverse Effect pending (A) against the Company or any of the Company Subsidiaries, or (B) against any real or personal property or operations which the Company or any of the Company Subsidiaries owns, leases or manages, in whole or in part.

(iv) Releases. The Company has no knowledge of any Releases (as defined in Section 4.13(b)(iv)) of any Hazardous Material (as defined in Section 4.13(b)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, except for any Environmental Claim which is not reasonably likely to have a Company Material Adverse Effect.

(v) Exclusive Representations and Warranties. This Section 4.13(a) contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

(b) Definitions. As used in this Agreement:

(i) “Environmental Claim” means any and all administrative or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any Governmental Authority), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Company Subsidiaries; (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(ii) “Environmental Laws” means all federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(iii) “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”); (B) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of the Company Subsidiaries is subject (for purposes of this Section 4.13).

(iv) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 4.14 Material Contracts. Except as set forth in Section 4.14 of the Company Disclosure Schedule, or as disclosed in the 2005 10-K or any Company SEC Reports filed after the 2005 10-K and prior to the date hereof, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by:

(i) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that is reasonably likely to require (x) annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $5 million or (y) aggregate payments or other transfers of value to or from the Company and its Subsidiaries of more than $5 million (other than Contracts relating to purchases of transformers or related infrastructure);

(iii) any wholesale purchase and sale Contracts for electric power;

(iv) any Contract to which the Company or the Company Subsidiaries is a party, or by which any of them is bound, that (x) the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract), (y) requires annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $1 million, and (z) is not set to expire or terminate in accordance with its terms on or before December 31, 2006;

(v) any Contract relating to the sale of a business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any potential indemnity or other payment obligation of more than $5 million;

(vi) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

(vii) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(viii) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, currencies, interest rates and indices, but excluding the forward contracts included in the awards and options granted or issued under any of the Company Plans, and forward contracts for physical delivery, physical output of assets and physical load obligations; and

(ix) any Contract with provisions that may be affected by a ratings downgrade below “investment grade” (the Contracts described in clauses (i)-(ix) together with all exhibits and schedules to such Contracts, as amended through the date hereof, being the “Material Contracts”)

(b) A true and correct copy of each Material Contract has previously been made available to the Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

Section 4.15 Intellectual Property.

(a) Except as to matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted; (ii) to the knowledge of the Company, the conduct of the Company and Light Company does not and has not in the past three (3) years infringed or otherwise violated the Intellectual Property rights of any third party; (iii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Company’s knowledge, threatened against the Company or Light Company concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used by the Company or Light Company; (iv) to the Company’s knowledge, no person is violating any Intellectual Property right that the Company or Light Company holds exclusively; and (v) the Company and Light Company have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or Light Company. For purposes of this Agreement, “Intellectual Property” means all (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, to the extent patentable, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential business information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions, customer lists and supplier lists (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(b) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or Light Company in connection with its business as presently conducted, and have not materially malfunctioned or failed within the past three (3) years. The Company and Light Company have implemented reasonable backup, security and disaster recovery technology consistent with industry practices. The Company and Light Company take reasonable measures consistent with industry practices to ensure the confidentiality of customer financial and other confidential information and to comply with its privacy policy. For purposes of this Agreement, “IT Assets” means the Company’s and the Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

Section 4.16 Absence of Certain Changes or Event. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as expressly contemplated by this Agreement, or as set forth in Section 4.16 of the Company Disclosure Schedule, since December 31, 2005, the Company and each of the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been any change or development or combination of developments affecting the Company or any Company Subsidiary, of which the Company has knowledge, that would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.17 Vote Required. Subject to Section 8.3(e), the approval of the Merger by a majority of the votes cast by the holders of outstanding shares of Company Common Stock (the “Company Shareholders’ Approval”) is the only vote of the holders of any class or series of the capital stock of the Company or any of the Company Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.18 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers, dated July 3, 2006, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion has been delivered to the Parent. It is agreed and understood that such opinion may not be relied on by the Parent or the Merger Sub.

Section 4.19 Insurance. Except as set forth in Section 4.19 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability, and property damage insurance policies maintained by the Company or any Company Subsidiary are with reputable insurance carriers, provide adequate coverage for all insurable risks incident to the business of the Company, each such Company Subsidiary and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses, owning similar properties and assets or subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, have not resulted in since December 31, 2005 or would not reasonably be expected to result in a Company Material Adverse Effect. The Company and Company Subsidiaries maintain insurance in character and amount as may be required pursuant to their Contracts and are in compliance with applicable law with respect to their insurance in all material respects. Neither the Company nor any Company Subsidiary has received, as of the date hereof, any notice of cancellation or termination with respect to any material insurance policy. All material insurance policies of the Company and each Company Subsidiary are in full force and effect and all premiums due prior to Closing with respect to such policies have been paid. To the knowledge of the Company, (x) any material claim relating to litigation against the Company or any Company Subsidiary and as to which a complaint has been served upon the Company or any Company Subsidiary and for which the Company may be entitled to insurance coverage and (y) any material claim not relating to litigation against the Company or any Company Subsidiary for which the Company may be entitled to insurance coverage has been reported to the applicable insurance carriers.

Section 4.20 Brokers and Finders. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Lehman Brothers, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm. The Company has made available to the Parent disclosure regarding the amount of any such fee.

Section 4.21 Regulatory Proceedings. As of the date hereof, except as set forth in the Company Reports filed prior to the date hereof or as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the courts or (ii) is a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority which, in each case, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.22 Regulation as a Utility. Except for (i) Light Company, which is a “public utility” within the meaning of Section 201(e) of the FPA and regulated as an electric utility by the PaPUC, (ii) Duquesne Light Energy, LLC, which is an Electric Generation Supplier licensed by the PaPUC, (iii) Duquesne Power, LLC, which is an Exempt Wholesale Generator under Section 32 of PUHCA and is a public utility under Section 205 of the FPA by virtue of having market-based rate authority, (iv) Monmouth Energy, Inc., which is an Exempt Wholesale Generator under Section 32 of PUHCA and is a public utility under Section 205 of the FPA by virtue of having market-based rate authority, (v) Duquesne Keystone, LLC, which is an Exempt Wholesale Generator under Section 32 of PUHCA and is a public utility under Section 205 of the FPA by virtue of having market-based rate authority, and (vi) Duquesne Conemaugh, LLC, which is an Exempt Wholesale Generator under Section 32 of PUHCA and is a public under Section 205 of the FPA by virtue of having market-based rate authority, neither the Company nor any Company Subsidiary is subject to regulation as a utility or public service company (or similar designation) by the FERC, any state in the United States or in any foreign country.

(b) Neither the Company nor any Company Subsidiary owns, holds or controls nuclear materials or nuclear related facilities that are subject to the regulation of the Nuclear Regulatory Commission under the Atomic Energy Act.

Section 4.23 Approvals. As of the date hereof, to the Company’s knowledge, and excluding any facts or circumstances relating to the Parent, Merger Sub and their respective identities, qualifications and capabilities, there are no facts or circumstances relating to the Company, the Company Subsidiaries or the business or the Business Plan of the Company or its Subsidiaries that are reasonably likely to prevent or materially delay the receipt of the Company Required Statutory Approvals.

Section 4.24 No Additional Representations of Parent or Merger Sub. The Company acknowledges that none of the Parent, the Merger Sub, their respective affiliates or any other Person acting on behalf of any of them has made any representation or warranty, express or implied, including any representation as to the accuracy or completeness of any information regarding the Parent, the Merger Sub, any of their respective affiliates or businesses, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Parent Disclosure Schedule hereto. The Company further agrees that none of the Parent, the Merger Sub, their respective affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Company or any other Person resulting from the distribution to the Company, for the Company’s use, of any information, document or material made available to the Company in expectation of the transactions contemplated by this Agreement.

Section 4.25 No Other Representations of the Company. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, regarding the Company or any Company Subsidiary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is a limited liability company and Merger Sub is a corporation and each of Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be. As used in this Agreement, (a) the term “Parent Disclosure Schedule” means the schedule delivered by the Parent prior to the date hereof, (b) the term “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Parent or the Merger Sub shall mean the actual knowledge of an executive officer of the Parent after reasonable inquiry of those persons who are reasonably likely to possess the relevant information.

Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority. Each of the Parent and the Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and, subject to the receipt of the applicable the Parent Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of the Parent and the Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of each of the Parent and the Merger Sub enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. The execution and delivery of this Agreement by each of the Parent and the Merger Sub does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, certificate of formation, by-laws, limited liability company operating agreement or similar governing documents, as applicable, of the Parent or the Merger Sub and (ii) subject to obtaining the Parent Required Statutory Approvals (as defined in Section 5.2(c)), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Parent or the Merger Sub or any of their respective properties or assets or (iii) any of the Financing Commitments (as defined below) or any of the definitive agreements relating to the Financings (as defined below) except in the case of clause (ii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except as described in Section 5.2(c) of the Parent Disclosure Schedule (the “Parent Required Statutory Approvals”), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Parent or the Merger Sub, or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law) or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d) Compliance. Neither the Parent, nor the Merger Sub is under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, award, rule, regulation, ordinance or judgment of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Each of the Parent and the Merger Sub have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Parent nor the Merger Sub is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Parent or the Merger Sub under (i) their respective certificates of incorporation, certificate of formation, by-laws, limited liability company agreement or similar governing documents, as applicable, or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which they are respectively a party or by which the Parent or the Merger Sub is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.3 No Prior Activities. Except in connection with its organization, incorporation, capitalization or negotiation and consummation of this Agreement, the Equity Contribution Agreement (as defined in Section 5.6), and the transactions contemplated hereby and thereby, neither the Parent nor Merger Sub has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever and each of the Parent and Merger Sub has conducted and will conduct its respective operations only as contemplated hereby. The Parent has no Subsidiaries other than Merger Sub. Except for the Financings, there are no notes, bonds, mortgages, indentures, deeds of trust, or other debt instruments to which the Parent or the Merger Sub is a party or by which the Parent or the Merger Sub or any of their respective properties or assets are bound.

Section 5.4 Litigation. There are no pending or, to the knowledge of the Parent or the Merger Sub, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Parent and the Merger Sub, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Parent or the Merger Sub which, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Parent Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Parent or the Merger Sub except for such that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.5 No Vote Required. No vote of the holders of any class or series of the capital stock of the Parent or the Merger Sub is necessary to approve this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 5.6 Financing. The Financing Commitments (as defined below) are sufficient (i) to pay the Merger Consideration in accordance with Article II hereof and to consummate the Merger and the other transactions contemplated hereby, and (ii) to pay all fees and expenses required to be paid by the Parent and Merger Sub in connection with the transactions contemplated by this Agreement. The Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of the date hereof, between the Parent and the bank or banks identified on Section 5.6 of the Parent Disclosure Schedule (such bank or banks, the “Lender”) (the “Debt Financing Commitment”), pursuant to which the Lender has committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”), and (ii) the Equity Contribution Agreement, dated as of the date hereof, among Parent and its members (the “Equity Contribution Agreement” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Prior to the date of this Agreement, (i) none of the Financing Commitments have been amended or modified, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect.

Section 5.7 Ownership of Company Common Stock. As of the date hereof, other than with respect to the Stock Purchase Agreement, neither the Parent, the Merger Sub nor any of their respective affiliates (as such term is defined in Rule 12b-2 under the Exchange Act, excluding for the purposes of this Section 5.7 officers and directors of the Parent and the Merger Sub) (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.

Section 5.8 Brokers and Finders. The Parent has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Macquarie Securities (USA) Inc., whose fees and expenses will be paid by the Parent in accordance with the Parent’s agreement with such firm.

Section 5.9 Approvals. As of the date hereof, none of the Parent’s officers know of any facts or circumstances relating to the Parent or Merger Sub or their respective affiliates that are reasonably likely to prevent or materially delay the receipt of the Parent Required Statutory Approvals.

Section 5.10 No Additional Representations of Company and Company Subsidiaries. The Parent and Merger Sub acknowledge that none of the Company, any Company Subsidiary, their respective affiliates or any other Person acting on behalf of any of them has made (i) any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets (as defined below) of or held by the Company or any Company Subsidiary, or (ii) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries, any of their respective affiliates or businesses, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Schedule hereto. The Parent and Merger Sub further agree that none of the Company, any Company Subsidiary, their respective affiliates or any other Person acting on behalf of any of them will have or be subject to any liability, except in the case of fraud or as specifically set forth in this Agreement, to the Parent, Merger Sub or any other Person resulting from the distribution to the Parent, for the Parent’s use, of any information, document or material made available to the Parent in certain “data rooms” (whether electronic or otherwise), management presentations or any other form in expectation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Assets” shall mean all of the Company’s and Company Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the business owned by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has any interest.

Section 5.11 No Other Representations of the Parent and the Merger Sub. Except for the representations and warranties contained in this Article V, none of the Parent, Merger Sub or any other Person acting on behalf of the Parent or Merger Sub makes any representation or warranty, express or implied, regarding the Parent or Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Covenants of the Company. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees, each as to itself and to each of the Company Subsidiaries, (A) to conduct its business in a manner substantially consistent in all material respects with the business plan for the Company and its Subsidiaries dated as of the date hereof and delivered concurrently herewith to the Parent (the “Business Plan”) (provided, however, that in doing so, the Company makes no representation or warranty that any projections set forth in, or results expected by, the Business Plan will be achieved nor does the Company covenant that it will ultimately achieve an such projections or expected results) and (B) as follows, except (i) as set forth in Section 6.1 of the Company Disclosure Schedule, (ii) as otherwise expressly permitted by this Agreement, (iii) as contemplated by the Business Plan, (iv) as may be reasonably responsive to requirements of applicable law, or (v) to the extent the Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the business of the Company and each Company Subsidiary shall be conducted in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company and each Company Subsidiary shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates; provided, however, that the Company and/or wholly-owned, direct or indirect, Company Subsidiaries may enter into intercompany transactions and intercompany reorganizations that do not have adverse effects on the Company or such Company Subsidiaries (other than the fact that any such transaction or reorganization has taken place);

(b) the Company shall not and shall cause the Company Subsidiaries not to (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of the Company Subsidiaries; (ii) amend its articles of incorporation, charter or by-laws; (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than regular quarterly cash dividends on Company Common Stock in amounts no greater than those set forth in the Business Plan (provided, however, that any such dividend for the quarter during which the Closing occurs shall be prorated based on the number of days in such quarter preceding the Closing Date) and dividends on any preferred stock or preference stock of Light Company; (v) repurchase, redeem or otherwise acquire (except for (A) mandatory sinking fund obligations existing on the date hereof, and (B) redemptions, purchases, acquisitions or issuances required by the respective terms of any Company Plan, in the ordinary course of the operation of such plans consistent with past practice), or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, or (vi) fund the Company’s dividend reinvestment plan with shares of Company Common Stock owned by the Company as treasury stock; provided, however, that this Section 6.1(b) shall not restrict any dividends from any wholly-owned, direct or indirect, Company Subsidiary nor shall it restrict the Company’s ability to dissolve, liquidate or wind-up any wholly-owned, direct or indirect, Company Subsidiary that the Company deems to be no longer useful and the dissolution, liquidation or winding-up of which would not result in any adverse effect on the Company or any such Company Subsidiary (other than the fact that any such dissolution, liquidation or winding up has taken place);

(c) neither the Company nor any Company Subsidiary shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than (A) shares issuable pursuant to options outstanding on the date hereof under the Company Plans and additional options or rights to acquire shares required by the terms of any Company Plan as in effect on the date hereof in the ordinary course of the operation of such Company Plan and (B) issuances of securities in connection with grants or awards of stock-based compensation made in accordance with Section 6.1(d) hereof; (ii) other than in the ordinary and usual course of business, and except for long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at its maturity or at a lower cost of funds, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other material property or material assets (including capital stock of any Company Subsidiary) or incur, assume or modify any indebtedness or other material liability; or (iii) make any commitments for, make or authorize any capital expenditures;

(d) neither the Company nor any Company Subsidiary shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify any Company Plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees, or grant any new severance or termination pay not in existence on the date hereof or enter into any new severance agreement not in existence on the date hereof except (i) for grants or awards to directors, officers and employees under existing Company Plans in such amounts and on such terms as are consistent with past practice, (ii) in the normal and usual course of business (which shall include normal periodic performance reviews and related plans and the provision of individual Company Plans consistent with past practice for newly hired, appointed, or promoted officers and employees and the adoption of Company Plans for employees of new Company Subsidiaries in amounts and on terms consistent with past practice) or (iii) for actions necessary to satisfy existing contractual obligations under Company Plans existing as of the date hereof, or as required by law;

(e) the Company shall, and shall cause the Company Subsidiaries to, maintain insurance in such amounts and against such risks and losses as are consistent in all material respects with the insurance maintained by the Company and the Company Subsidiaries as of the date hereof;

(f) the Company shall, and shall cause the Company Subsidiaries to, maintain in effect all material governmental permits, franchises and other authorizations pursuant to which the Company or any Company Subsidiaries operate;

(g) neither the Company nor any Company Subsidiaries shall voluntarily make, propose or consent to any changes in the Company’s or Company Subsidiaries’ (1) regulated rates or charges, (2) standards or service or (3) regulatory accounting, other than pursuant to, and in amounts not less favorable to the Company and Company Subsidiaries than requested in, the filing of the proceeding at the FERC expected to be initiated by the Company or the Light Company in 2006 to increase rates, charges or revenue requirements for transmission, distribution or generation services (the “2006 FERC Rate Case”) and the filing of the proceeding at the PaPUC initiated by the Company or the Light Company in April 2006 to increase or otherwise change rates, charges or revenue requirements for transmission, distribution or generation services (the “2006 PaPUC Rate Case”); provided, however, that for purposes of this Section 6.1(g), Parent’s right to consent hereunder is conditioned upon the exercise of such consent right by no more than two individuals designated by Parent who shall have the authority to bind Parent in respect of such matters.

(h) the Company shall not, and shall not cause or allow the Company Subsidiaries to, make or change any material Tax elections, change or consent to any material change in the Company’s or such Company Subsidiary’s method of accounting for Tax purposes, settle or compromise any material Tax liability, claim or assessment, or file any material amended Tax Return; and

(i) neither the Company nor any Company Subsidiary shall authorize or enter into an agreement to do any of the actions prohibited by the foregoing.

Section 6.2 Risk Management. The Company will continue to follow the Company’s Governing Policy for Risk Management, as approved on July 22, 2004 and amended on May 26, 2005, and, as applicable, the Duquesne Power, LLC Policy, Control and Procedures Manual for Risk Management, as approved on January 18, 2006 (collectively, the “Risk Management Policies”) in respect of its Material Contracts and any new Material Contracts entered into after the date hereof. In addition, the Company shall consult with the Parent prior to taking any action with respect to a Material Contract that is subject to the Risk Management Policies and generally in respect of activities subject to the Risk Management Policies; provided, however, that in connection with any such consultation, Parent shall not be entitled to direct or manage any decisions or activities of the Company. The Company shall afford a representative of Parent an opportunity to observe in person or by telephone in all meetings of the Company’s Risk Management Committee; provided, however, that in connection with any such observation, Parent shall not be entitled to direct or manage any decisions or activities of the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access to Company Information. Upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, “Representatives”) of the Parent reasonable access, upon reasonable advance notice, during normal business hours throughout the period prior to the Effective Time, to all of its employees, properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to the Parent and its Representative, (i) access to each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Company, the Company Subsidiaries, and their respective directors, officers and shareholders and such other matters as may be reasonably requested by the Parent or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any Company Subsidiary be obligated to provide any access or information if the Company or the Company Subsidiary reasonably determines, in good faith after consultation with counsel, that providing such access or information is likely to violate applicable law, cause either the Company or any Company Subsidiary to breach a confidentiality obligation to which it is bound or jeopardize any recognized privilege available to either the Company or any Company Subsidiary. The Parent agrees to indemnify and hold the Company and the Company Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of the Parent, and any damage to or destruction of any property owned by the Company or any of the Company Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting from the action of any of the Representatives of the Parent (other than as directed by the Company or any Company Subsidiary or any of their respective Representatives) during any visit to the business or property sites of the Company or the Company Subsidiaries prior to the Closing Date, whether pursuant to this Section 7.1 or otherwise. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, the Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures and conduct itself in a manner that would not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Company Subsidiary. Notwithstanding anything to the contrary herein, the Parent shall not have the right to conduct environmental sampling or testing on any of the properties of the Company or the Company Subsidiaries. Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated November 28, 2005, entered into by and between the Company and Macquarie Securities (USA) Inc. (the “Confidentiality Agreement”).

Section 7.2 Proxy Statement. The proxy statement, any amendment thereof or supplement thereto, to be sent to the shareholders of the Company in connection with the Merger (the “Proxy Statement”) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company will prepare and file with the SEC, as promptly as is reasonably practicable after the date hereof, and in any event not later than thirty (30) days after the date hereof, the Proxy Statement in a form that complies in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Parent and the Merger Sub shall furnish to the Company all information concerning itself which is required or customary for inclusion in the Proxy Statement. The Company and the Parent each agrees to respond as promptly as is practicable to any comments of the SEC on the Proxy Statement and to mail the Proxy Statement to holders of Company Common Stock promptly after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The information provided by any party hereto for use in or incorporation by reference in the Proxy Statement shall be true and correct in all material respects, at the dates mailed to Shareholders of the Company and at the time of the Company Meeting (as defined below), without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement. If at any time prior to the Effective Time any information relating to the Company, the Parent or the Merger Sub, or any of their respective affiliates, officers or directors, should be discovered by the Company, the Parent or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

Section 7.3 Regulatory Matters.

(a) HSR Filings. Each party hereto shall, as soon as reasonably practicable after the date hereof, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use their reasonable best efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

(b) Other Regulatory Approvals. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals prior to the Initial Termination Date (as defined in Section 9.1(c)) (as the same may be extended hereunder); provided, however, that the Company and Parent shall file the Company Required Statutory Approvals and the Parent Required Statutory Approvals, respectively, as promptly as is reasonably practicable after the date hereof, and in no event later than sixty (60) days after the date hereof. Each party hereto shall cooperate and use all commercially reasonable efforts to obtain as promptly as reasonably practicable all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals. Each party shall have the right to review a reasonable time in advance and to provide comments on any filing made after the date hereof and until the Initial Termination Date (as the same may be extended hereunder) by the other party or a Subsidiary of any party with any Governmental Authority with respect to the Merger, the 2006 PaPUC Rate Case or the 2006 FERC Rate Case and the party or Subsidiary making such filing shall give reasonable consideration to any changes suggested for such filing. In addition, the Company shall consult with Parent prior to making any regulatory filing with the PaPUC or FERC; provided, however, that in connection with any such consultation Parent shall not be entitled to direct or manage any decisions or activities of the Company. Parent agrees that if actions to maintain the credit ratings of Light Company at current levels appear to be advisable that Parent will endeavor to work with the Company and Parent’s members in good faith to procure the agreement of its members to take or approve actions to maintain that rating.

(c) The Company and the Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of the Parent, the Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(d) The Company and the Parent each shall promptly provide the other party with copies of all filings made by any of the Company, the Parent or any of their Subsidiaries with any federal or state court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. The Company and the Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by the Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. The Company and the Parent each shall give prompt notice to the other of any change that would reasonably be expected to result in a Company Material Adverse Effect or the Parent Material Adverse Effect, respectively.

(e) In the event any claim, action, suit, investigation, legal or administrative proceeding is commenced by any Governmental Authority or Person (other than to the Company, the Parent or any of their Subsidiaries) that questions the validity or legality of this Agreement, or the Merger or the other transactions contemplated by this Agreement or claims damages in connection therewith, the Company and the Parent each agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

(f) Nothing in this Agreement provides for, at the time of the Closing or thereafter, any of the following:

(i) transfers of facilities between Light Company and Parent or Company or any affiliate or subsidiary of Parent or Company (an “Associate Company”);

(ii) new issuances of securities by Light Company for the benefit of an Associate Company;

(iii) new pledges or encumbrances of assets of Light Company for the benefit of an Associate Company; or

(iv) the execution of new affiliate contracts between Light Company and an Associate Company other than non-power goods and services agreements subject to review under sections 205 and 206 of the FPA.

(g) Notwithstanding any other provision of this Agreement, in connection with Parent’s obligations set forth in this Section 7.3, Parent and Merger Sub shall not be required to cause any member of Parent or any director, officer, employee, general partner, limited partner, member or manager of any member of Parent, in each case in his, her or its individual capacity, to take any action, undertake any divestiture or restrict its conduct other than to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances. Parent agrees that if actions to maintain the credit ratings of Light Company at current levels appear to be advisable that Parent will endeavor to work with the Company and Parent’s members in good faith to procure the agreement of its members to take or approve actions to maintain that rating.

Section 7.4 Approval of the Company Shareholders. The Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) for the purpose of securing the Company Shareholders’ Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and by-laws, (iii) subject to Section 7.9, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with the Parent with respect to each of the foregoing matters.

Section 7.5 Directors’ and Officers’ Indemnification.

(a) Indemnification. From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorney’s fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arising out of the fact that such Person is or was a director, officer or employee of the Company or any Company Subsidiary (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the business corporation law of the Surviving Corporation’s state of incorporation, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the business corporation law of the Surviving Corporation’s state of incorporation and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

(b) Insurance. The Parent shall cause the Surviving Corporation to purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Company’s existing directors’ and officers’ liability insurance coverage (the “Existing D&O Coverage”), provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing directors’ and officers’ liability insurance; provided, that the cost for such policy does not exceed 300% of the 2006 premium for the Existing D&O Coverage (the “Maximum Amount”), and if it does the Surviving Corporation shall purchase the greatest coverage available for the Maximum Amount.

(c) Successors. In the event the Surviving Corporation, the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns and/or transferees of the Surviving Corporation or the Parent shall assume the obligations set forth in this Section 7.5.

(d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, the Company Subsidiaries with respect to their activities as such prior to, on or after the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect to any claim or claims shall continue until final disposition of such claim or claims.

(e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives.

Section 7.6 Public Announcements. Except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Company and the Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to (i) the Merger and the other transactions contemplated by this Agreement and (ii) material corporate and financial information relating to the Company. Each of the Company and Parent will, to the extent practicable, provide the other, reasonably in advance of its use, with drafts of any press release or other widely disseminated presentation or other information, in each case relating to the Merger or material corporate and financial information relating to the Company, and give reasonable consideration to the comments of the other thereon. In connection with the foregoing, the Company and the Parent may share any such drafts with their respective investors and representatives provided that any such investors or representatives are bound by an obligation to maintain the confidentiality of such information sufficient to satisfy the requirements of Regulation FD promulgated under the Securities Act. Each of the Company and Parent will advise the other in advance of the timing of any such press release, presentation or other information relating to the Merger and will provide the other with a final copy of the same simultaneously with its public release.

Section 7.7 Employee Agreements and Workforce Matters.

(a) Certain Employee Agreements. The Parent shall cause the Surviving Corporation and its Subsidiaries to honor, without modification, all collective bargaining agreements in effect as of the date hereof, and the Parent shall cause the Surviving Corporation and its Subsidiaries to honor all contracts and agreements of the parties in effect as of the date hereof that apply to any current or former employee or current or former director or consultant of the parties hereto; provided, however, that, except to the extent otherwise provided in Section 7.8, this undertaking is not intended to prevent the Surviving Corporation or any of its Subsidiaries from enforcing such contracts, agreements and collective bargaining agreements in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment, or portion thereof.

(b) Workforce Matters. The Parent shall cause any workforce reductions carried out following the Effective Time by the Surviving Corporation and its Subsidiaries to be in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the WARN Act and regulations promulgated thereunder, including, without limitation, the aggregation of employment losses thereunder, and any comparable state or local law.

Section 7.8 Employee Benefit Plans.

(a) Continued Employment; Service Credit. The Parent shall cause the Surviving Corporation, as of the Closing Date, to continue the employment of all employees of the Company and the Company Subsidiaries who were employees immediately prior to the Closing Date (the “Affected Employees”). The Parent shall cause all service under any Company Plan that was recognized, accrued or credited under such Company Plan immediately preceding the Effective Time to continue to be recognized, accrued or credited for all relevant purposes under such Company Plan as of and at all times following the Effective Time. Subject to obligations under applicable law and applicable collective bargaining agreements, the Parent shall cause all Affected Employees to be credited with all service for the Company or the Company Subsidiaries (and all other service credited by the Company or the Company Subsidiary) under (x) all employee benefit plans, programs and policies (if any) of the Parent or its direct or indirect Subsidiaries (including the Surviving Corporation) in which the Affected Employees first become participants on or after the Effective Time, for purposes of eligibility and vesting but not for benefit accrual purposes or eligibility for early retirement purposes under defined benefit pension plans and not to the extent crediting such service would result in duplication of benefits and (y) any severance or vacation plans of the Parent or its direct or indirect Subsidiaries (including the Surviving Corporation) for purposes of determining the amount of each Affected Employee’s severance and vacation benefits. The Parent shall, and shall cause its direct or indirect Subsidiaries (including the Surviving Corporation), or shall use its reasonable efforts to cause its insurance carrier, to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which the Affected Employee participates on or after the Closing Date, except to the extent of limitations or waiting periods that are already in effect with respect to the Affected Employee as of the Closing Date and that have not been satisfied as of the Closing Date and (ii) credit each Affected Employee for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs under any welfare plan in which the Affected Employee participates on and after the Closing Date. Nothing in this Section 7.8(a) shall be deemed to create any right of employment with respect to any Affected Employee.

(b) Continuation of Benefits. Subject to applicable law and obligations under applicable collective bargaining agreements, the Parent shall cause the Surviving Corporation to maintain for a period of at least one year after the Closing Date, without interruption, such employee compensation and benefit plans, programs and policies (other than stock or equity based plans and policies so long as any such plans and policies are replaced with plans or policies of equivalent value) as will provide compensation and benefits to each Affected Employee that in the aggregate are no less favorable than those provided pursuant to such employee compensation and benefit plans, programs and policies of the Company and the Company Subsidiaries as in effect on the Closing Date; provided, however, that the Parent shall, for one year following the Closing Date, continue (or cause the Surviving Corporation to continue) the Company’s severance pay policy (the “Severance Policy”) in full force and effect to the same extent that such Severance Policy is in effect on the date of this Agreement. Except as required by applicable law or any applicable collective bargaining agreement, nothing contained herein shall obligate the Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Company Plan, (ii) maintain any particular type of Company Plan or (iii) retain the employment of any particular employee.

(c) Severance and Change of Control Payments. Promptly following the Closing, the Company shall make full and prompt payment of all severance and/or change of control payments due pursuant to the terms of all applicable severance agreements and/or change of control agreements listed on Section 4.11(k) of the Company Disclosure Schedule to each individual who (i) has such a severance agreement and/or change of control agreement with the Company or a Company Subsidiary, (ii) is an employee of the Company or a Company Subsidiary immediately prior to the Closing Date and (iii) is entitled to a severance and/or change of control payment pursuant to the terms of his or her respective severance agreement and/or change of control agreement.

(d) Communications. Prior to making any material written communications to the directors, officers or employees of the Company or any of its Subsidiaries, or material oral communications to a group of directors, officers or employees, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) ESOP Matters. Promptly following the date of this Agreement, the Company shall submit an application to the appropriate District Director of the Internal Revenue Service requesting a favorable determination with respect to a proposed amendment (the “Amendment”) to the Duquesne Light Holdings, Inc. 401(k) Savings Plan (the “Savings Plan”). The Amendment shall be submitted with such determination application, and shall provide for the items set forth in Section 7.8(e) of the Company Disclosure Schedule effective as of the Closing.

Section 7.9 Acquisition Proposals.

(a) Non-Solicitation. Except as expressly contemplated by this Section 7.9, the Company shall not, nor shall it permit any Company Subsidiaries to, nor shall it authorize or permit any of its Representatives to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information except information relating to the existence of these provisions), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or all or any significant portion of assets or any equity securities of the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal” and any such transaction or purchase being hereinafter referred to as an “Acquisition Transaction”) or (ii) participate in any discussions (except as to the existence of these provisions) or negotiations relating to any Acquisition Proposal or Acquisition Transaction; provided, however, that if, prior to securing the Company Shareholders’ Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its duties under state corporate law applicable to the conduct of directors, the Company may, in response to an Acquisition Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 7.9(a), and subject to the Company’s compliance with Section 7.9(c), (A) furnish information with respect to it and the Company Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined after consultation with its outside counsel), the benefits of the terms of which, if more favorable to the other party to such confidentiality agreement than those in place with the Parent, shall be extended to the Parent, and (B) participate in negotiations regarding such Acquisition Proposal.

(b) Procedures. Except as expressly permitted by this Section 7.9(b), neither the Board of Directors of the Company, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee thereof of the Merger or the adoption and approval of the matters to be considered at the Company Meeting, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal other than the Merger, or (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or understanding (an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that there exists a Superior Proposal (as defined below), the Board of Directors of the Company may, prior to securing the Company Shareholders’ Approval, subject to this and the following sentences of this Section 7.9(b), withdraw or modify its approval or recommendation of the Merger or the approval of the matters to be considered at the Company Meeting, and/or the Board of Directors of the Company may, prior to securing the Company Shareholders’ Approval (subject to this and the following sentences of this Section 7.9(b)), approve or recommend such Superior Proposal or terminate this Agreement (and, subject to Article IX hereof, concurrently with such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal), but only if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company to enter into a binding written Acquisition Agreement concerning an Acquisition Transaction that constitutes a Superior Proposal and the Company notifies the Parent in writing that it intends to enter into such an Acquisition Agreement, attaching such Acquisition Agreement to such notice and specifying any material terms and conditions not included in the Acquisition Agreement and further identifying the party making the Superior Proposal, and (iii) the Parent does not make, within five (5) business days of receipt of written notification from the Company of the Company’s intention to enter into a binding Acquisition Agreement for a Superior Proposal, an offer that the Board of Directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to its shareholders as the Superior Proposal. The Company agrees (i) that it will not enter into a binding Acquisition Agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to the Parent required hereby and (ii) to notify the Parent promptly, if its intention to enter into the written Acquisition Agreement referred to in its notification shall change at any time after giving such notification. For purposes of this Agreement, a “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the consolidated assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (x) (based on the written opinion of a financial advisor of nationally recognized reputation (which opinion shall be provided to the Parent)) to be more favorable from a financial point of view to the Company’s shareholders after consideration of the Merger and the transactions contemplated hereby, (y) to be more favorable to the Company than the Merger and the transactions contemplated hereby after taking into account any additional constituencies (including shareholders) and other pertinent factors permitted under the laws of the Commonwealth of Pennsylvania, and (z) to constitute a transaction that is reasonably likely to be consummated on the terms proposed by the party making the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Notification. In addition to the obligations of the parties set forth in paragraphs (a) and (b) of this Section 7.9, if the Company has received an Acquisition Proposal, it shall immediately advise the Parent hereto orally and in writing of such Acquisition Proposal, any request for information, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. If the Company has received an Acquisition Proposal, it shall keep the Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal.

(d) Exchange Act Exception. Nothing contained herein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender or exchange offer.

Section 7.10 Post-Merger Operations.

(a) Corporate Offices. The Surviving Corporation shall maintain its operating headquarters and the operating headquarters of Light Company in the Pittsburgh, Pennsylvania area for a period of at least five years following the Merger (unless required to relocate such headquarters as a result of a decision issued by the PaPUC).

(b) Corporate Contributions. After the Effective Time and for a period of five years thereafter, the Surviving Corporation shall provide corporate contributions and community support in Southwestern Pennsylvania at levels substantially comparable to the levels of charitable contributions and community support provided by the Company in such region as set forth in the Company’s budget for 2006.

Section 7.11 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the expenses incurred for experts, other than legal counsel, retained for the purpose of advising and supporting joint regulatory filings shall be shared equally by the Company and Parent.

Section 7.12 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

Section 7.13 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, without limitation, Sections 2541 et. seq., 2551 et. seq. and 2561 et seq. of the BCL (each, a “Takeover Statute”) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 7.14 Financing.

(a) Notwithstanding anything contained in this Agreement to the contrary, the Parent expressly acknowledges and agrees that the Parent’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon the Parent or Merger Sub obtaining any financing. The Parent shall keep the Company apprised of all material developments or changes relating to the Financing Commitments and the Financing contemplated thereby. The failure, for any reason, of the Parent and the Merger Sub to have sufficient cash available on the Closing Date to pay the Merger Consideration in accordance with Article II hereof and/or the failure to so pay the Merger Consideration on the Closing Date shall constitute a willful and material breach of this Agreement. In addition, for the avoidance of doubt, the existence of any conditions contained in the Financing Commitments or the Financing (including the Equity Contribution Agreement) shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.

(b) The Parent shall use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close upon concurrently with the Closing, the Debt Financing on the terms and conditions described in or comparable to the Debt Financing Commitment (provided that the Parent may terminate and replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof or otherwise so long as the terms would not adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay or materially impair the consummation of the transactions contemplated hereby) including using its reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions applicable to the Parent or Merger Sub to obtaining the Debt Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contemplated by the Debt Financing Commitment or any replacement commitments or on other terms that would not adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement and (iv) consummate the Debt Financing at or prior to Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, the Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transaction contemplated by this Agreement as promptly as practicable following the occurrence of such event. The Parent shall give the Company prompt notice of any material breach of the Debt Financing Commitment of which the Parent becomes aware or any termination of the Debt Financing Commitment. The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the efforts to arrange the Debt Financing and provide copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(c) The Parent shall use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close upon concurrently with the Closing, the Equity Financing on the terms and conditions described in or comparable to the Equity Contribution Agreement (provided that the Parent may, subject to the terms of the Equity Contribution Agreement, terminate and replace or amend the Equity Contribution Agreement to add lenders, lead arrangers, bookrunners, syndication agents, or similar entities who had not executed the Equity Contribution Agreement. As of the date hereof or otherwise so long as the terms would not adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay or materially impair the consummation of the transactions contemplated hereby) including using its reasonable best efforts to (i) maintain in effect the Equity Contribution Agreement, (ii) satisfy on a timely basis all conditions applicable to the Parent or Merger Sub to obtaining the Equity Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contemplated by the Equity Contribution Agreement or any replacement commitments or on other terms that would not adversely impact the ability of the Parent to consummate the transactions contemplated by this Agreement and (iv) consummate the Equity Financing at or prior to Closing. If any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the Equity Contribution Agreement, the

Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transaction contemplated by this Agreement as promptly as practicable following the occurrence of such event. The Parent shall give the Company prompt notice of any material breach of the Equity Contribution Agreement of which the Parent becomes aware or any termination of the Equity Contribution Agreement. The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the efforts to arrange the Equity Financing and provide copies of all documents related to the Equity Financing (other than any ancillary documents subject to confidentiality agreements) to the Company.

(d) The Company shall, and shall cause the Company Subsidiaries to, at the Parent’s sole expense (and provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries) use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by the Parent in connection with the Financings, including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet (including in Australia) with ratings agencies and prospective lenders and investors in presentations, meetings, and due diligence sessions, (ii) assist with the preparation of disclosure documents in connection therewith, (iii) provide financing sources with reasonable access to the properties, books and records of the Company and Company Subsidiaries, execute and deliver any customary pledge or security documents or other customary definitive financing documents and certificates as may be reasonably requested by the Parent, and (iv) direct its independent accountants and counsel to provide customary and reasonable assistance to the Parent.

Section 7.15 Rate Cases, Etc. The Parent and Merger Sub (x) acknowledge that the Company and/or the Light Company, has initiated the 2006 PaPUC Rate Case and intends to initiate the 2006 FERC Rate Case, and (y) agree that any effects relating to or resulting from any of the foregoing (including any filings made or proceedings brought by third parties in response to or in connection with the foregoing) shall neither result in a Company Material Adverse Effect nor otherwise affect the obligations of the Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company agrees not to consent to an extension of the time period during which the PaPUC is required to act upon the 2006 PaPUC Rate Case.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

(a) Shareholder Approval. The Company Shareholders’ Approval shall have been obtained.

(b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any court of competent jurisdiction preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

(c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below). A “Final Order” means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

Section 8.2 Conditions to Obligation of the Parent to Effect the Merger. The obligation of the Parent to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Parent in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Company. The Company (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of the Company set forth in Sections 4.1, 4.4 and 4.5(a) shall be true and correct in all material respects as of the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which only need to be true and correct as of such date or time). All other representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(c) Closing Certificates. The Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred that is continuing.

(e) Company Required Consents. The Company Required Consents set forth in Section 8.2(e) of the Company Disclosure Schedule shall have been obtained and all other Company Required Consents, the failure of which to obtain would individually or in the aggregate have a Company Material Adverse Effect, shall have been obtained.

(f) Exon-Florio. Review and investigation of the Merger under the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988, as amended (“Exon-Florio”), shall have been terminated and the President of the United States (or other authority that may become authorized to so act) shall have taken no action authorized under Exon-Florio with respect to the Merger.

(g) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals (i) shall have been obtained and shall have become Final Orders, (ii) in the case of any such approval obtained from the PaPUC, there shall be no petition for rehearing or reconsideration or other appeal or application for review pending (except, in each case for those petitions, appeals or applications that have no reasonable basis for success) and the time for filing any such petition, appeal or application shall have passed or expired, and (iii) shall not contain any Adverse Merger Effects. The term “Adverse Merger Effects” means any terms, conditions, adjustments and other provisions that (i) are included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order (as defined in Section 8.1(c)), and (ii) either (x) reduce or freeze the rates charged to the Light Company’s customers below or at those rates in effect on the date of this Agreement, delay the ability of the Light Company to begin charging the rates contemplated to be charged to the Light Company’s customers in the Final Order relating to the 2006 PaPUC Rate Case, or restrict the Light Company’s ability to pay dividends beyond accumulated net income during periods in which Light Company’s debt to total capitalization ratio does not exceed 60%, or (y) individually or in the aggregate would be reasonably expected to result in an aggregate reduction of $10 million or more, over a twelve month period and on a basis net of all positive effects resulting from any terms, conditions, adjustments and other provisions included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order), in the EBITDA (earnings before income taxes, depreciation and amortization) of the Company and the Company Subsidiaries, taken as a whole, as compared to such EBITDA that would be reasonably expected to result if the Final Order relating to the 2006 PaPUC Rate Case were applied without regard to the terms, conditions, adjustments or other provisions included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order.

(h) Opinions. The Parent shall have received an opinion, dated as of the Closing Date, from in-house or outside counsel of the Company, in form and substance reasonably satisfactory to the Parent substantially to the effect that: (i) each of the Company and Light Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Pennsylvania; (ii) the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification; (iii) the Company has all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement; (iv) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (v) the execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder will not, (w) violate the Company’s articles of incorporation or by-laws, (x) result in a default under or breach of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company and/or any of its Subsidiaries is a party or by which the Company and/or any of its Subsidiaries is bound or to which any of the property or assets of the Company and/or any of its Subsidiaries is subject and that is filed as an exhibit to Company’s Annual Report on Form 10-K, (y) violate any Pennsylvania or Federal statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, or (z) result in the creation or imposition of any lien upon any property or assets of the Company or any of its subsidiaries; (vi) no consent, approval, authorization, order, filing, registration or qualification of or with any court or Pennsylvania or Federal governmental agency or body is required for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated by the Agreement except such as have been obtained and are in effect; and (vii) the Company is not, and solely after giving effect to the Merger, will not be an “investment company” as such term is defined in the Investment Company Act of 1940.

Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5:

(a) Performance of Obligations of the Parent and the Merger Sub. The Parent (and/or its appropriate Subsidiaries) and the Merger Sub will have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Effective Time.

(b) Representations and Warranties. The representations and warranties of the Parent and the Merger Sub set forth in Section 5.1 and Section 5.6 shall be true and correct in all material respects as of the date hereof and the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time). All other representations and warranties of the Parent and Merger Sub in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of the Parent, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Opinions. The Company shall have received an opinion, dated as of the Closing Date, from in-house or outside counsel of the Parent, in form and substance reasonably satisfactory to the Company substantially to the effect that: (i) each of the Parent and Merger Sub has been duly incorporated or organized and is a validly existing corporation in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be; (ii) each of the Parent and Merger Sub has been duly qualified as a foreign corporation or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification; (iii) each of the Parent and Merger Sub has all corporate or limited liability company power and authority necessary to execute, deliver and perform its obligations under this Agreement; (iv) this Agreement has been duly authorized, executed and delivered by each of the Parent and the Merger Sub and constitutes a valid and legally binding obligation of each of the Parent and Merger Sub, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (v) the execution and delivery by each of the Parent and Merger Sub of this Agreement does not, and the performance by each of the Parent and Merger Sub of its obligations thereunder will not, (x) violate the articles of incorporation, certificate of formation, by-laws or limited liability company agreement, or (y) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Parent, Merger Sub or any of their respective subsidiaries or any of their properties or assets; (vi) no consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental agency or body is required for the execution, delivery and performance by the Parent and Merger Sub of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement except such as have been obtained and are in effect; and (vii) neither the Parent nor Merger Sub is, and solely after giving effect to the Merger, will be an “investment company” as such term is defined in the Investment Company Act of 1940.

(e) Additional Shareholder Approval. The Merger shall have been approved by a majority of the votes cast by shares of Disinterested Common Stock voting at a duly held Company Meeting (a “Disinterested Approval”). As used in this Agreement, the term “Disinterested Common Stock” means all outstanding shares of Company Common Stock other than those shares of Company Common Stock that were issued pursuant to the Stock Purchase Agreement and are held beneficially or of record on the record date of such Company Meeting by Parent, any affiliate of Parent, any of the Investors (as defined in the Equity Contribution Agreement), or any affiliates (as defined in the Equity Contribution Agreement) of such Investors.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholders’ Approval contemplated by this Agreement:

(a) by mutual written consent of the Company, the Parent and the Merger Sub by action by their respective Boards of Directors;

(b) by the Parent or the Company, by written notice to the other party, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and non-appealable;

(c) by the Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before July 5, 2007 (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any of its obligation under this Agreement shall have proximately contributed to the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(c) and/or Section 8.2(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to January 5, 2008;

(d) by the Parent or the Company, by written notice to the other party, if the Company Shareholders’ Approval or Disinterested Approval shall not have been obtained at a duly held Company Meeting, including any adjournments thereof;

(e) by the Parent, by written notice to the Company, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Company hereunder, such that a condition in Section 8.2 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from the Parent, specifying the nature of such breach and requesting that it be remedied or the Parent shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(f) by the Company, by written notice to the Parent, if there shall have been any breach of any representation or warranty, or any such representation and warranty shall have become untrue and incapable of being cured prior to the Effective Time, or any breach of any covenant or agreement of the Parent or Merger Sub hereunder, such that a condition in Section 8.3 would not be satisfied, and such breach or condition is not curable or, if curable, shall not have been remedied within thirty (30) days after receipt by the Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(g) by the Parent, by written notice to the Company, (A) if the Board of Directors of the Company or any committee thereof (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (ii) shall approve or recommend or enter into an agreement for any acquisition of the Company or a material portion of its assets or any tender offer for shares of capital stock of the Company, in each case, by a party other than the Parent or an affiliate of the Parent, or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii), or (B) if the Company shall have failed to take a vote of the Shareholders of the Company on the Merger prior to the Initial Termination Date;

(h) by the Company subject to and in accordance with the provisions of Section 7.9; and

(i) by the Company if the Stock Purchase Agreement is terminated (except as a result of a breach by the Company of its obligations under the Stock Purchase Agreement) or the parties to the Stock Purchase Agreement (other than the Company) otherwise fail to consummate the transactions contemplated by the Stock Purchase Agreement upon the satisfaction or waiver by the party entitled to waive such a condition of all conditions to the consummation of such transactions (other than any conditions that by their nature are to be satisfied at such consummation); provided that the Company exercises its termination right pursuant to this Section 9.1(i) within five (5) business days of any such termination or failure to so consummate.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Parent pursuant to Section 9.1, this Agreement shall become void and of no effect and there shall be no liability on the part of either the Company or the Parent or their respective officers or directors hereunder, except that Section 7.6, Section 7.11, this Section 9.2 and Section 9.3, the agreement contained in the last sentence of Section 7.1, and Article X shall survive the termination; provided, however, that nothing herein shall relieve any party hereto from any liability or damages resulting from any willful and material breach of this Agreement prior to termination.

Section 9.3 Termination Fee; Expenses.

(a) Termination Fee.

(i) If this Agreement is terminated by the Parent pursuant to Section 9.1(g) or by the Company pursuant to Section 9.1(h), then the Company shall immediately pay to the Parent a termination fee equal to $40 million in cash payable by wire transfer in same day funds; or

(ii) if (A) this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(e), and (B) within twelve (12) months of such termination, (x) the Company enters into a definitive agreement regarding an Acquisition Proposal, (y) becomes a subsidiary of the Person making such Acquisition Proposal or (z) consummates a transaction relating to such Acquisition Proposal, then the Company shall immediately pay to the Parent a termination fee equal to $40 million.

(b) Payment of Expenses Following Termination. If this Agreement is terminated pursuant to (i) Section 9.1(e), (ii) Section 9.1(d) as a result of the Company Shareholders’ Approval or Disinterested Approval not being obtained, (iii) Section 9.1(g), or (iv) Section 9.1(h), then the Company shall promptly (but not later than five (5) business days after receiving notice of termination), pay to the Parent in cash payable by wire transfer in same day funds an amount equal to all documented out-of-pocket expenses and fees incurred by the Parent (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this agreement) not in excess of $10 million. If this Agreement is terminated pursuant to Section 9.1(f), then the Parent shall promptly (but not later than five (5) business days after receiving notice of termination), pay to the Company in cash payable by wire transfer in same day funds an amount equal to all documented out-of-pocket expenses and fees incurred by the Company (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this agreement) not in excess of $10 million.

(c) Nature of Fees. The parties agree that the agreements contained in this Section 9.3 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if one party is or becomes obligated to pay a termination fee pursuant to Section 9.3(a), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fee or expense due under Section 9.3(a) or (b), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid.

(d) Default Amount. Parent and Merger Sub shall be liable to the Company for liabilities and damages resulting from, and the Company acknowledges and agrees that Parent and Merger Sub shall be liable to it hereunder only for, willful and material breaches of this Agreement; provided, however, that in no event shall the liability of Parent and Merger Sub arising out of or relating to any such breaches exceed an aggregate of $70 million (the “Default Amount”), which amount is deposited in cash and/or letters of credit as of the date hereof in the Escrow Account (as defined in the Equity Contribution Agreement) pursuant to the terms of the escrow agreement contemplated by the Equity Contribution Agreement, and provided, further, that under no circumstances shall any investor in, or advisor to, Parent or Merger Sub have any liability to the Company arising out of or relating to any breaches of this Agreement.

Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto at any time before or after the Company Shareholders’ Approval and prior to the Effective Time; provided, however, that after the Company Shareholders’ Approval is obtained, no such amendment which under applicable law would require the further approval of the Company’s shareholders shall be made without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival; Effect of Representations and Warranties. No representations or warranties in this Agreement shall survive the Effective Time.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to the Company, to

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, PA 15219

Attn: Senior Vice President and Chief Legal and Administrative Officer

Telecopy: (412) 393-4151

Telephone: (412) 393-4150

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Michael P. Rogan, Esq.

Telecopy: (202) 393-5760

Telephone: (202) 371-7000

and

(ii) if to the Parent or to the Merger Sub, to

Castor Holdings LLC

Level 22, 125 West 55th Street

New York, NY 10019

Attn: Chris Leslie

Phone: (212) 231-1696

Fax: (212) 231-1828

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Joseph B. Frumkin, Esq.

Telecopy: (212) 558-3588

Telephone: (212) 558-4000

Section 10.3 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.4 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if they are not already followed by such words.

Section 10.6 Counterparts; Effect. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof.

Section 10.9 Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in and for Pittsburgh, Pennsylvania in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in and for Pittsburgh, Pennsylvania.

Section 10.10 Waiver of Jury Trial and Certain Damages. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) WITHOUT LIMITATION TO SECTION 9.3, ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.

Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 10.12 No Specific Enforcement. The parties agree that in the event of a breach of this Agreement, the parties shall not be entitled to specific performance of the terms hereof.

Section 10.13 Obligations of the Parent and of the Company. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirements shall be deemed to include an undertaking on the part of the Parent to cause Merger Sub to take such action.

IN WITNESS WHEREOF, the Company, the Parent and the Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DUQUESNE LIGHT HOLDINGS, INC.

By:	/s/ MORGAN K. O’BRIEN
Name:	Morgan K. O’Brien
Title:	President & CEO

CASTOR HOLDINGS LLC

By:	/s/ CHRIS LESLIE
Name:	Chris Leslie
Title:	Authorized Person

By:	/s/ MARK WONG
Name:	Mark Wong
Title:	Authorized Person

CASTOR MERGER SUB INC.

By:	/s/ CHRIS LESLIE
Name:	Chris Leslie
Title:	Authorized Person

By:	/s/ MARK WONG
Name:	Mark Wong
Title:	Authorized Person

ANNEX B

July 3, 2006

Board of Directors

Duquesne Light Holdings

411 Seventh Ave., 16th floor

Pittsburgh, PA 15219

Members of the Board:

We understand that Duquesne Light Holdings (the “Company”) intends to enter into an Agreement and Plan of Merger dated as of July 5, 2006, by and among the Company, Castor Holdings LLC (“Parent”) and Castor Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”) (the “Agreement”) pursuant to which, among other things, (i) Merger Sub will merge with and into the Company with the Company surviving the merger and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company, other than shares to be cancelled pursuant to the terms of the Agreement, will be converted into the right to receive $20.00 in cash (the “Proposed Transaction”). We further understand that simultaneously with the execution of the Agreement, the Company, Diversified Utility and Energy Trusts (“DUET”), and Industry Funds Management (“IFM”), will enter into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company will sell to DUET and IFM shares of common stock of the Company (or under certain circumstances pursuant to the Purchase Agreement, a substitute amount of shares of convertible preferred stock of the Company for an equivalent consideration) for $16.00 per share for an aggregate value of approximately $141 million (the “Interim Funding Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders (other than Parent and its affiliates) of the consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction including the cap on the liability of Parent and Merger Sub arising out of or relating to any breach of the Agreement by Parent or Merger Sub, or (ii) the Interim Funding Transaction including the fairness of the consideration to be received by the Company in such transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the draft Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company, including financial projections of the Company prepared by the management of the Company, (4) the trading history of the Company’s common stock from June 26, 2003 to June 29, 2006 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (7) published estimates of independent equity research analysts regarding the future financial performance of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware

B-1

of any facts or circumstances that would make such information inaccurate or misleading. In addition, we have assumed that the final Agreement and specific terms of the Proposed Transaction are not materially different from those in the draft versions that we reviewed and analyzed for purposes of delivery of our opinion. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. However, for purposes of our analysis, we have also considered certain somewhat more conservative assumptions and estimates with respect to the tax benefits generated from synfuels operations which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of and our reliance upon such adjusted projections in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a portion of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the shareholders of the Company (other than Parent and its affiliates) in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Macquarie Bank Limited and its affiliates in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Macquarie Bank Limited for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ James M. Metcalfe
LEHMAN BROTHERS

B-2

ANNEX C

DUQUESNE LIGHT HOLDINGS, INC.

September 5, 2006

DQE Holdings LLC

Level 22, 125 West 55th Street

New York, NY 10019

Attn: Chris Leslie

DQE Merger Sub Inc.

Level 22, 125 West 55th Street

New York, NY 10019

Attn: Chris Leslie

Re:	Amendment No. 1 to the Agreement and Plan of Merger

Dear Mr. Leslie:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 5, 2006, by and among Duquesne Light Holdings, Inc. (the “Company”), DQE Holdings LLC (f/k/a Castor Holdings LLC, the “Parent”) and DQE Merger Sub Inc. (f/k/a Castor Merger Sub Inc., the “Merger Sub”). Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In the event that the PaPUC issues an order by which the Company is bound approving the proposed confidential settlement of the 2006 PaPUC Rate Case (any such order, a “Rate Case Order”), then, and only then, the Merger Agreement shall be amended by amending and restating the second sentence of Section 8.2(g) of the Merger Agreement in its entirety as follows:

The term “Adverse Merger Effects” means any terms, conditions, adjustments and other provisions that (i) are included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order (as defined in Section 8.1(c)), and (ii) either (x) reduce or freeze the rates charged to the Light Company’s customers below or at those rates in effect on the date of this Agreement, delay the ability of the Light Company to begin charging the rates contemplated to be charged to the Light Company’s customers in the Final Order relating to the 2006 PaPUC Rate Case, or restrict the Light Company’s ability to pay dividends beyond accumulated net income during periods in which Light Company’s debt to total capitalization ratio does not exceed 60%, or (y) individually or in the aggregate would be reasonably expected to result in a reduction over a twelve month period and on a basis net of all positive effects resulting from any terms, conditions, adjustments and other provisions included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order), in the EBITDA (earnings before income taxes, depreciation and amortization) of the Company and the Company Subsidiaries, taken as a whole, as compared to such EBITDA that would be reasonably expected to result if the Final Order relating to the 2006 PaPUC Rate Case were applied without regard to the terms, conditions, adjustments or other provisions included as part of any Company Required Statutory Approval or Parent Required Statutory Approval pursuant to a Final Order;

provided, however, that if at any time following the issuance of a Rate Case Order but prior to the Closing the Company is no longer bound by the Rate Case Order, then the foregoing amendment shall be without any force or effect and the term “Adverse Merger Effects” shall have the meaning originally ascribed thereto in the Merger Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

If the foregoing accurately reflects our agreement, please so indicate by causing duly authorized officers of the Parent and the Merger Sub to sign in the spaces provided below.

Very truly yours, DUQUESNE LIGHT HOLDINGS, INC.

By:	/S/ MORGAN K. O’BRIEN
Morgan K. O’Brien President and Chief Executive Officer

AGREED AS OF THE DATE

FIRST ABOVE WRITTEN:

DQE HOLDINGS LLC

(formerly Castor Holdings LLC)

By:	/S/ CHRIS LESLIE
Chris Leslie Authorized Person

By:	/S/ MARK WONG
Mark Wong Authorized Person

DQE MERGER SUB INC.

(formerly Castor Merger Sub Inc.)

By:	/S/ CHRIS LESLIE
Chris Leslie Authorized Person

By:	/S/ MARK WONG
Mark Wong Authorized Person

cc:	Joseph P. Frumkin, Esq.

Michael P. Rogan, Esq.

C-2

VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
Duquesne Light Holdings Box 68 Pittsburgh, PA 15230
VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone, and follow the simple instructions presented to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope to Corporate Election Services, Box 3230, Pittsburgh, PA 15230

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL

Access the Website and	Call Toll-Free using a	Return your proxy card

cast your vote:	touch-tone telephone:	in the enclosed postage-

www.cesvote.com	1-888-693-8683	paid envelope.

Voting by Internet or telephone helps us save money and processes your vote immediately.

Vote 24 hours a day, 7 days a week

è

ê	Please fold and detach at perforation before mailing.	ê

Duquesne Light Holdings SPECIAL MEETING OF STOCKHOLDERS—[•], 2006

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL LISTED BELOW

1. ADOPTION OF MERGER AGREEMENT—The proposal to adopt the Agreement and Plan of Merger, dated as of July 5, 2006, by and among Duquesne Light Holdings, Inc., a Pennsylvania corporation, Castor Holdings LLC, a Delaware limited liability company, and Castor Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Castor Holdings LLC.

FOR	AGAINST	ABSTAIN

☐	☐	☐

To obtain an admission ticket for the Special Meeting, place an “X” in the box below. ☐

SIGNATURE(S):	DATE:
NOTE: Stockholder(s) signature(s) should correspond to the name(s) appearing on this proxy. Please give full title if signing in a representative capacity.

                   Duquesne Light Holdings

SPECIAL MEETING OF STOCKHOLDERS—[•], 2006

Duquesne Light Holdings’ Special Meeting of Stockholders will be held on [•], [•], 2006 at [•], at [•] a.m.

The lower portion on the reverse side of this form is your PROXY CARD. THE PROPOSAL IS FULLY EXPLAINED IN THE “NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.” If you plan to attend the Special Meeting, please mark an “X” in the box provided on the reverse side of this proxy card. An admission ticket will be mailed to you at the address imprinted on the front of this form. If your shares are held in joint names, you will each receive an admission ticket. If you intend to bring a guest, please print his or her name on the line next to the admission ticket request box. If your admission ticket is to be sent to an address different than the address imprinted on the front of this form, please print that address on the line next to the admission ticket request box.

If you vote by telephone or Internet and plan to attend the meeting, you can request an admission ticket by following the instructions when you vote. A ticket will be needed for admittance to the meeting.

YOUR VOTE IS IMPORTANT!

If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the meeting.

If you vote by Internet or telephone, please do not mail this proxy card.

ê	Please fold and detach at perforation before mailing.	ê

                   Duquesne Light Holdings

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS—[•], 2006

Morgan K. O’Brien and Douglas L. Rabuzzi, or either of them, are hereby appointed Proxy or Proxies, with full power of substitution, to vote the shares of the stockholder(s) named on the reverse side hereof at the Special Meeting of Stockholders of Duquesne Light Holdings to be held on [•], 2006 and at any adjournments or postponements thereof as directed on the reverse side hereof and in his or their discretion to act upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and, when properly executed and delivered, will be voted as you specify. If not specified, this proxy will be voted FOR Proposal 1 and in the discretion of the holder on such other matters that may properly come before the meeting. This Proxy is revocable.

Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.